                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]      FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

-------------------------------------------------------------------------------

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             STAT HEALTHCARE, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             STAT HEALTHCARE, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies:
  2) Aggregate number of securities to which transaction applies:
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
  4) Proposed maximum aggregate value of transaction:
  5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
  2) Form, Schedule or Registration Statement No.:
  3) Filing Party:
  4) Date Filed:

-------------------------------------------------------------------------------

                              [LOGO APPEARS HERE]

                            12450 GREENSPOINT DRIVE
                                  SUITE 1200
                             HOUSTON, TEXAS 77060

                                                               November 6, 1996

STAT Stockholders:

  You are cordially invited to attend a Special Meeting of the stockholders (the "Special Meeting") of STAT Healthcare, Inc. ("STAT") to be held at 9:00 a.m. (local time) on December 10, 1996, at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas.

  At the Special Meeting, STAT stockholders will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 7, 1996 (the "Merger Agreement") by and among STAT, American Medical Response, Inc. ("American") and SHI Acquisition Corp., a wholly-owned subsidiary of American ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into STAT (the "Merger") and STAT will become a wholly-owned subsidiary of American. In the Merger, each outstanding share of STAT will be converted into the right to receive 0.25 of a share of American common stock. STAT stockholders will receive cash in lieu of any fractional shares which would otherwise be issued in the Merger.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger and has received the opinion of Pacific Growth Equities, Inc., STAT's financial advisor, that the exchange ratio of 0.25 is fair from a financial point of view to holders of STAT common stock. A copy of that opinion is attached as Annex B to the accompanying Proxy Statement/Prospectus. THE BOARD OF DIRECTORS OF STAT HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF STAT STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

  Whether or not you expect to attend the Special Meeting, it is important that your shares be represented. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card.

  Thank you and I look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Russell D. Schneider

                                          Russell D. Schneider
                                          Chairman of the Board
                                          and Chief Executive Officer

                              [LOGO APPEARS HERE]

                            12450 GREENSPOINT DRIVE
                                  SUITE 1200
                             HOUSTON, TEXAS 77060

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of STAT Healthcare, Inc., a Delaware corporation ("STAT"), will be held at 9:00 a.m., local time, on December 10, 1996, at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas.

  The meeting is called for the purpose of considering and voting upon:

  1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of October 7, 1996 (the "Merger Agreement") among American Medical Response, Inc., a Delaware corporation ("American"), SHI Acquisition Corp., a wholly-owned subsidiary of American, and STAT. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus accompanying this Notice.

  2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The proposed merger and other related matters are more fully described in the attached Proxy Statement/Prospectus and the Annexes thereto.

  The Board of Directors has fixed the close of business on November 6, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting, or any adjournments or postponements thereof. Only holders of record of STAT Common Stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of STAT at the above address.

  If you would like to attend the meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

  You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Secretary of STAT at the above address in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.

  Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          /s/ Ned E. Chapman

                                          Ned E. Chapman, Secretary

Houston, Texas
November 6, 1996

                             STAT HEALTHCARE, INC.

                                PROXY STATEMENT

                               ----------------

                        AMERICAN MEDICAL RESPONSE, INC.

                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $0.01 per share ("STAT Common Stock"), of STAT Healthcare, Inc., a Delaware corporation ("STAT"), in connection with the solicitation of proxies by the Board of Directors of STAT for use at a Special Meeting of Stockholders of STAT to be held at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas, on December 10, 1996 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement/Prospectus also constitutes the Prospectus of American Medical Response, Inc., a Delaware corporation ("American") with respect to the issuance of shares of common stock of American, par value $0.01 per share ("American Common Stock"), to be issued to stockholders of STAT, in connection with the proposed merger (the "Merger") of SHI Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of American ("Merger Sub"), with and into STAT pursuant to the Agreement and Plan of Merger dated as of October 7, 1996 (the "Merger Agreement") by and among American, Merger Sub and STAT. American Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "EMT." On November 1, 1996, the closing sale price for American Common Stock as reported in the NYSE Composite Transactions Tape was $30 1/4 per share.

  Based upon the exchange ratio of 0.25 shares of American Common Stock for each share of STAT Common Stock (the "Exchange Ratio") and the number of shares of STAT Common Stock and options and warrants to purchase STAT Common Stock outstanding at November 6, 1996, American would issue approximately 3,975,000 shares of American Common Stock to STAT stockholders in the Merger if options and warrants to purchase STAT Common Stock that are currently exercisable are exercised prior to the Effective Time and would assume options to purchase STAT Common Stock which would be converted into options to purchase approximately 54,000 shares of American Common Stock.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of STAT on or about November 8, 1996.

                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY STAT STOCKHOLDERS.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION PASSED UPON  THE ACCURACY  OR ADEQUACY  OF THIS PROXY
        STATEMENT/PROSPECTUS, ANY REPRESENTATION  TO THE CONTRARY IS A
          CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 6, 1996.

  Upon consummation of the Merger, STAT will be a wholly-owned subsidiary of American. Consummation of the Merger is subject to various conditions, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of STAT Common Stock at the Special Meeting. Holders of approximately 60% of the STAT Common Stock outstanding as of the date of the Merger Agreement have agreed to vote in favor of the approval and adoption of the Merger Agreement and have granted Merger Sub an irrevocable proxy to vote their shares of STAT Common Stock in accordance therewith. See "Other Agreements--Stockholder Agreements."

  All information contained in this Proxy Statement/Prospectus with respect to American and Merger Sub has been provided by American. All information contained in this Proxy Statement/Prospectus with respect to STAT has been provided by STAT.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise. See "Special Meeting--Record Date" and "--Voting Rights; Proxies."

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS................................................   1
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF DOCUMENTS BY REFERENCE...................................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Meeting.............................................................   3
  Change of Vote..........................................................   4
  The Merger..............................................................   4
  Opinion of Financial Advisor............................................   7
  Interests of Certain Persons in the Merger..............................   7
  Certain Federal Income Tax Consequences.................................   8
  Comparative Rights of Stockholders......................................   8
  Comparative Per Share Prices............................................   8
  Selected Historical and Pro Forma Financial Data........................   9
  Unaudited Selected Pro Forma Combined Financial Data....................  12
  Comparative Per Share Data..............................................  13
RISK FACTORS..............................................................  14
INTRODUCTION..............................................................  17
SPECIAL MEETING...........................................................  17
  Purpose of the Special Meeting..........................................  17
  Record Date.............................................................  17
  Quorum..................................................................  17
  Required Vote...........................................................  17
  Voting Rights; Proxies..................................................  18
  Solicitation of Proxies.................................................  18
THE MERGER................................................................  19
  General.................................................................  19
  Effective Time..........................................................  19
  Conversion of Shares; Procedures for Exchange of Certificates...........  19
  Background of the Merger................................................  20
  Reasons of American for Engaging in the Merger..........................  22
  Recommendation of the Board of Directors of STAT; Reasons for the Merg-
 er.......................................................................  22
  Opinion of STAT's Financial Advisor.....................................  23
  Interests of Certain Persons in the Merger..............................  27
  Certain Federal Income Tax Consequences.................................  29
  Anticipated Accounting Treatment........................................  30
  Effect on Stock Options and Warrants....................................  31
  Certain Legal Matters...................................................  31
  Federal Securities Law Consequences.....................................  31
  Stock Exchange Listing..................................................  32
  Dividends...............................................................  32
  Appraisal Rights........................................................  32
  Fees and Expenses.......................................................  32
THE MERGER AGREEMENT......................................................  33
  Terms of the Merger.....................................................  33
  Exchange of Certificates................................................  34
  Representations and Warranties..........................................  35
  Conduct of Business Pending the Merger..................................  36
  Additional Agreements...................................................  39
  Conditions to the Merger................................................  41

  Termination...............................................................  44
  Amendment and Waiver......................................................  45
OTHER AGREEMENTS............................................................  46
  Stockholder Agreements....................................................  46
THE COMPANIES...............................................................  47
  American..................................................................  47
  STAT......................................................................  47
COMPARATIVE PER SHARE PRICES AND DIVIDENDS..................................  76
  American..................................................................  76
  STAT......................................................................  76
UNAUDITED PRO FORMA FINANCIAL STATEMENTS....................................  77
DESCRIPTION OF CAPITAL STOCK OF AMERICAN....................................  85
COMPARATIVE RIGHTS OF STOCKHOLDERS..........................................  85
  Special Meeting of Stockholders...........................................  85
  Stockholder Action by Written Consent.....................................  85
  Advance Notice of Stockholder Proposals and Board Nominations.............  86
  Quorums...................................................................  86
  Classification of the Board of Directors..................................  86
  Removal of Directors......................................................  86
  Vacancies on the Board of Directors.......................................  86
  Indemnification of Directors, Officers and Others.........................  87
  Amendments to Charter.....................................................  87
  By-Laws...................................................................  87
  Vote Required for Mergers.................................................  87
OTHER MATTERS...............................................................  88
VALIDITY OF THE SHARES AND TAX MATTERS......................................  88
EXPERTS.....................................................................  88
STOCKHOLDER PROPOSALS.......................................................  89
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF STAT.......................... F-1
Annexes:
  A. Agreement and Plan of Merger
  B. Opinion of STAT's Financial Advisor, Pacific Growth Equities, Inc.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of American Medical Response, Inc. and STAT Healthcare, Inc. Such statements relate to, among other matters, analyses, including an opinion from financial advisors to STAT Healthcare, Inc.'s Board of Directors as to the fairness from a financial point of view of the exchange ratio in the Merger, based upon forecasts of future results, and estimates of amounts that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "Risk Factors," "The Merger," "The Companies" and other sections of this Proxy Statement/Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested in this Proxy Statement/Prospectus, including among others, risks associated with the integration of acquisitions by American Medical Response, Inc., fluctuations in American Medical Response, Inc. operating results because of the acquisitions and variations in stock prices, changes in reimbursement practices or rates or in applicable government regulations, as well as other factors described elsewhere in this Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

  American and STAT are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each of American and STAT makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by American can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the shares of American Common Stock are listed.

  This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Proxy Statement/Prospectus is a part, and which American has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to American and the securities of American offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  American hereby incorporates by reference into this Proxy
Statement/Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

  1.American's Current Report on Form 8-K filed on January 16, 1996;

  2.American's Current Report on Form 8-K filed on October 11, 1996;

  3.American's Quarterly Reports on Form 10-Q for the quarters ended March
  31, 1996 and June 30, 1996,   as amended by American's Quarterly Report on
  Form 10-Q/A for the quarter ended June 30, 1996;

  4.American's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

  5. The description of American Common Stock in American's Registration Statement on Form 8-A (no. 1-11196), as amended.

  In addition, all reports and other documents filed by American pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in the case of any statement in such an incorporated document), or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, TO: AMERICAN MEDICAL RESPONSE, INC., 2821 SOUTH PARKER ROAD, 10TH FLOOR, AURORA, COLORADO 80014 ATTENTION: ANNA MARIE DUNLAP, VICE PRESIDENT, INVESTOR RELATIONS, (TELEPHONE NO.: (303) 614-8570). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE DECEMBER 3, 1996.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. Stockholders of STAT should read carefully this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

                                 THE COMPANIES

AMERICAN MEDICAL RESPONSE, INC.

  American is the leading provider of emergency and non-emergency ambulance services in the United States. American provides pre-hospital emergency medical care and ambulance services to patients in response to "911" emergency medical calls. Additionally, American provides non-emergency ambulance services to patients during transfer to and from healthcare facilities and residences and non-medical transport services to the physically challenged and the elderly. American completed approximately 1,710,000 transports in response to calls for its services during 1995, expects to complete approximately 2,600,000 transports in response to calls for its services during 1996, and currently provides ambulance services in 28 states.

  The executive offices of American are located at 2821 South Parker Road, Aurora, Colorado 80014, and its telephone number is (303) 614-8500.

STAT HEALTHCARE, INC.

  STAT provides a continuum of disease management services primarily to diabetic patients with complications such as end-stage renal disease ("ESRD" or "chronic kidney failure") and non-healing wounds. STAT also provides physician practice management services to affiliated physician groups which staff hospital emergency departments. As of October 1, 1996, STAT operated five kidney dialysis facilities, managed two hyperbaric oxygen ("HBO") therapy facilities and had entered into contracts to manage three additional HBO therapy facilities commencing in October 1996, and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. As of October 1, 1996, STAT, through its affiliated physician groups, also provided physician practice management services to 24 hospital emergency departments, 17 of which are in the Houston greater metropolitan area.

  The executive offices of STAT are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060, and its telephone number is (713) 872-6900.

                                  THE MEETING

TIME, PLACE AND DATE

  The Special Meeting of STAT's stockholders will be held at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas on December 10, 1996, at 9:00 a.m., local time (including any and all adjournments or postponements thereof, the "Special Meeting").

PURPOSE OF THE MEETING

  At the Special Meeting, holders of STAT Common Stock will consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement providing for the merger of Merger Sub with and into STAT. Holders of STAT Common Stock will also transact such other business as may properly come before the Special Meeting.

  THE BOARD OF DIRECTORS OF STAT HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT STAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL. SEE "THE MERGER--BACKGROUND OF THE MERGER," "--RECOMMENDATION OF THE BOARD OF DIRECTORS OF STAT; REASONS FOR THE MERGER" AND "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

VOTES REQUIRED; RECORD DATE

  The Merger Proposal will require approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of STAT Common Stock. Holders of STAT Common Stock are entitled to one vote per share. Only holders of STAT Common Stock at the close of business on November 6, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. See "Special Meeting."

  Holders of approximately 60% of the STAT Common Stock outstanding as of the date of the Merger Agreement entered into stockholder agreements with American pursuant to which such holders agreed, among other things, to vote in favor of the Merger Agreement and have granted Merger Sub an irrevocable proxy to vote their shares of STAT Common Stock in accordance therewith. See "Other Agreements--Stockholder Agreements."

                                 CHANGE OF VOTE

  STAT stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Special Meeting by giving written notice to the Secretary of STAT at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060, by signing and returning a later dated proxy or by voting in person at the Special Meeting. ACCORDINGLY, STOCKHOLDERS OF STAT WHO HAVE EXECUTED AND RETURNED PROXY CARDS IN ADVANCE OF THE SPECIAL MEETING MAY CHANGE THEIR VOTE AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING.

                                   THE MERGER

THE MERGER

  Pursuant to the Merger Agreement, Merger Sub will be merged with and into STAT and STAT will become a wholly-owned subsidiary of American.

MERGER CONSIDERATION

  Pursuant to the Merger, each outstanding share of STAT Common Stock (other than shares owned by STAT as treasury stock or by its subsidiaries or by American or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.25 of a share of American Common Stock. See "The Merger Agreement-- Terms of the Merger."

EXCHANGE OF CERTIFICATES

  As soon as practicable after the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time"), The First National Bank of Boston, c/o Boston EquiServe, or another person designated by American in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each STAT stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates representing STAT Common Stock to be exchanged for American Common Stock. See "The Merger Agreement--Exchange of Certificates."

  STAT STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR STAT COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. STAT STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CONDITIONS TO THE MERGER; TERMINATION; FEES

  The obligations of American, Merger Sub and STAT to consummate the Merger are subject to various conditions, including but not limited to: (i) the effectiveness of the Registration Statement; (ii) obtaining requisite approval of the stockholders of STAT; (iii) approval for listing on the NYSE, subject to official notice of issuance, of the American Common Stock to be issued in connection with the Merger; (iv) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (v) the absence of any preliminary or permanent injunction or other order by any court preventing the consummation of the Merger; (vi) receipt of opinions of counsel to American and of KPMG Peat Marwick LLP, independent certified public accountants of STAT and American, as to the tax treatment of the Merger; and (vii) receipt of an opinion of KPMG Peat Marwick LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment. See "The Merger Agreement-- Conditions to the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of STAT: (i) by mutual written consent of the Boards of Directors of American and STAT; (ii) by American or STAT, if the Merger shall not have been consummated by March 31, 1997 (provided that such right to terminate shall not be available to any party whose obligation to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (iii) by American or STAT, if a court or other governmental authority shall have issued a nonappealable final order permanently enjoining or otherwise prohibiting the Merger (provided that such right to terminate the Merger Agreement shall not be available to any party who has not complied with its obligations under the Merger Agreement and such noncompliance materially contributed to the issuance of such order); (iv) by American, if the requisite vote of the stockholders of STAT shall not have been obtained by March 31, 1997; (v) by American or STAT, if the Board of Directors of STAT withdraws, modifies or changes its approval of the Merger Agreement or the Merger in a manner adverse to American; (vi) by American or STAT, if after receipt by STAT of an Acquisition Proposal (as defined in the Merger Agreement), American requests in writing that the Board of Directors of STAT reconfirm its recommendation of the Merger Agreement and the Board of Directors of STAT fails to do so within ten business days; (vii) by American or STAT, if the Board of Directors of STAT recommends to the stockholders of STAT an Alternative Transaction (as defined in "The Merger Agreement--Termination") or recommends that the stockholders of STAT tender their shares in a tender or exchange offer by a person other than American for 25% or more of the outstanding STAT Common Stock; (viii) by American or STAT if (1) any representation or warranty of STAT or American, respectively, set forth in the Merger Agreement shall be untrue when made, or (2) upon a breach of any covenant or agreement on the part of STAT or American, respectively, set forth in the Merger Agreement and, in the case of any such breach that is curable, if such breach shall not have been cured within ten days after the nonbreaching party gives the breaching party written notice of such breach, in each case such that the corresponding conditions set forth in the Merger Agreement would not be satisfied (either (1) or (2) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 31, 1997 by STAT or American, as the case may be, through the exercise of its reasonable best efforts and for so long as STAT or American, as the case may be, continues to exercise such reasonable best efforts, neither American nor STAT, respectively, may terminate the Merger Agreement under this section; or (ix) by American, if any representation or warranty of STAT shall have become untrue such that the corresponding condition set forth in the Merger Agreement would not be satisfied, or by STAT, if any representation or warranty of American shall have become untrue such that the corresponding condition in the Merger Agreement would not be satisfied, in either case other than by reason of a Terminating Breach. See "The Merger Agreement--Termination--Conditions to Termination."

  STAT will pay American a fee of $4.5 million plus reasonable, documented out-of-pocket expenses of up to $500,000, if the Merger Agreement is terminated:
(i) by American, because of the failure to obtain the requisite vote for approval of the Merger Agreement by the stockholders of STAT by March 31, 1997, if a proposal for an Alternative Transaction is made prior to the date of the Special Meeting; (ii) by American or STAT, because the STAT Board of Directors withdraws, modifies or changes its approval of the Merger Agreement or the Merger in a manner adverse to American; (iii) by American or STAT, if after receipt by STAT of an Acquisition Proposal, American requests in writing that the Board of Directors of STAT reconfirm its recommendation of the Merger Agreement and the Board of Directors of STAT fails to do so within ten business days; (iv) by American or STAT, because the STAT Board of Directors recommends to the stockholders of STAT an Alternative Transaction or recommends that the stockholders of STAT tender their shares in a tender or exchange offer, as set forth above; (v) by American, because any representation or warranty of STAT set forth in the Merger Agreement shall be untrue when made or upon a breach on the part of STAT of any covenant or agreement set forth in the Merger Agreement (and, in the case of any such breach that is curable, if such breach shall not have been cured within ten days after American gives STAT written notice of such breach), in each case such that the conditions to closing the Merger set forth in the Merger Agreement as to the accuracy of STAT's representations and warranties and the performance of STAT's agreements and covenants required to be performed prior to the Effective Time would not be satisfied, unless such breach is curable prior to March 31, 1997 through the exercise of STAT's reasonable best efforts and STAT continues to exercise such reasonable best efforts. See "The Merger Agreement--Termination--Fees and Expenses."

  American will pay STAT a fee of $4.5 million plus reasonable, documented out-of-pocket expenses of up to $500,000, if the Merger is terminated by STAT because any representation or warranty of American shall have been untrue when made or upon a breach on the part of American of any covenant or agreement set forth in the Merger Agreement (and, in the case of any such breach that is curable, if such breach shall not have been cured within ten days after STAT gives American written notice of such breach), in each case such that the conditions to closing the Merger set forth in the Merger Agreement as to the accuracy of American's representations and warranties and the performance of American's agreement and covenants required to be performed prior to the Effective Time would not be satisfied, unless such breach is curable prior to March 31, 1997 through the exercise of American's reasonable best efforts and American continues to exercise such reasonable best efforts.

LISTING

  It is a condition to the Merger that the shares of American Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

DIVIDENDS

  Under the terms of the Merger Agreement, STAT is not permitted to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, without the prior written consent of American. In addition, pursuant to the Merger Agreement, American is not permitted to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, without the prior written consent of STAT.

APPRAISAL RIGHTS

  Under the General Corporation Law of the State of Delaware (the "DGCL"), the holders of STAT Common Stock are not entitled to any appraisal rights with respect to the Merger. See "The Merger--Appraisal Rights."

GOVERNMENTAL APPROVALS REQUIRED

  Prior to consummating the Merger, American, STAT and certain STAT stockholders must file notifications under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). See "The Merger--Certain Legal Matters."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of a letter from KPMG Peat Marwick LLP, independent certified public accountants of American and STAT, confirming that the Merger will qualify for "pooling of interests" accounting treatment, is a condition to consummation of the Merger.

                          OPINION OF FINANCIAL ADVISOR

  Pacific Growth Equities, Inc. ("Pacific Growth Equities") delivered its written opinion dated October 7, 1996 to the Board of Directors of STAT that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of STAT Common Stock. For information on the assumptions made, matters considered and limits of the review undertaken by Pacific Growth Equities, see "The Merger--Opinion of STAT's Financial Advisor." STOCKHOLDERS ARE URGED TO READ IN ITS ENTIRETY THE OPINION OF PACIFIC GROWTH EQUITIES ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Merger Agreement provides for certain arrangements with respect to employment agreements with certain STAT directors and officers and indemnification and insurance arrangements for STAT directors and officers. Upon consummation of the Merger, pursuant to the Merger Agreement, Russell D. Schneider, who is currently the Chairman of the Board and Chief Executive Officer of STAT, will be appointed to the Board of Directors of American by the directors of American. Upon consummation of the Merger, based on the number of outstanding shares of American Common Stock and STAT Common Stock as of November 1, 1996, directors and executive officers of STAT will own approximately 9.9% of the outstanding shares of American Common Stock. David C. Colby, who is a director of STAT, is also a director and an executive officer of American. In addition, at the Effective Time, STAT's right under its stock plan to repurchase shares of STAT Common Stock issued upon exercise of options held by David C. Colby and by Ann N. James, Ph.D., also a director of STAT, in each case, to purchase 20,000 shares of STAT Common Stock at an exercise price of $7.75 per share will terminate. See "The Merger--Interests of Certain Persons in the Merger."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is expected that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized for federal income tax purposes by holders of STAT Common Stock upon the conversion of STAT Common Stock into American Common Stock in the Merger (except with respect to any cash received in lieu of a fractional share interest in American Common Stock). The obligation of American and Merger Sub to consummate the Merger is conditioned on the receipt by American of an opinion of Ropes & Gray, its counsel, and the obligation of STAT to consummate the Merger is conditioned on the receipt by STAT of an opinion of KPMG Peat Marwick LLP, independent certified public accountants of STAT and American, in each case to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. See "The Merger--Certain Federal Income Tax Consequences." STAT stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of STAT currently are governed by Delaware law, STAT's Certificate of Incorporation and STAT's By-Laws. Upon consummation of the Merger, stockholders of STAT will become stockholders of American, which is also a Delaware corporation, and their rights as stockholders of American will be governed by Delaware law, American's Certificate of Incorporation and American's By-Laws. For a discussion of various differences between the rights of stockholders of STAT and the rights of stockholders of American, see "Description of Capital Stock of American" and "Comparative Rights of Stockholders."

                          COMPARATIVE PER SHARE PRICES

  The American Common Stock is traded on the NYSE under the symbol "EMT." The STAT Common Stock is traded on the Nasdaq National Market under the symbol "STHC." The high and low sales price for STAT Common Stock on October 7, 1996, the last full trading day before the execution of the Merger Agreement and the announcement of the Merger, were $8.375 and $7.625, respectively. The following table sets forth the closing price per share of the American Common Stock as reported in the NYSE Composite Transactions Tape and the closing price per share of the STAT Common Stock as reported by the Nasdaq National Market on October 7, 1996, the last full trading day before the execution of the Merger Agreement and the announcement of the Merger, and on November 1, 1996, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, and the equivalent pro forma per share value of STAT Common Stock based on American Common Stock prices.

                                          AMERICAN       STAT          STAT
                                        COMMON STOCK COMMON STOCK   PRO FORMA
                                           PRICE        PRICE     EQUIVALENT (1)
                                        ------------ ------------ --------------
October 7, 1996........................   $37 1/2       $8 3/8       $9 3/8
November 1, 1996.......................    30 1/4        7 3/8        7 9/16

--------
(1) Represents the equivalent pro forma value of one share of STAT Common Stock calculated by multiplying the closing price of one share of American Common Stock on the dates listed above by the Exchange Ratio.
  See "Comparative Per Share Prices and Dividends."

                            SELECTED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA

  The following selected historical financial data of American and STAT have been derived from their respective historical audited and unaudited consolidated financial statements. The selected historical data of American should be read in conjunction with American's consolidated financial statements and the notes thereto that are incorporated herein by reference. The selected historical data of STAT should be read in conjunction with STAT's Consolidated Financial Statements and Notes thereto and "The Companies--STAT--Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  The selected historical financial data of American for all periods includes the consolidated results of the four ambulance service providers acquired by American concurrent with its initial public offering in August 1992 and the three ambulance providers acquired by American in June 1993, February 1994, and February 1995 in transactions accounted for as poolings of interests. The historical data for the ambulance service providers acquired by American through June 30, 1996 and accounted for as purchases are included from their respective dates of acquisition.

  The selected historical financial data of STAT for all periods presented includes STAT's affiliated physician groups, South Texas Acute Trauma Physicians, P.A. ("STAT Physicians I") and STAT Physicians, P.A. ("STAT Physicians II"), and AmHealth Corporation and certain related entities which were acquired by STAT in June 1996 in a transaction accounted for as a pooling of interests.

  The selected historical financial data of American and STAT as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 have been derived from unaudited consolidated financial statements. Such unaudited data reflects all adjustments (consisting only of normal, recurring adjustments) necessary for the fair presentation of the financial condition as of that date and the results of operations for those unaudited interim periods for each of American and STAT. The results of operations for those interim periods are not necessarily indicative of the results to be expected for any other period.

  The unaudited selected pro forma combined financial data give effect to the merger of American and STAT as if the transaction was accounted for as a pooling of interests and occurred, for balance sheet purposes, on June 30, 1996 and, for statements of earnings purposes, on January 1, 1993. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of American's future results. It does not include any one-time, nonrecurring Merger-related costs, nor does it incorporate any benefits from any potential cost savings or synergies following the Merger.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

AMERICAN

                                                                                  SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                JUNE 30,
                                     -------------------------------------------- -----------------
                                       1995     1994     1993     1992     1991     1996     1995
                                     -------- -------- -------- -------- -------- -------- --------
                                                                                     (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENTS
 OF EARNINGS DATA :
Total revenue......................  $483,846 $327,364 $217,883 $147,052 $131,504 $322,595 $220,567
Operating expenses:
 Salaries and benefits.............   245,142  168,474  110,298   76,631   65,781  161,349  112,491
 Uncompensated care................    92,345   64,217   44,656   30,477   27,723   61,573   42,585
 Other operating expenses..........    77,875   52,278   36,211   24,046   22,001   51,077   35,573
 Depreciation......................    15,671   10,594    6,805    4,610    3,943   10,707    7,023
 Amortization of intangibles.......     5,288    2,741    1,664      671    1,059    4,585    1,939
 Restructuring charge..............    23,000      --       --       --       --       --       --
                                     -------- -------- -------- -------- -------- -------- --------
 Total operating expenses..........   459,321  298,304  199,634  136,435  120,507  289,291  199,611
                                     -------- -------- -------- -------- -------- -------- --------
 Earnings from operations..........    24,525   29,060   18,249   10,617   10,997   33,304   20,956
Interest expense, net..............     3,222    1,592      959      923    1,376    4,669    1,432
                                     -------- -------- -------- -------- -------- -------- --------
 Earnings before income taxes......    21,303   27,468   17,290    9,694    9,621   28,635   19,524
Income taxes.......................    10,866   11,644    7,489    4,340    4,025   12,828    9,196
                                     -------- -------- -------- -------- -------- -------- --------
 Net earnings......................  $ 10,437 $ 15,824 $  9,801 $  5,354 $  5,596 $ 15,807 $ 10,328
                                     ======== ======== ======== ======== ======== ======== ========
 Pro forma net earnings (1)........  $ 10,950 $ 16,103 $ 10,463 $  6,103 $  5,447 $ 15,807 $ 10,841
                                     ======== ======== ======== ======== ======== ======== ========
Pro forma net earnings per common
 share:
 Primary...........................  $   0.60 $   1.06 $   0.80 $   0.60 $   0.58 $   0.78 $   0.65
                                     ======== ======== ======== ======== ======== ======== ========
 Fully diluted.....................  $   0.60 $   1.06 $   0.80 $   0.60 $   0.58 $   0.77 $   0.65
                                     ======== ======== ======== ======== ======== ======== ========
Weighted average common shares
 outstanding:
 Primary...........................    18,126   15,181   13,009   10,243    9,367   20,186   16,674
                                     ======== ======== ======== ======== ======== ======== ========
 Fully Diluted.....................    18,126   15,181   13,009   10,243    9,367   22,933   16,674
                                     ======== ======== ======== ======== ======== ======== ========

                                                           DECEMBER 31,
                                             ----------------------------------------
                                                                                            JUNE 30,
                                              1995     1994     1993    1992    1991           1996
                                             ------- -------- -------- ------- ------      -----------
                                                                                           (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Working capital............................   32,181 $ 29,457 $ 53,027 $28,027 12,115       $ 64,057
Property and equipment, net................   64,669   39,361   22,340  13,763 12,488         70,602
Total assets...............................  476,381  236,859  140,830  79,585 48,360        555,126
Current maturities of debt.................   13,919    8,166    4,190   7,091  6,527         19,841
Long-term debt.............................  101,660   42,890    3,095   9,076  9,419        151,869
Stockholders' equity.......................  249,564  130,732  106,914  40,731 16,409        274,863

--------
(1) Certain adjustments have been made for salaries and benefits and income taxes related to companies that were S corporations for federal income tax purposes prior to their acquisition by American.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STAT

                                                                 SIX MONTHS
                                                                    ENDED
                                       YEAR ENDED DECEMBER 31,    JUNE 30,
                                       ----------------------- ----------------
                                        1995   1994(1) 1993(2)  1996     1995
                                       ------- ------- ------- -------  -------
                                                                 (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENTS OF
 EARNINGS DATA:
Net service revenues.................. $23,141 $14,521 $10,043 $16,663  $10,375
                                       ------- ------- ------- -------  -------
Operating expenses:
 Professional medical fees............   9,241   7,714   6,823   6,695    4,548
 Human resources......................   4,640   1,949   1,107   3,516    1,625
 Supplies.............................   1,818   1,143     375   1,136      822
 Billing and collection costs.........   1,461     795     304     996      697
 Other costs..........................   2,215   1,440     784   1,437      899
                                       ------- ------- ------- -------  -------
   Total operating expenses...........  19,375  13,041   9,393  13,780    8,591
                                       ------- ------- ------- -------  -------
Operating income......................   3,766   1,480     650   2,883    1,784
Interest and other (income) expense,
 net..................................     121       5      33     133       29
Reorganization costs..................     --      --      --    1,269      --
                                       ------- ------- ------- -------  -------
Income before income taxes............   3,645   1,475     617   1,481    1,755
Income taxes..........................     347      65     --      (44)     181
                                       ------- ------- ------- -------  -------
Net income............................ $ 3,298 $ 1,410 $   617 $ 1,525  $ 1,574
                                       ======= ======= ======= =======  =======
 Pro forma net income(3).............. $ 2,406 $   974 $   407     948  $ 1,158
                                       ======= ======= ======= =======  =======
 Pro forma net income per common
  share............................... $  0.20 $  0.11 $  0.05 $  0.06  $  0.13
                                       ======= ======= ======= =======  =======
 Number of shares used in computing
  pro forma net income per share......  11,897   8,545   7,458  15,320    9,078
                                       ======= ======= ======= =======  =======

                                              DECEMBER 31,
                                          --------------------      JUNE 30,
                                           1995    1994  1993         1996
                                          ------- ------ -----     -----------
                                                                   (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE SHEET
 DATA:
Working capital.......................... $ 5,618 $1,215 $ 197       $4,189
Total assets.............................  10,575  4,824 1,143       13,759
Long-term debt and capital lease
 obligations, less current portion.......   1,640  1,194   330        2,282
Total liabilities........................   4,203  3,045   697        7,099
Stockholders' equity.....................   6,372  1,779   446        6,660

--------
(1) Represents consolidated financial data for STAT for the year ended December 31, 1994 combined with financial data for STAT Physicians I for the eight months ended August 31, 1994.
(2) Represents consolidated financial data for STAT combined with financial data for STAT Physicians I.
(3) Certain adjustments have been made for income taxes related to companies that were partnerships or S corporations for federal income tax purposes prior to their acquisition by STAT.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,       JUNE 30,
                                      -------------------------- -----------------
                                        1995     1994     1993     1996     1995
                                      -------- -------- -------- -------- --------
PRO FORMA COMBINED STATEMENTS
  OF EARNINGS DATA (1):
Total revenue........................ $513,648 $344,638 $228,631 $345,858 $233,704
Operating expenses:
  Salaries and benefits..............  259,189  178,275  118,181  171,431  118,738
  Uncompensated care.................   99,006   66,970   45,361   68,173   45,347
  Other operating expenses...........   82,815   55,295   37,640   54,517   37,805
  Depreciation.......................   16,059   10,817    6,886   10,965    7,135
  Amortization of intangibles........    5,288    2,741    1,664    4,585    1,939
  Restructuring charge and merger
   costs.............................   23,000      --       --     1,269      --
                                      -------- -------- -------- -------- --------
    Total operating expenses.........  485,357  314,098  209,732  310,940  210,964
                                      -------- -------- -------- -------- --------
    Earnings from operations.........   28,291   30,540   18,899   34,918   22,740
Interest expense, net................    3,343    1,597      992    4,802    1,461
                                      -------- -------- -------- -------- --------
  Earnings before income taxes.......   24,948   28,943   17,907   30,116   21,279
Income taxes.........................   11,213   11,709    7,489   12,784    9,377
                                      -------- -------- -------- -------- --------
  Net earnings....................... $ 13,735 $ 17,234 $ 10,418 $ 17,332 $ 11,902
                                      ======== ======== ======== ======== ========
  Pro forma net earnings............. $ 13,356 $ 17,077 $ 10,870 $ 16,755 $ 11,999
                                      ======== ======== ======== ======== ========
Pro forma net earnings per common
 share (2):
  Primary............................ $   0.61 $   0.90 $   0.65 $   0.70 $   0.59
                                      ======== ======== ======== ======== ========
  Fully Diluted...................... $   0.61 $   0.90 $   0.65 $   0.70 $   0.59
                                      ======== ======== ======== ======== ========
Weighted average common shares
 outstanding (2).....................
  Primary............................   21,870   18,925   16,753   23,930   20,418
                                      ======== ======== ======== ======== ========
  Fully Diluted......................   21,870   18,925   16,753   26,677   20,418
                                      ======== ======== ======== ======== ========

                                                                       JUNE 30,
                                                                         1996
                                                                       --------
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital....................................................... $ 68,246
Property and equipment, net...........................................   73,751
Total assets..........................................................  568,885
Current maturities of debt............................................   21,399
Long-term debt........................................................  154,151
Stockholders' equity..................................................  281,523

--------
(1) The historical consolidated statements of earnings data for STAT have been reclassified to conform with American's financial statement presentation.
(2) Assumes that 0.25 of a share of American Common Stock was issued in exchange for each share of STAT Common Stock outstanding.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of American and STAT and combined per share data on an unaudited pro forma basis after giving effect to the Merger as if it had occurred on January 1, 1993 on a pooling-of-interests basis assuming that 0.25 of a share of American Common Stock was issued in exchange for each share of STAT Common Stock outstanding. This data should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of American and STAT and the notes thereto that are included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. The selected pro forma combined financial information of American and STAT is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had American and STAT been a single entity during the periods presented.

                                                                   SIX MONTHS
                                                                     ENDED
                                         YEAR ENDED DECEMBER 31,    JUNE 30,
                                         ------------------------ ------------
                                           1995    1994    1993    1996  1995
                                         -------- ------- ------- ------ -----
AMERICAN(1):
Historical earnings per share........... $   0.60 $  1.06 $  0.80 $ 0.77 $0.65
Pro forma combined earnings per share... $   0.61 $  0.90 $  0.65 $ 0.70 $0.59
Historical book value per share......... $  12.56                 $13.31
Pro forma combined book value per
 share.................................. $  10.84                 $11.54
STAT(1):
Historical earnings per share........... $   0.20 $  0.11 $  0.05 $ 0.06 $0.13
Equivalent pro forma earnings per
 share(2)............................... $   0.15 $  0.23 $  0.16 $ 0.18 $0.15
Historical book value per share......... $   0.43                 $ 0.45
Equivalent pro forma book value per
 share(2)............................... $   2.71                 $ 2.89

--------
(1) Neither American nor STAT paid any cash dividends for the periods presented.
(2) Computed assuming the conversion ratio of 4 shares of STAT Common Stock for each share of American Common Stock.

                                 RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE STOCKHOLDERS OF STAT SHOULD CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, WHICH COULD AFFECT THE RESULTS OF AMERICAN.

  GROWTH STRATEGY--ACQUISITION OF AMBULANCE PROVIDERS. American's growth strategy depends in large measure on its ability to acquire additional ambulance service providers. Competition for the acquisition of ambulance service providers is increasing as the ambulance service industry continues to undergo consolidation. Certain of American's existing and potential competitors have significantly greater capital resources than American. Although American has acquired numerous ambulance service providers, there can be no assurance that suitable additional acquisition candidates can be identified, acquired or successfully integrated into American's operations. American has used a combination of cash, American Common Stock and subordinated debt as consideration for past acquisitions and plans to continue to use these forms of consideration in the future. In the event that the American Common Stock does not maintain a sufficient valuation or if potential acquisition candidates are unwilling to accept American's securities as consideration, American will be required to use more cash resources to continue its acquisition program. In addition, if sufficient financing is not available as needed on terms acceptable to American, American's growth strategy could be adversely affected.

  POSSIBLE ADVERSE CHANGES IN REIMBURSEMENT RATES OR COVERAGE. A substantial majority of American's revenues are attributable to payments received from third-party payors, including Medicare, Medicaid and private insurers. The revenues, cash flows and profitability of American, like those of other companies in the healthcare industry, are affected by the continuing efforts of third-party payors to control expenditures for healthcare. Medicare and Medicaid reforms adopted by Congress in 1995 called for a seven-year freeze on rates for ambulance services. Although these reforms were vetoed by the President, there exists a potential for a freeze of Medicare reimbursement rates for ambulance services in the future. Any freeze in Medicare reimbursement or insufficient increases in rates to compensate for increases in inflation could have an adverse impact on American's business, financial condition and results of operation. In addition, Congressional hearings in December 1994 focused attention on efforts within the Health Care Financing Administration ("HCFA") to control Medicare expenditures for ambulance services. The hearings specifically addressed two areas: provision of ambulance services to and from dialysis facilities and reimbursement at advanced life support ("ALS") rates for ambulance transports where ALS services are made available to the patient but not needed at the time the service is provided. American believes that it is in substantial compliance with current regulations for reimbursement for ambulances services to and from dialysis treatment facilities which require documentation of medical necessity and does not believe that any initiatives in this area would have a material adverse effect on American. Any initiative to address the ALS reimbursement issue would affect virtually all providers of emergency ambulance service, including American. Under current rules, ALS service is reimbursed at ALS rates if, based on an assessment of the patient's condition, it is determined that ALS service is medically necessary or if ALS response is required under "911" contracts or state or local law. Under a new proposal that HCFA is considering for proposed rule-making in late 1996 or early 1997, an ambulance provider would only be reimbursed at ALS rates, if ALS services were medically necessary at the time the service is provided. The proposal HCFA is currently considering would likely receive substantial opposition from many interested groups, including public and private ambulance providers, state and local governments that mandate ALS responses and patient advocacy groups. In addition, American believes that any change in ALS reimbursement would not become final prior to the spring of 1997 and, if adopted, would be phased in or otherwise structured so as to minimize any adverse effect on ambulance service providers. American could make adjustments to mitigate the effect of any such HCFA proposal. For example, most of American's 911 contracts provide for a renegotiation of rates in the event of a change in reimbursement policy. In addition, American could potentially offset reduced Medicare revenue by negotiating for increases in local operating subsidies. American could also attempt to change the staffing of its ambulance crews or negotiate for longer response times both of which would reduce operating costs. Because of the preliminary nature of this proposal, American is unable to predict whether HCFA will adopt the current proposal and is unable to determine the impact of any proposal adopted by the HCFA. However, if a proposal like the one HCFA is currently considering were to become law without any phase-in period and if American were unable to mitigate its effect, it would at least in the short term have an adverse effect on American's profitability. Reimbursement can also be influenced by the financial instability of private third-party payors and by budget pressures and cost shifting by governmental payors. A reduction in coverage or reimbursement rates by third-party payors could have a material adverse effect on American's business. In addition, some states are considering various healthcare and insurance reform proposals. No assurance can be given that any such reforms will not have a material adverse effect on American. In addition, the regional Medicare carrier in American's Mid-Atlantic Region, which includes Pennsylvania, New Jersey and Delaware, has recently changed its practice of reimbursement based on the location of the administrative offices of an ambulance service provider to the location of the facility where the transporting ambulance is garaged. This change in reimbursement rates, which became effective in October of 1996, has and will continue to reduce American's reimbursement for certain transports in its Mid-Atlantic Region. American has taken steps to mitigate the effect of this change, including requesting an increase in the allowable Medicare reimbursement rate through the inherent reasonableness process, and relocating the location of certain garage facilities. American is also considering billing services directly to patients instead of accepting Medicare assignment. If American is unable to mitigate the effect of this change, such change in reimbursement practice could have a material adverse effect on American's business, financial condition and results of operation.

  GOVERNMENT REGULATION. Various state and federal laws regulate ambulance providers, physicians and other clinicians and other providers of healthcare services. These laws include the fraud and abuse provisions of the Social Security Act, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients, or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to American or, after the Merger, to its affiliated physician groups, could result in significant loss of reimbursement to American.

  COMPETITION. The ambulance service industry is highly competitive. Principal participants include government entities, large regional ambulance service providers, hospitals and numerous local providers. In some areas in which American operates, American has begun to experience intense competition from fire departments, particularly for emergency services. The entry by local fire districts into markets for ambulance transport services in areas in which American operates could have a material adverse effect on American's business, financial condition and results of operation. Certain existing and potential competitors of American have significantly greater capital resources than American. There can be no assurance that municipalities or healthcare facilities that presently contract for ambulance services will not choose to provide ambulance services directly in the future.

  RISKS OF OPERATIONS AND GROWTH OF STAT BUSINESS. American has not previously operated an emergency department physician management service business or a disease management business. Such businesses present risks that are in some ways different from the risks of operating an ambulance service business, including the following:

  Growth Strategy. Following the consummation of the Merger, American's growth strategy will depend in part on its ability to develop or acquire dialysis facilities and to enter into additional hospital-based HBO therapy and physician practice management contracts, particularly through strategic relationships with hospital networks. There can be no assurance that American will be able to develop new dialysis facilities or identify, acquire or successfully integrate acquired dialysis facilities, or that American will be able to identify, enter into or successfully integrate additional HBO therapy or physician practice management contracts. In addition, the regulatory framework of certain jurisdictions in which STAT does not operate, or changes in the regulatory framework of the jurisdiction in which STAT currently operates, may limit American's ability to expand the operations of STAT into, or its ability to continue STAT's operations within, new and existing geographical markets if American is unable to modify the operational structure of STAT to conform with such regulatory framework or such changes.

  Corporate Exposure to Professional Liabilities. STAT's affiliated physician groups and certain physicians who provide services on their behalf may be the subject of medical malpractice claims with the attendant risk of substantial damage awards. To the extent that physicians placed by affiliated physician groups at hospitals are regarded as agents of STAT in the practice of medicine, STAT could be held liable for any medical malpractice claims against such physicians. STAT also could be found in certain instances to have been negligent in performing its contract management services for the hospitals even if no agency relationship between STAT, the affiliated physician groups or such physician exists. In addition, any liability for malpractice claims incurred by an affiliated physician group that was not covered by insurance would reduce the earnings of the affiliated physician group and thereby reduce any management fee based on net profits payable to STAT. There can be no assurance that any future claim will not exceed the scope or limits of available insurance coverage maintained by STAT's affiliated physician groups or by STAT or that such coverage will continue to be available.

  Government Regulation. After the Merger, American's business will be subject to additional regulation at both the federal and state level applicable to STAT, including federal laws governing rates paid for reimbursement for dialysis treatment and restrictions on physician referrals and state law prohibitions on the corporate practice of medicine. STAT is reimbursed for dialysis services primarily at fixed rates established under the Medicare ESRD program. Under this ESRD program, which is administered by HCFA, once a patient becomes eligible for Medicare reimbursement, Medicare is responsible for payment of 80% of the composite rate determined by HCFA for dialysis treatments and a secondary payor (usually Medicare supplemental insurance or the state Medicaid or ESRD-type program) pays approximately 20% of the composite rate. There can be no assurance that future legislation or regulations that may significantly modify the Medicare program or substantially reduce the amount paid for STAT's services will not be adopted or that there will be sufficient increases in rates to compensate for future increases in STAT's operating costs. In addition, federal and state laws also impose restrictions on referrals by healthcare providers for designated healthcare services to entities with which they have a financial relationship. Any future governmental reform that includes additional prohibitions on ownership, directly or indirectly, of facilities to which they refer patients could adversely affect the combined businesses, financial condition and results of operations of American and STAT. After the Merger, STAT will continue to also be subject to state laws prohibiting physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. Although STAT believes its operations are in material compliance with existing laws, STAT's operations have not been the subject of judicial or regulatory interpretation or review, and there can be no assurance that any such interpretation or review would not adversely affect STAT's operations.

  Integration of AmHealth. In June 1996, STAT acquired AmHealth Corporation and its related healthcare entities (collectively, "AmHealth") in exchange for 11,200,000 shares of STAT Common Stock. AmHealth operated kidney dialysis facilities, managed HBO therapy facilities and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. STAT did not conduct any such operations prior to June 1996. The continuing process of integrating the operations of AmHealth into STAT will require the dedication of STAT's management resources. There can be no assurance that STAT's management will be able to integrate successfully AmHealth's operations and oversee the combined entity. Failure to integrate successfully AmHealth's operation into STAT's operations could have a material adverse effect on STAT's business, financial condition and results of operations.

  FIXED EXCHANGE RATIO DESPITE POTENTIAL CHANGES IN STOCK PRICES. The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of either American Common Stock or STAT Common Stock. The price of
American Common Stock at the Effective Time may vary from its price at the date of this Proxy Statement/Prospectus and at the date of the Special Meeting. Such variations may be the result of changes in the business, operations or prospects of American or STAT, market assessments of the likelihood that the Merger will be consummated and the timing thereof, likelihood of successful integration and operation of the combined entity, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meeting, there can be no assurance that the price of American Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Stockholders of STAT are urged to obtain current market quotations for American Common Stock and STAT Common Stock. See "The Merger Agreement--Terms of the Merger."

  NONREALIZATION OF SYNERGIES. The Merger involves the integration of two companies that have previously operated independently. No assurance can be given that American will not encounter difficulties in integrating the respective operations of American and STAT or that the benefits expected from such integration will be realized. In addition, there can be no assurance that American will not experience the loss of key STAT personnel. Among the factors considered by the Boards of Directors of American and STAT in connection with their respective approval of the Merger Agreement were the opportunities for synergies that could result from the Merger. Although American expects to achieve significant annual savings in operating costs as a result of the Merger, no assurance can be given that such savings will be realized. See "The Merger--Reasons of American for Engaging in the Merger" and "--Recommendation of the Board of Directors of STAT; Reasons for the Merger."

                                 INTRODUCTION

  This Proxy Statement/Prospectus is being furnished to the stockholders of STAT in connection with the solicitation of proxies by the Board of Directors of STAT for use at a Special Meeting of Stockholders of STAT to be held at STAT's headquarters, 12450 Greenspoint Drive, Suite 1200, Houston, Texas on December 10, 1996, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement/Prospectus also constitutes the Prospectus of American with respect to the issuance of up to 3,975,003 shares of American Common Stock to be issued to stockholders of STAT in connection with the Merger, as described below.

                                SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of STAT Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. In the Merger, (i) STAT will become a wholly-owned subsidiary of American and (ii) each outstanding share of STAT Common Stock (other than shares owned by STAT as treasury stock or by its subsidiaries or by American or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.25 of a share of American Common Stock.

  THE BOARD OF DIRECTORS OF STAT HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT STAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER," "-- RECOMMENDATION OF THE BOARD OF DIRECTORS OF STAT; REASONS FOR THE MERGER"; AND "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE

  The STAT Board of Directors has fixed the close of business on November 6, 1996 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of STAT Common Stock is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

  The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of STAT Common Stock. Abstentions and broker nonvotes will have the effect of votes against approval of the Merger Agreement. Holders of approximately 60% of the STAT Common Stock outstanding as of the date of the Merger Agreement have entered into a Stockholder Agreement with American pursuant to which such holders have agreed to vote in favor of the Merger Agreement. See "Other Agreements--Stockholder Agreements." The directors and officers of STAT and their affiliates own as a group approximately 65% of the outstanding shares of STAT Common Stock.

VOTING RIGHTS; PROXIES

  As of the Record Date, there were 14,975,412 shares of STAT Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of STAT Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF STAT COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. STAT does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder giving a proxy pursuant to this proxy solicitation may revoke it at any time before it is exercised by giving a subsequent proxy, delivering to the Secretary of STAT a written notice of revocation prior to the voting of the proxy at the Special Meeting, or attending the Special Meeting and informing the Secretary of STAT in writing that such stockholder wishes to vote his or her shares in person. However, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as voted against approval of the Merger Agreement. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

  STAT will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Certain directors, officers and employees of STAT may solicit proxies by telegraph, telephone or in person.

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF STAT. ACCORDINGLY, STAT STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  THE MERGER

  This section of the Proxy Statement/Prospectus, as well as the next two sections of the Proxy Statement/Prospectus entitled "The Merger Agreement" and "Other Agreements," describe certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, or the other agreements described under "Other Agreements," the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference, and such other agreements, which are filed as exhibits to the Registration Statement and are incorporated herein by reference. All stockholders are urged to read the Merger Agreement and such other agreements in their entirety.

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approvals of the STAT stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into STAT, and STAT will become a wholly-owned subsidiary of American. Pursuant to the Merger, each outstanding share of STAT Common Stock (other than shares owned by STAT as treasury stock or by its subsidiaries or by American or its subsidiaries, all of which shall be canceled) will be converted into the right to receive 0.25 of a share of American Common Stock.

  Based upon the outstanding shares of American and STAT as of November 1, 1996 and the Exchange Ratio, the stockholders of STAT immediately prior to the consummation of the Merger would own approximately 15.1% of the outstanding American Common Stock following consummation of the Merger. Such percentage could change depending upon whether shares of American Common Stock and STAT Common Stock issuable upon exercise of outstanding American and STAT stock options, warrants and other rights are issued.

EFFECTIVE TIME

  Consummation of the Merger will occur upon the filing (the "Effective Time") of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger shall not have been consummated on or before March 31, 1997. The Merger Agreement may also be terminated under certain other circumstances. See "The Merger Agreement--Conditions to the Merger" and "--Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of STAT Common Stock into the right to receive American Common Stock at the Exchange Ratio will occur automatically at the Effective Time.

  As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each stockholder of STAT informing such stockholder of the procedures to follow in forwarding stock certificates representing STAT Common Stock to the Exchange Agent. Upon receipt of such STAT stock certificates, the Exchange Agent will deliver full shares of American Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

  If any issuance of shares of American Common Stock in exchange for shares of STAT Common Stock is to be made to a person other than the STAT stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the STAT stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of American that such tax has been paid or is not payable.

  After the Effective Time, there will be no further transfers of STAT Common Stock on the stock transfer books of STAT. If a certificate representing STAT Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of American Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

  After the Effective Time and until surrendered, shares of STAT Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of American Common Stock into which such shares of STAT Common Stock were converted on the Effective Time. No dividends or other distributions, if any, payable to holders of American Common Stock will be paid to the holders of any certificates for shares of STAT Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such American Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of American Common Stock represented by the certificate issued in exchange therefor, without interest. See "The Merger Agreement--Exchange of Certificates."

  STAT STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. STAT STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  On July 8, 1996, members of senior management of American met with members of senior management of STAT at American's headquarters in Aurora, Colorado to discuss the possibility of integrating American Medical Pathways, a healthcare access service being developed by American, into an urgent care joint venture STAT was in the process of developing for use in the Houston, Texas market.

  On August 16, 1996, in a telephone call among Paul T. Shirley, Chief Executive Officer and President of American, Russell D. Schneider, the Chairman and Chief Executive Officer of STAT, and David C. Colby, a director and the Chief Financial Officer of American and also a director of STAT, Mr. Schneider inquired whether American would be interested in engaging in a business combination with STAT in light of the previous favorable service integration discussions between the companies and STAT's growth objectives and opportunities and need for capital.

  During the next few days, Mr. Schneider began contacting the other members of STAT's Board of Directors to advise them of the discussions between STAT and American regarding a possible business combination of the two companies.

  On August 27, 1996, Messrs. Shirley and Colby and George DeHuff, the Chief Operating Officer of American, met with Mr. Schneider and Ruben A. Perez and Dr. William H. Rice, directors and executive officers of STAT, to learn more about the respective businesses of the companies and explore the desirability of a possible business combination between them. On the same day, following the meeting with the representatives of STAT, Messrs. Shirley, Colby and DeHuff met to discuss their meeting with STAT and to plan a visit to Houston to review STAT's operations.

  On September 6, 1996, Messrs. Colby and DeHuff, Carol Burt, an executive officer of American, and Don Jones, a consultant to American, met in Houston with Messrs. Schneider and Perez and Dr. Victor M. Miranda, a director and executive officer of STAT, to review STAT's operations.

  During the week of September 9, 1996, Mr. Shirley and Mr. Schneider had numerous telephone conversations about the terms of a possible business combination. The conversations included discussion of the exchange ratio, including possible adjustments to the exchange ratio based on collars and the value of American Common Stock. Also discussed were numerous management issues including Mr. Schneider's appointment to

American's Board of Directors. During that same week, Mr. Shirley telephoned members of American's Board of Directors to discuss the possible opportunity for a business combination with STAT and the status of discussions between the parties.

  On September 13, 1996, American and STAT executed a confidentiality agreement with respect to the exchange of nonpublic information between them. The agreement provided that through September 30, 1996, STAT would not solicit, engage in negotiations or discussions concerning or provide nonpublic information to any person relating to a merger or sale, or similar transaction, other than the Merger, involving STAT or any of its subsidiaries. On October 1, 1996, American and STAT amended the agreement to extend this obligation to October 9, 1996. The agreement also provided that in the event STAT breached this obligation it would pay to American, upon written demand, all reasonable out-of-pocket expenses incurred in connection with its evaluation of the proposed business combination between STAT and American along with a fee of $500,000 which the parties agreed was reasonable under the circumstances to compensate American.

  During the weeks of September 16 and 23, 1996, representatives of American and STAT and their respective legal counsel conducted due diligence investigations of the business and operations of the other party. On September 18, 1996, representatives of American and representatives of STAT met in Houston to review the status of the parties' due diligence investigations and STAT's development projects.

  During the period from September 18, 1996, through October 7, 1996, the date the Merger Agreement was executed, representatives of American and STAT and their respective legal counsel were in frequent contact to negotiate the terms of the Merger Agreement, the Stockholder Agreements and the Employment Agreements. The principal areas of negotiation included: the representations and warranties to be made by American and STAT in the Merger Agreement; the covenants to be made by American and STAT in the Merger Agreement; the conditions required for a termination of the Merger Agreement; the triggering events for payment of a fee and expenses in the event of termination of the Merger Agreement; and the terms of the Stockholder Agreements and the Employment Agreements.

  By letter dated September 23, 1996, STAT engaged Pacific Growth Equities as its financial advisor to render a fairness opinion in connection with the Merger.

  On the morning of October 7, 1996, the Board of Directors of STAT met to consider the proposed Merger. Mr. Colby, who is a director of STAT and also a director and the Chief Financial Officer of American, was not present at the meeting. Members of STAT senior management, STAT's legal advisors and its financial advisors made presentations and reviewed among other things, the matters set forth under "--Recommendation of the Board of Directors of STAT; Reasons for the Merger." The terms of the Merger Agreement, Stockholder Agreements and Employment Agreements were reviewed with the directors of STAT. Pacific Growth Equities rendered its oral opinion, confirmed by a subsequent written opinion dated October 7, 1996 that, as of such date, the Exchange Ratio was fair from a financial point of view to the stockholders of STAT. After discussion and consideration, the members of the Board of Directors of STAT present at the meeting unanimously voted to approve the Merger, the Merger Agreement and the Stockholder Agreements.

  On the afternoon of October 7, 1996, the Board of Directors of American met to consider the proposed Merger. Members of American's senior management, American's legal advisors and its investment bankers made presentations and reviewed among other things, the matters set forth under "--Reasons of American for Engaging in the Merger." The terms of the Merger Agreement and the related agreements were reviewed with the directors of American. After discussion and consideration, nine of the ten directors of the Board of Directors of American voted to approve the Merger, the Merger Agreement and the related agreements, and one director, David C. Colby, who is also a director of STAT, abstained.

  The Merger Agreement and the Stockholder Agreements were executed and delivered in the evening of October 7, 1996 and the Merger was publicly announced at approximately 8:00 a.m. Eastern time on October 8, 1996.

REASONS OF AMERICAN FOR ENGAGING IN THE MERGER

  In reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors of American considered a number of factors including:

    1. American's desire to diversify its business into related healthcare services;

    2. The suitability of STAT's business to American's business, including the nature of STAT's business; STAT's approach to emergency practice management and disease management; and the quality of STAT's management team;

    3. STAT's business strategy, and the potential growth rates for STAT's business;

    4. The complementary nature of the businesses of American and STAT and the possible integration of their businesses; and

    5. The expectation that American and STAT could achieve synergistic benefits from the Merger, including reduced costs of insurance and capital, and reduced accounting and public reporting costs.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF STAT; REASONS FOR THE MERGER

  The Board of Directors of STAT believes the following are reasons STAT's stockholders should vote FOR approval and adoption of the Merger Agreement and approval of the Merger:

  . Access to American's established customer base. The STAT Board believes the Merger will yield cross-marketing opportunities by enabling the combined company to offer STAT's emergency physician practice management and HBO therapy management services at hospitals currently served by American's ambulance services, which should allow STAT to accelerate the growth of its business.

  . The opportunity to integrate STAT's emergency physician practice management services into American Medical Pathways. Through American Medical Pathways, American is seeking capitated care contracts with health maintenance organizations ("HMOs") or other payors. The inclusion of emergency physician practice management services in this product could improve the success of American Medical Pathways and speed the growth of STAT's emergency management services.

  . Greater access to capital. American's larger revenue base and presence in the financial markets afford American significantly greater access to the capital required to expand STAT's business. A principal part of STAT's business strategy includes acquiring existing dialysis facilities, developing new dialysis facilities, opening additional hospital-based HBO therapy facilities and financing the acquisition by its affiliated physician groups of additional emergency department management contracts, all of which activities require significant capital expenditures. The STAT Board believes that, due to the greater resources available to American, STAT will be better positioned to compete as a part of a larger, more integrated company than as a smaller independent company.

  . Reduced volatility in financial market performance and operating results. Through the Merger, the STAT Board believes STAT's stockholders might expect greater and improved liquidity for their securities in the financial markets. STAT's securities frequently experience the price volatility often associated with thinly traded stocks, and STAT's operating results are dependent upon a relatively small number of revenue sources. Because of the combined company's substantially larger revenue base and expected broader following in the financial markets, stockholders might expect a more stable trading market for their securities.

  In the course of its deliberations, the STAT Board of Directors reviewed a number of additional factors relevant to the Merger. In particular, the STAT Board considered, among other things: (i) information concerning STAT's and American's respective businesses, historical financial performance, product offerings and business development strategies; (ii) the history of consolidation in the healthcare industry; (iii) the fact that American is not a highly leveraged company; (iv) the comparative stock prices and price-earnings multiples of the two companies; (v) the compatibility of the management and businesses of STAT and American; (vi) the financial presentation by Pacific Growth Equities; and (vii) reports from management and legal advisors on the results of their due diligence investigation of American.

  Potential negative factors to the Merger considered by the STAT Board were:
(i) the fact that no pricing collar or floor had been negotiated in the Exchange Ratio; (ii) that a shift in American's core business as a result of the announcement of the Merger might result in negative reaction by the financial markets; (iii) that the Merger is expected to be dilutive to American's 1996 earnings; and (iv) that American's stock has historically traded at a price-earnings multiple less than that of STAT's stock.

  In view of the variety of factors, both positive and negative, considered by the STAT Board, it did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. The factors were considered in their entirety by the STAT Board in the course of its deliberations and discussions regarding the Merger. After taking into consideration all of the factors set forth above, the STAT Board concluded (with David C. Colby not in attendance and not participating in deliberations or voting) that the Merger Agreement and the Merger were in the best interests of STAT and its stockholders and that STAT should proceed with the Merger Agreement and the Merger at this time.

  For a discussion of the interests of certain members of STAT's management and Board of Directors in the Merger, see "The Merger--Interests of Certain Persons in the Merger."

  THE STAT BOARD HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STAT'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THE STAT BOARD BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF STAT'S STOCKHOLDERS.

OPINION OF STAT'S FINANCIAL ADVISOR

  The Board of Directors of STAT retained Pacific Growth Equities to render its opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of STAT Common Stock. On October 7, 1996, Pacific Growth Equities rendered its opinion to the Board of Directors of STAT to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of STAT Common Stock.

  THE FULL TEXT OF PACIFIC GROWTH EQUITIES' OPINION, DATED OCTOBER 7, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PACIFIC GROWTH EQUITIES IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. PACIFIC GROWTH EQUITIES' OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF OCTOBER 7, 1996 AND FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF STAT COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STAT STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF PACIFIC GROWTH EQUITIES' OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS ANNEX B. STAT STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

  In conducting its investigation and analysis in arriving at its opinion attached as Annex B, Pacific Growth Equities reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Pacific Growth Equities among other things: (i) reviewed forecasts concerning the business and operations of American furnished to Pacific Growth Equities by or on behalf of American for purposes of its analysis, as well as publicly available information, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and information statements and other information filed with the Commission by American and equity analyst research reports prepared by various investment banking firms; (ii) reviewed forecasts concerning the business and operations of STAT furnished to Pacific Growth Equities by or on behalf of STAT for purposes of its analysis, as well as publicly available information, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and information statements and other information filed with the Commission by STAT and equity analyst research reports prepared by various investment banking firms; (iii) reviewed the draft of the Merger Agreement in the form presented to STAT's Board of Directors on the date of the opinion; (iv) compared the historical market prices and trading activity of STAT Common Stock and the American Common Stock with those of certain other publicly traded companies it deemed relevant; (v) compared the financial position and operating results of STAT and American with those of other publicly traded companies it deemed relevant; and (vi) reviewed, to the extent publicly available, the financial terms of certain other business combinations it deemed relevant. Pacific Growth Equities held discussions with certain members of STAT's and American's senior management concerning STAT's and American's respective historical and current financial condition and operating results, as well as the future prospects of STAT and American, respectively. Pacific Growth Equities also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion. Pacific Growth Equities did not recommend the Exchange Ratio and the Exchange Ratio was determined by STAT and American in arms-length negotiations. STAT did not place any limitation upon Pacific Growth Equities with respect to the procedures followed or factors considered by Pacific Growth Equities in rendering its opinion.

  In arriving at its opinion, Pacific Growth Equities assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of STAT and American, or publicly available, and was not engaged, and did not attempt, to independently verify any such information. Pacific Growth Equities also assumed, with STAT's consent, that:
(i) the Merger will be accounted for as a pooling of interests and will be treated as a tax free reorganization for federal income tax purposes; (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of STAT and American are as set forth in the consolidated financial statements of STAT (including the consolidated financial statements of STAT's affiliated physician group, South Texas Acute Trauma Physicians, P.A.) and American, respectively; and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement, without any amendment thereto and without waiver by STAT or American of any of the conditions to their respective obligations thereunder. Pacific Growth Equities also assumed that the financial forecasts examined by it had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the senior managements of STAT and American, respectively, as to the future performance of their respective companies. Pacific Growth Equities relied upon assurances of management of STAT and American that such management was unaware of any fact that would make their respective information and forecasts provided to Pacific Growth Equities incomplete or misleading. In conducting its review, Pacific Growth Equities did not make nor obtain (or assume any responsibility for making or obtaining) an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of STAT or American, nor did Pacific Growth Equities make a physical inspection of the properties or facilities of STAT or American.

  Pacific Growth Equities' opinion was based upon economic, monetary and market conditions as they existed on and to the extent that they could be evaluated as of the date of such opinion and did not predict or take into account any changes which may occur, or information which may become available, thereafter. Pacific Growth Equities' opinion expressly states that subsequent developments may affect the opinion and that Pacific Growth Equities does not have any obligation to update, revise or reaffirm its opinion. Pacific Growth Equities' opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by STAT's Board of Directors, and does not constitute a recommendation to any stockholder of STAT as to how such stockholder should vote with respect to the Merger. Pacific Growth Equities' opinion does not imply any conclusion as to the likely trading range of the American Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

  In connection with preparing its opinion on October 7, 1996, Pacific Growth Equities conducted a variety of financial analyses summarized below with respect to STAT and American:

  Historical Trading Price and Ratio Analysis. Pacific Growth Equities reviewed the history of trading prices for shares of STAT Common Stock and American Common Stock for the 20 trading day period from September 9, 1996 to October 3, 1996, and compared the relation of such trading prices to each other. The review showed average, high and low prices to be $7.18, $8.38 and $6.31, respectively, per share of STAT Common Stock and $36.08, $37.88 and $33.63, respectively, per share of American Common Stock. Based on such prices and over such period, the average, high and low trading ratios of American Common Stock to STAT Common Stock were 5.02, 5.56 and 4.01, respectively. For purposes of providing historical perspective to the analysis, Pacific Growth Equities also reviewed, but did not provide specific ratio analysis with respect to, the historical trading prices for STAT Common Stock and American Common Stock for the most recent two years. Trading data for STAT was not available for the portion of the period prior to STAT's initial public offering on April 21, 1995.

  Contribution Analysis. Pacific Growth Equities analyzed STAT's and American's relative contribution to the combined company resulting from the Merger with respect to revenues, operating income, income before taxes and stockholders' equity. As a result of the Merger and assuming approximately 27,565,000 shares of American Common Stock outstanding after the Merger, STAT stockholders will own approximately 14.0% of the outstanding American Common Stock, which compares to STAT's contribution (based on American's and STAT's latest twelve month ("LTM") results through, and balance sheets at, June 30,
1996) of 5.0% of pro forma revenues, 8.05% of pro forma operating income, 8.0% of pro forma income before taxes and 2.0% of pro forma stockholders' equity, respectively of the combined company.

  Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Pacific Growth Equities valued each of STAT and American by estimating the present value of operating cash flows of STAT and American if each were to continue on a stand-alone basis (without giving effect to the Merger). Pacific Growth Equities valued STAT and American in accordance with forecasts provided by management of STAT and American, respectively. Operating cash flow represents net income, plus depreciation/amortization expense, less expected capital expenditures, and less any increase and plus any decrease in forecasted working capital of the respective companies. For each entity and under each case, Pacific Growth Equities aggregated (x) the present value of the operating cash flows over the period from 1997 through 1999 with (y) the present value of the range of terminal values described below. The range of terminal values was generally calculated by applying multiples (ranging from 25.0-29.0 for STAT and 18.0-22.0 for American) to each entity's net income for the last 12 months of the forecast period. This range of terminal values represented, for each of STAT and American, their respective value beyond the forecast period. As part of the DCF analysis, Pacific Growth Equities used discount rates reflecting each entity's specific financial characteristics, ranging from 20.0% to 30.0% for STAT and from 8.0% to 12.0% for American. This DCF analysis resulted in values ranging from $32.31 to $43.11 per share of American Common Stock, with a midpoint of $37.46 per share, and values ranging from $6.86 to $9.92 per share of STAT Common Stock, with a midpoint of $8.25 per share.

  Pacific Growth Equities also performed a DCF analysis on the combined company resulting from the Merger utilizing the forecasts provided by management of STAT and American, and assuming an expense savings equal to approximately 0.2% of sales during each fiscal year in the forecast period. In this analysis Pacific Growth Equities determined the range of terminal values by applying the same multiples utilized in the stand-alone analysis for American and determined the present value of operating cash flows and terminal values by applying the same discount rates applied in the stand-alone analysis for American. Assuming that 27,565,000 shares of American Common Stock are outstanding following the Merger, this DCF analysis resulted in values ranging from $32.21 to $42.97 per share of post-Merger American Common Stock, with a mid-point of $37.33 per share. Based on the Exchange Ratio, this results in an average implied value per share of STAT Common Stock of $9.33, compared with an average implied value of $8.25 per share of STAT Common Stock on a stand-alone basis as determined from the DCF analysis described above.

  Analysis of Selected Publicly Traded Comparable Companies. Pacific Growth Equities reviewed certain publicly available financial information as of the most recently reported period and stock market information as of October 2, 1996 for certain selected publicly traded companies which Pacific Growth Equities deemed comparable to STAT and American. For STAT, such comparable companies consisted of: (i) Coastal Physician Group, Inc., EmCare Holdings, Inc, InPhyNet Medical Management, Inc. Pediatrix Medical Group, Inc., Sheridan Healthcare, Inc, and Sterling Healthcare Group, Inc. in the hospital management sector, and (ii) Renal Care Group, Inc., Renal Treatment Centers, Inc., Total Renal Care Holdings, Inc. and Vivra, Inc. in the dialysis services sector. For American, such comparable companies consisted of Laidlaw, Inc. and Rural Metro Corp. For each comparable company, Pacific Growth Equities calculated multiples as of October 2, 1996 of market capitalization to LTM revenues, LTM earnings before interest and taxes ("EBIT") and LTM earnings, and the ratio ("P/E Ratio") of current stock prices per share to 1996 and 1997 fiscal year estimated earnings per share ("EPS") (such estimated earnings, for each year, as reported by IBES and Zack's). Pacific Growth Equities calculated an average of the various ratios for the comparable companies in each sector, adjusted to eliminate, in the case of the STAT comparable companies, the high and low ratios in each category. Pacific Growth Equities then calculated a combined weighted average to the STAT comparable companies by assigning a 60% weight to the hospital management sector adjusted averages and a 40% weight to the dialysis services sector (including hyperbaric oxygen treatment and home health services), with respect to the revenue ratio, and by assigning a 30% weight to the hospital management sector and a 70% weight to the dialysis services sector (including hyperbaric oxygen treatment and home health services), with respect to the earnings and EBIT ratios. Pacific Growth Equities then applied these multiples to the LTM revenues, LTM EBIT, LTM earnings and forecasted 1996 and 1997 earnings for STAT and American, respectively (utilizing estimates provided by management of STAT and American, respectively), and divided the result by the number of outstanding shares of STAT Common Stock and American Common Stock, respectively, to determine the implied per share value of STAT and American. This analysis resulted in values per share of STAT Common Stock ranging from $5.76 to $10.06, with an average of $8.12 and an average excluding the high and low values of $8.26. This analysis resulted in values per share of American Common Stock ranging from $34.56 to $38.50, with an average of $36.56 and an average excluding the high and low prices of $36.57.

  Analysis of Selected Comparable Acquisition Transactions. Pacific Growth Equities reviewed 41 selected transactions involving the acquisition of companies in businesses which Pacific Growth Equities deemed relevant. Such transactions were chosen based on a review of acquired companies which possessed general business, operating and financial characteristics representative of companies in the industry sectors in which STAT operates. Pacific Growth Equities noted that none of the selected transactions reviewed was identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of STAT and other factors that would affect the acquisition value of comparable transactions. For each comparable transaction, Pacific Growth Equities calculated multiples of price to LTM revenues, stockholders' equity, LTM earnings and LTM EBIT and calculated the average ratios and the average excluding the high and low ratios. The resulting average ratio of price to LTM revenues was 2.2x and the adjusted average ratio was 1.8x; the average and adjusted average ratios of price to stockholders' equity were 7.3x and 5.8x, respectively; the average and adjusted average ratios of price to LTM earnings were 43.4x and 38.3x, respectively; and the average and adjusted average ratios of price to LTM EBIT were 25.0x and 23.8x, respectively. Pacific Growth Equities then applied the adjusted average ratios relating to LTM EBIT and LTM earnings to STAT and divided the result by the number of outstanding shares of STAT Common Stock to determine an implied value per share of STAT Common Stock. This analysis resulted in implied values of STAT Common Stock of $7.48 and $7.51 per share, with an average of $7.49.

  Premiums Paid Analysis. Pacific Growth Equities reviewed the relationship between the prices paid in the comparable acquisition transactions described in the preceding paragraph and the trading price of the target stock one day prior to the announcement of the respective transactions to determine the premium paid in such transactions. The review revealed that the average premium was 33.7% and the average excluding the high and low premium was 27.0%. Pacific Growth Equities then applied the adjusted average premium to the closing price of STAT Common Stock on October 3, 1996 ($8.25) to determine an implied value of $10.48.

  The foregoing summary does not purport to be a complete description of the analyses performed by Pacific Growth Equities or of its presentations to the STAT Board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Pacific Growth Equities believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Pacific Growth Equities, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Pacific Growth Equities and its opinion. Pacific Growth Equities did not attempt to assign specific weights to particular analyses. Any estimates contained in Pacific Growth Equities' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Pacific Growth Equities does not assume responsibility for their accuracy.

  Pacific Growth Equities, as part of its investment banking business, has engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of business, Pacific Growth Equities may from time to time trade equity securities of STAT and American for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Compensation. Pursuant to an engagement letter agreement dated September 23, 1996 between STAT and Pacific Growth Equities, STAT agreed to pay Pacific Growth Equities a fee of $300,000, $150,000 of which was payable upon execution of the engagement letter agreement and the remaining $150,000 payable when Pacific Growth Equities notified STAT that it was prepared to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of STAT Common Stock, regardless of the conclusions reached by Pacific Growth Equities in such opinion and regardless of whether any transaction is consummated. STAT has also agreed to reimburse Pacific Growth Equities for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel. STAT has also agreed to indemnify Pacific Growth Equities, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Pacific Growth Equities has provided investment banking services to STAT, including acting as manager in connection with a proposed public offering of STAT Common Stock in 1996, which was suspended pending discussions with American concerning the Merger. In connection with the proposed offering, Pacific Growth Equities was to have received customary compensation for its services as managing underwriter, and did receive reimbursement for certain expenses incurred by Pacific Growth Equities in connection therewith. The September 23, 1996, engagement letter agreement between Pacific Growth Equities and STAT provides that if the Merger is not consummated and the proposed public offering proceeds, Pacific Growth Equities will reduce dollar-for-dollar the amount of underwriting discounts and commissions payable in connection with that offering to the extent of the $300,000 fee paid to Pacific Growth Equities by STAT under the September 23, 1996 engagement letter agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the STAT Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, STAT stockholders should be aware that certain members of STAT management and the STAT Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of STAT generally.

  One of the conditions of the obligation of American and Merger Sub to consummate the Merger is the execution and delivery by each of Russell D. Schneider, Chairman of the Board and Chief Executive Officer of STAT, Ruben A. Perez, President-Healthcare Management, Treasurer and Director of STAT, Daniel
A. Perez, Senior Vice President of STAT, William H. Rice, M.D., Vice Chairman of the Board of STAT and Victor M.

Miranda, M.D., President-Emergency Physicians and Director of STAT will enter into employment agreements, effective as of the Effective Time in the forms attached to the Merger Agreement. These agreements supersede their existing employment agreements with STAT and provide, among other things, for the continuation of the existing annual base salaries for Messrs. Schneider, R. Perez and D. Perez and Drs. Rice and Miranda of $120,000, $120,000, $96,400, $200,000 and $200,000, respectively. The agreements also provide that if such person's employment with STAT is terminated other than for cause by STAT within three years following the Effective Time, he will receive (i) base compensation as in effect on the date prior to termination for an additional period of nine months (except in the case of Russell D. Schneider, who shall receive base compensation for an additional period of twelve months), and (ii) continuation of coverage and participation in current medical and dental insurance plans for the same periods of time described in clause (i) above. In addition, each agreement provides that if the employee sells or otherwise disposes of (or in the case of Drs. Miranda and Rice, if STAT Physicians I sells or otherwise disposes of) shares of American Common Stock received in the Merger (and, in the case of Drs. Miranda and Rice, shares received upon exercise of existing options) in excess of the following percentages of such shares held by him (or, in the case of Drs. Miranda and Rice by STAT Physicians I) prior to the dates specified, such person will pay to STAT an amount equal to the number of excess shares sold or disposed of multiplied by the difference between the average selling price of such shares and the closing price of American Common Stock on the first day such shares would not be subject to such provisions: after June 30, 1997, not more than 25%; after December 31, 1997, not more than 50%; after June 30, 1998, not more than 75%; and after December 31, 1998, 100%.

  Pursuant to the Merger Agreement, upon consummation of the Merger, Mr. Schneider will be appointed to the Board of Directors of American by the directors of American.

  Upon consummation of the Merger, based on the number of outstanding shares of American Common Stock and STAT Common Stock as of November 1, 1996, directors and executive officers of STAT will own approximately 9.9% of the outstanding shares of American Common Stock.

  David C. Colby, who is a director of STAT, is also a director and an executive officer of American. At the Effective Time, STAT's right under STAT's 1996 Stock Option Plan to repurchase shares of STAT Common Stock issuable upon exercise of options held by David C. Colby and by Ann N. James, Ph.D., also a director of STAT, in each case, to purchase 20,000 shares of STAT Common Stock, will terminate.

  The Merger Agreement provides that STAT shall, to the fullest extent permitted under applicable law or under STAT's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, each present and former director, officer or employee of STAT or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in STAT's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of five years after the date of the Merger Agreement. The Merger Agreement provides that American and the Surviving Corporation (as defined) shall honor and fulfill in all respects the obligations of STAT pursuant to indemnification agreements with STAT's directors and officers existing at or before the Effective Time. The Merger Agreement further provides that for a period of three years after the Effective Time, American shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by STAT's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of STAT; provided, however, that in no event shall American or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by STAT for such coverage; and provided further, that if the annual premium would exceed such amount, American shall cause the Surviving Corporation to obtain a policy with the maximum coverage available at a cost not exceeding such amount. See "The Merger Agreement --Conditions to the Merger--Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The obligations of American and STAT to consummate the Merger are conditioned on the receipt by American of an opinion from Ropes & Gray, its counsel, and the receipt by STAT of an opinion from KPMG Peat Marwick LLP, independent certified public accountants of STAT and American, that the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986 (the "Code"). No ruling has been sought from the Internal Revenue Service as to the Federal income tax consequences of the Merger, and the opinions of counsel and accountants will not be binding upon the Internal Revenue Service or any court.

  The opinions referred to above will be based in part upon representations, made as of the Effective Time by STAT, American and certain stockholders of STAT, which counsel and KPMG Peat Marwick LLP will assume to be true, correct and complete. The representations will include representations of Ruben A. Perez, Russell D. Schneider, Daniel A. Perez, William H. Rice, M.D., Victor M. Miranda, M.D. and STAT Physicians I pursuant to the Stockholder Agreements (see "Other Agreements--Stockholder Agreements") to the effect that as of the Effective Time they will have no present plan to transfer or otherwise reduce the risk of ownership of the American Common Stock they receive in the Merger in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of STAT Common Stock held by them immediately prior to the Merger. If any of the representations made by STAT, American and certain stockholders of STAT is inaccurate, the opinions of such counsel and accountants could be adversely affected.

  The opinion to be provided by Ropes & Gray will state that no gain or loss will be recognized by STAT, American or Merger Sub as a result of the Merger.

  The opinion to be provided by KPMG Peat Marwick LLP will state that the material federal income tax consequences of the Merger are as follows:

    1. Provided the proposed Merger qualifies as a statutory merger under the DGCL, after the Merger STAT will hold substantially all of its assets and the assets of Merger Sub (other than the value of the American Common Stock distributed in the transaction), and in the Merger the stockholders of STAT will exchange an amount of stock constituting control of STAT (within the meaning of Section 368(c) of the Code) solely for American voting stock, then the proposed Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that the voting stock of American is used in the Merger. For purposes of the opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub and STAT. STAT, American and Merger Sub will each be "a party to a reorganization" within the meaning of Section 368(b)(1) of the Code.

    2. No gain or loss will be recognized to the stockholders of STAT upon the receipt of solely American Common Stock in exchange for their shares of STAT Common Stock (including any fractional share interest of American Common Stock to which they may be entitled).

    3. The basis of the American Common Stock received by the stockholders of STAT (including any fractional share interest to which they may be entitled) will be the same as the basis of STAT Common Stock surrendered in exchange therefor.

    4. The holding period of the American Common Stock received by the stockholders of STAT (including any fractional share interest to which they may be entitled) will include the period during which the STAT Common Stock surrendered therefor was held, provided the stock of STAT is a capital asset in the hands of the stockholder of STAT on the date of the exchange.

    5. The payment of cash in lieu of fractional share interests in American Common Stock will be treated for federal income tax purposes as if the fractional shares were issued as part of the exchange and then were redeemed by American for cash. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

    6. No gain or loss will be recognized to Merger Sub on the transfer of its assets to STAT in exchange for STAT Common Stock and the assumption by STAT of Merger Sub's liabilities, if any.

    7. No gain or loss will be recognized to STAT upon the receipt of the assets of Merger Sub in exchange for STAT Common Stock.

    8. No gain or loss will be recognized to American upon the receipt of stock of STAT solely in exchange for stock of Merger Sub.

  Certain noncorporate STAT stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in American Common Stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

  Each STAT stockholder will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR STAT STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED STAT COMMON STOCK PURSUANT TO THE EXERCISE OF STAT OPTIONS OR OTHERWISE AS COMPENSATION, AND DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF STAT OPTIONS OR WARRANTS TO PURCHASE STAT COMMON STOCK ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. STAT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of American and STAT will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies; income of the combined corporation will include income of American and STAT for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of a letter from KPMG Peat Marwick LLP, independent certified public accountants of American and STAT, to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

EFFECT ON STOCK OPTIONS AND WARRANTS

  At the Effective Time, each then outstanding option to purchase STAT Common Stock granted under the 1996 Stock Incentive Plan of STAT (the "STAT Stock Option Plan") and the outstanding option to acquire 10,000 shares of STAT Common Stock held by Mr. Schneider, in each case whether vested or unvested, will be deemed assumed by American and will be deemed to constitute an option to acquire the number of shares rounded to the nearest whole number of American Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for STAT Common Stock otherwise purchasable pursuant to such option divided by (y) the number of shares of American Common Stock purchasable pursuant to such option. As of September 30, 1996, there were outstanding options to acquire 344,500 shares of STAT Common Stock under the STAT Stock Option Plan.

  At the Effective Time, each of the Class A redeemable common stock purchase warrants expiring April 19, 1998 (the "Class A Warrants") to purchase one share of STAT Common Stock and each of the 62,500 warrants expiring April 19, 2000 (the "Other Warrants") to purchase two shares of STAT Common Stock and one Class A Warrant (the Class A Warrants and the Other Warrants are hereinafter referred to collectively as the "Warrants"), shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time (including anti-dilution provisions), the number (rounded to the nearest whole number) of shares of American Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for STAT Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of American Common Stock deemed purchasable pursuant to such Warrant.

CERTAIN LEGAL MATTERS

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), American and STAT and certain stockholders of STAT have each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filings expires on November 29, 1996.

  American and STAT do not believe that any additional governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger with the Delaware Secretary of State and notice of a change in ownership of dialysis operations with HCFA and the Texas Department of Health. The FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of American or STAT if the Merger is consummated. Consummation of the Merger is conditioned upon, among other things, the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All American Common Stock issued in connection with the Merger will be freely transferable, except that any American Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of STAT or American prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of STAT, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of American, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of STAT or American generally include individuals or entities that control, are controlled by, or are under common control with, such corporation and may include certain officers and directors of such corporation as well as principal stockholders of such corporation.

  Affiliates of STAT or American may not sell their shares of American Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of American) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of American Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 145. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of American Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if American remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate would be able to sell such American Common Stock without such manner of sale or volume limitations provided that American was current with its Exchange Act informational filings and such affiliate was not then an affiliate of American. Three years after the Effective Time, an affiliate would be able to sell such shares of American Common Stock without any restrictions so long as such affiliate had not been an affiliate of American for at least three months prior thereto.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of American Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

DIVIDENDS

  Under the terms of the Merger Agreement, STAT is not permitted to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time. In addition, pursuant to the Merger Agreement, American is not permitted to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time.

APPRAISAL RIGHTS

  Under the General Corporation Law of the State of Delaware, the holders of STAT Common Stock and American Common Stock are not entitled to any appraisal rights with respect to the Merger.

FEES AND EXPENSES

  STAT has agreed to pay American a fee of $4.5 million plus reasonable, documented out-of-pocket expenses of up to $500,000 if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement-- Termination." American has agreed to pay STAT a fee of $4.5 million plus reasonable, documented out-of-pocket expenses of up to $500,000 if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement--Termination."

  American has agreed to pay the fee for filing this Proxy Statement/Prospectus with the Commission. Except as aforesaid, each of American and STAT will pay its own expenses in connection with the Merger.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

TERMS OF THE MERGER

  The Merger. At the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the Delaware General Corporation Law ("DGCL"), Merger Sub will be merged with and into STAT, the separate corporate existence of Merger Sub will cease, and STAT will continue as the surviving corporation ("Surviving Corporation") and a wholly-owned subsidiary of American.

  Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the Merger will be consummated by filing a certificate of merger, together with any required related certificates, with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The time of such filing is referred to as the "Effective Time."

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of STAT, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, such Certificate of Incorporation and such By-Laws; provided that the Board of Directors of the Surviving Corporation will consist of the same number of directors as the number of directors of Merger Sub at the Effective Time.

  Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and persons specified in the Merger Agreement shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Conversion of STAT Common Stock in the Merger. At the Effective Time, each share of STAT Common Stock (a "STAT Share") issued and outstanding immediately prior to the Effective Time (excluding shares referred to in the following paragraph) will be converted into the right to receive 0.25 of a share of validly issued, fully paid and nonassessable shares ("American Shares") of American Common Stock. Cash will be paid to the STAT stockholders in lieu of fractional shares of American Common Stock and for any dividends or other distributions to which such holders are entitled. See "The Merger Agreement-- Terms of the Merger--Fractional Shares" and "The Merger Agreement--Exchange of Certificates."

  Stock Options. At the Effective Time, (A) each outstanding option to purchase STAT Common Stock granted under STAT's 1996 Stock Incentive Plan (the "STAT Stock Option Plan"), and (B) the option to purchase 10,000 shares of STAT Common Stock issued to Russell D. Schneider (together with the options described in clause (A), "Stock Options") whether vested or unvested, shall be deemed assumed by American and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of American Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for STAT Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of American Shares deemed purchasable pursuant to such Stock Option. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any Stock Option which is an "incentive stock option."

  Warrants. At the Effective Time, each of the 598,726 Class A redeemable common stock purchase warrants expiring April 19, 1998 (the "Class A Warrants") to purchase one share of STAT Common Stock at a purchase price of $4.50 and each of the 62,500 warrants expiring April 19, 2000 (the "Other Warrants") to purchase two shares of STAT Common Stock and one Class A Warrant at a purchase price of $10.875 (the Class A Warrants and the Other Warrants are hereinafter known collectively as, the "Warrants"), shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time (including anti-dilution provisions), the number (rounded to the nearest whole number) of shares of American Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for STAT Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of American Common Stock deemed purchasable pursuant to such Warrant.

  Conversion of Capital Stock of Merger Sub in the Merger. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into American Common Stock), reorganization, recapitalization or other like change with respect to American Common Stock or STAT Common Stock occurring after the date of the Merger Agreement and prior to the Effective Time.

  Fractional Shares. No certificates or scrip representing less than one American Share shall be issued in connection with the Merger. In lieu of any such fractional share, each holder of a certificate or certificates for STAT Shares who would otherwise have been entitled to a fraction of an American Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the average closing price per share on the New York Stock Exchange ("NYSE") of American Common Stock as reported in The Wall Street Journal for the twenty trading days ending on the fifth trading date prior to the date on which the Effective Time occurs.

EXCHANGE OF CERTIFICATES

  Exchange Agent. American shall supply, or shall cause to be supplied, to or for the account of The First National Bank of Boston (the "Exchange Agent"), in trust for the benefit of the holders of STAT Common Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, certificates evidencing the American Shares issuable in exchange for outstanding STAT Shares.

  Exchange Procedures. As soon as reasonably practicable after the Effective Time, American will instruct the Exchange Agent to mail to each holder of record of STAT Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing STAT Common Stock in exchange for certificates evidencing American Common Stock. Upon surrender of a certificate representing STAT Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor
(i) certificates evidencing that number of whole American Shares which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the shares of American Common Stock which such holder is entitled to receive, and (iii) cash in respect of fractional shares of American Common Stock (the American Shares, and cash described in clauses (ii) and (iii) being, collectively, the "Merger Consideration"), and the certificate representing STAT Common Stock so surrendered shall forthwith be canceled. In the event of a transfer of ownership of STAT Shares which is not registered in the transfer records of STAT as of the Effective Time, American Shares, dividends and distributions may be issued and paid to a transferee if the certificate evidencing such STAT Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of STAT Common Stock will be deemed from and after the Effective Time, for all corporate purposes (other than payment of dividends or as described below under "No Liability and Withholding"), to evidence the ownership of the number of full American Shares into which such STAT Shares shall have been so converted.

  Distributions With Respect to Unexchanged STAT Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to American Common Stock with a record date after the Effective Time will be paid to the holder of an unsurrendered certificate representing shares of STAT Common Stock with respect to the American Shares they are entitled to receive until the holder of such certificate surrenders such certificate. Subject to applicable law, following surrender of any certificate representing shares of STAT Common Stock, there shall be paid to the record holder of the certificates representing whole shares of American Common Stock issued in exchange therefor, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of American Common Stock.

  Transfers of Ownership. If any certificate for shares of American Common Stock is to be issued in a name other than that in which the Certificate representing shares of STAT Common Stock surrendered in exchange is registered, it will be a condition of the issuance that the certificate surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to American or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for shares of American Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of American or any designated agent that such tax has been paid or is not payable.

  No Liability and Withholding. None of American, Merger Sub or STAT will be liable to any holder of STAT Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. American or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement to any STAT stockholder such amounts as American or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by American or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made by American or the Exchange Agent.

  Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of STAT Common Stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of American Common Stock in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates and, at the request of American, upon delivery of a bond in such a sum as American may reasonably direct as indemnity against any claim that may be made against American or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STAT STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF STAT COMMON STOCK. STAT STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties made by STAT, in respect of itself and its subsidiaries, in favor of American and Merger Sub, and made by American and Merger Sub, in respect of American and its subsidiaries, in favor of STAT, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification, approvals and similar matters, except where failure to be so qualified or in good standing or to have such approvals do not constitute a Material Adverse Effect (as defined below); (ii) the absence of violation of provisions of charter documents; (iii) capitalization;
(iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) no breach or default of certain material agreements or absence of required consents except as would not constitute a Material Adverse Effect;
(vi) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and required consents for the execution and delivery of the Merger Agreement except as do not constitute a Material Adverse Effect; (vii) the absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business, except as do not constitute a Material Adverse Effect; (viii) reports and other documents filed with the Commission, the absence of material misstatements or omissions in the information contained therein, and the fair presentation of the financial statements contained therein in accordance with generally accepted accounting principles; (ix) conduct of business in the ordinary course and the absence of certain changes or events since the close of the most recent fiscal year of STAT or American, respectively, including the absence of a Material Adverse Effect; (x) the absence of undisclosed liabilities that constitute a Material Adverse Effect; (xi) the absence of pending litigation or known threatened litigation that constitutes a Material Adverse Effect; (xii) the absence of any material untrue statements or omissions in the Registration Statement and this Proxy Statement/Prospectus;
(xiii) the following representations and warranties made only by STAT: (a) employee benefit matters; (b) labor matters and claims known or threatened which constitute a Material Adverse Effect; (c) the absence of restrictions on business, except as do not constitute a Material Adverse Effect; (d) clear title to property and valid leases, except the existence of a defect which does not constitute a Material Adverse Effect; (e) payment of taxes and certain other tax matters, except where non-payment does not constitute a Material Adverse Effect; (f) compliance with environmental laws, except where noncompliance, in the aggregate, does not constitute a Material Adverse Effect; (g) ownership, rights to use and absence of violations or claims or restrictions with respect to intellectual property, except as to restrictions which do not constitute a Material Adverse Effect; (h) relationships or transactions with affiliates; (i) maintenance of insurance; (j) collectibility of accounts receivable and adequacy of reserves for accounts receivable not collectible, except as would not have a Material Adverse Effect; (k) the absence of actions that could affect the ability of American to account for the business combination to be effected by the Merger as a pooling of interests; (l) the opinion of STAT's financial advisor as to fairness; (m) absence of brokers', finders' and investment bankers' fees; (n) action taken by the STAT Board of Directors as to Section 203 of the DGCL; (o) absence of change in control payments; (p) expenses; (q) compliance with laws and rules of ethical conduct of applicable medical societies and accrediting bodies, except where the failure to be in compliance would not have a Material Adverse Effect and absence of knowing and willful violations of federal Medicare and Medicaid statutes and related state statutes and regulations; and (xiv) the following representation of American and Merger Sub: (a) the formation of Merger Sub and the absence of obligations or liabilities on the part of Merger Sub other than under the Merger Agreement.

  "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or would be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of STAT and its subsidiaries or American and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  Conduct of Business by STAT. The Merger Agreement provides that, prior to the Effective Time, unless American otherwise agrees in writing, STAT will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and STAT will use all reasonable efforts to preserve substantially intact the business organization of STAT and its subsidiaries, to keep available the services of the present officers, employees and consultants of STAT and its subsidiaries and to preserve the present relationships of STAT and its subsidiaries with customers, suppliers and other persons with which STAT or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither STAT nor any of its subsidiaries, without the prior written consent of American, will:

    (i) amend or otherwise change STAT's Certificate of Incorporation or By-Laws or similar organizational documents of any of its subsidiaries;

    (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in STAT, any of its subsidiaries or affiliates (except for the issuance of shares of STAT Common Stock issuable (A) pursuant to Stock Options which were granted under the STAT Stock Option Plan and are outstanding on the date hereof, (B) pursuant to the options to purchase 10,000 shares of STAT common stock issued to Russell D. Schneider and (C) pursuant to the Warrants).

    (iii) sell, pledge, dispose of or encumber any assets of STAT or any of its subsidiaries (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practice, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $50,000 in the aggregate);

    (iv) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of STAT may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) amend the terms or change the period of exercisability of, accelerate the vesting of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of STAT Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of STAT Common Stock, or propose to do any of the foregoing;

    (v) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except that STAT may (1) acquire complementary businesses or finance the acquisition by its affiliated physician groups of hospital medical service contracts in an amount not to exceed $1,000,000 in any single case and $2,750,000 in the aggregate, (2) with the prior written consent of American (which consent will not be unreasonably withheld or delayed) acquire certain businesses described in the Merger Agreement and
  (3) finance the acquisition by its affiliated physician groups of the hospital medical service contracts and not to exceed in the aggregate an amount previously specified in writing by STAT to American; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (C) enter into or amend any material contract or agreement, except that STAT may amend its existing $6,500,000 bank credit agreement to increase the amount of credit available thereunder to up to $25,000,000; (D) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for STAT and its subsidiaries taken as a whole (except for purchases and leases of equipment not to exceed $1,000,000 in aggregate payments required for the development of new HBO therapy and dialysis treatment facilities); or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the foregoing.

    (vi) increase the compensation payable or to become payable to its officers or employees (except for increases in compensation of employees without employment agreements in accordance with past practices), grant severance or termination pay to any director, officer or other employee of STAT or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for any current or former directors, officers or employees, except, in each case, as may be required by law;

    (vii) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (viii) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

    (ix) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in STAT's financial statements contained in reports previously filed with the Commission or incurred in the ordinary course of business and consistent with past practice; or

    (x) take, or agree to take, any of the foregoing actions, any action which would make any of the representations or warranties of STAT contained in the Merger Agreement untrue or incorrect or prevent STAT from performing its covenants under the Merger Agreement.

  No Solicitation by STAT. The Merger Agreement provides that STAT will not, directly or indirectly, through any officer, director, employee, representative or agent of STAT or any of its subsidiaries, (i) solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving STAT or any subsidiaries of STAT (the foregoing being referred to as "Acquisition Proposals"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. However, the Board of Directors of STAT is not prevented from considering, negotiating, approving and recommending to the stockholders of STAT a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided the Board of Directors of STAT determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

  Under the Merger Agreement, STAT is required immediately to notify American after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to STAT or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of STAT or any subsidiary by any person or entity that informs the Board of Directors of STAT or such subsidiary that it is considering making, or has made, an Acquisition Proposal.

  If the Board of Directors of STAT receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause STAT to provide such information in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between STAT and American, STAT may provide such person with access to information regarding STAT.

  The Merger Agreement also provides that STAT will immediately cease and cause to be terminated any existing discussions or negotiations with any other persons with respect to any of the foregoing, and STAT agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which STAT is a party.

  STAT is required to ensure that the officers, directors and employees of STAT and its subsidiaries and any investment banker or other advisor or representative retained by STAT are aware of the foregoing restrictions.

  Conduct of Business. The Merger Agreement provides that, prior to the Effective Time, unless STAT otherwise agrees in writing, American will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, other than actions taken by

American or its subsidiaries in contemplation of the Merger, and American shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of STAT:

    (a) amend or otherwise change the Certificate of Incorporation or By-Laws of American;

    (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of American may declare and pay a dividend to its parent; or

    (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of American contained in the Merger Agreement untrue or incorrect or prevent American from performing or cause American not to perform its covenants under the Merger Agreement.

ADDITIONAL AGREEMENTS

  HSR Act; Etc. The Merger Agreement provides that STAT and American shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated thereby. STAT and American shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of the Merger Agreement, STAT and American shall prepare and file with the Commission preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of American with respect to the American Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission thereon and after the furnishing by STAT and American of all information required to be contained therein, STAT and American shall file with the Commission a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of the Merger Agreement and approval of the transactions contemplated hereby by the stockholders of STAT, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Proxy Statement/Prospectus to the stockholders of STAT as soon thereafter as practicable.

  Stockholders Meeting. STAT shall call and hold a stockholders meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and STAT shall use its reasonable best efforts to hold the stockholders meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of STAT, as determined by such directors in good faith after consultation with and based upon the advice of independent counsel, STAT shall use all reasonable efforts to solicit from its stockholders proxies in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), STAT and American shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, STAT and American each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either STAT or American may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated September 13, 1996 as amended as of October 1, 1996 (the "Confidentiality Letter"), between American and STAT.

  Consents; Approvals. STAT and American will each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders, and STAT and American shall make all filings required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby.

  Agreements with Respect to Affiliates. Each of American and STAT shall deliver to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letters") identifying all persons who are "affiliates" of American or STAT, respectively, for purposes of Rule 145 under the Securities Act ("Rule 145"). Each of American and STAT shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment in a form previously agreed to by American and STAT.

  Indemnification and Insurance. The Merger Agreement provides that the Certificate and By-Laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Certificate and By-Laws of STAT, which will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of STAT, unless such modification is required by law.

  STAT shall, to the fullest extent permitted under applicable law or under STAT's Certificate of Incorporation or By-Laws and regardless of whether the merger becomes effective, indemnify and hold harmless, each present and former director, officer or employee of STAT or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Merger Agreement, or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in STAT's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of five years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, American or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) American or the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither American nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  American and the Surviving Corporation shall honor and fulfill in all respects the obligations of STAT pursuant to indemnification agreements with STAT's directors and officers existing at or before the Effective Time.

  For a period of three years after the Effective Time, American shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by STAT's directors' and officers' liability insurance policy (a copy of which has been made available to American) on terms comparable to those now applicable to directors and officers of STAT; provided, however, that in no event shall American or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by STAT for such coverage; and provided further, that if the annual premium would exceed such amount, American shall cause the Surviving Corporation to obtain a policy with the maximum coverage available at a cost not exceeding such amount.

  Notification of Certain Matters. STAT and American will each give the other prompt notice of the occurrence of any event which would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with any covenant, condition or agreement in the Merger Agreement.

  Further Action; Tax Treatment. Each of the parties to the Merger Agreement agrees to use all reasonable efforts to take all actions and do other things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by the Merger Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of American, Merger Sub and STAT shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

  Public Announcements. American and STAT have agreed to consult with each other before issuing any press release with respect to the Merger or the Merger Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the NYSE.

  Conveyance Taxes. American and STAT shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  Accountant's Letters. Upon reasonable notice from the other, STAT and American will use their respective best efforts to cause KPMG Peat Marwick LLP to deliver to American and STAT, a letter dated within 2 business days of the Effective Date of the Registration Statement covering such matters as are requested by American or STAT, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  Pooling Accounting Treatment. Each of American and STAT agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of American to treat the Merger as a pooling of interests, and each of American and STAT agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of American to treat the Merger as a pooling of interests.

  Nasdaq Listing; Listing of American Shares. STAT shall use its best efforts to continue the quotation of the STAT Common Stock on the Nasdaq National Market during the term of the Merger Agreement. American shall use its best efforts to cause the American Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

CONDITIONS TO THE MERGER

  Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (i) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the

  Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of this Proxy Statement/Prospectus shall have been initiated by the Commission;

    (ii) Stockholder Approval. The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of STAT;

    (iii) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

    (iv) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

  Governmental Actions. There shall not have been instituted, pending or overtly threatened any action or proceeding having a reasonable possibility of success by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit American from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by American or any of its subsidiaries of all or a material portion of the business or assets of American or any of its subsidiaries, or seeking to compel American or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of American or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement.

  Additional Conditions to Obligations of American and Merger Sub. The obligations of American and Merger Sub to effect the Merger are also subject to the following conditions:

    (i) Representations and Warranties. The representations and warranties of STAT contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause 3 of this paragraph), and (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and American and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of STAT;

    (ii) Agreements and Covenants. STAT shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and American and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of STAT;

    (iii) Consents Obtained. All consents, waivers, approvals, permits, licenses, authorizations or orders required to be obtained, and all filings required to be made, by STAT for the due authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by STAT, except where the failure to receive such consents, etc. would not (i) have a Material Adverse Effect on STAT or American, or (ii) materially delay or prevent the consummation of the Merger;

    (iv) Opinion of Counsel. American shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to American, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

    (v) Opinion of Accountant. American shall have received an opinion of KPMG Peat Marwick LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; and

    (vi) Affiliate Agreements. American shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of STAT, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

    (vii) Stockholder Agreements. The Stockholder Agreements shall be in full force and effective at and as of the Effective Time; and

    (viii) Employment Agreements. Each of Russell D. Schneider, Ruben A. Perez, Daniel A. Perez and David A. Perez shall have executed and delivered to STAT and American an employment agreement in the form attached as Exhibit A to the Merger Agreement and each of William H. Rice and Victor M. Miranda shall have executed and delivered to STAT and American an employment agreement in the form attached as Exhibit B to the Merger Agreement and all such employment agreements shall be in full force and effect.

  Additional Conditions to Obligation of STAT. The obligation of STAT to effect the Merger is also subject to the following conditions:

    (i) Representations and Warranties. The representations and warranties of American and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (1) changes contemplated by the Merger Agreement, (2) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause 3 of this paragraph), and (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and STAT shall have received a certificate to such effect signed by the President and Chief Financial Officer of American;

    (ii) Agreements and Covenants. American and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and STAT shall have received a certificate to such effect signed by the President and the Chief Financial Officer of American;

    (iii) Consents Obtained. All consents, waivers, approvals, permits, licenses, authorizations or orders required to be obtained, and all filings required to be made, by American and Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by American and Merger Sub, except where the failure to receive such consents, etc. would not have a Material Adverse Effect on STAT or American;

    (iv) Tax Opinions. STAT shall have received a written opinion of KPMG Peat Marwick LLP, in form reasonably satisfactory to STAT, to the effect that the Merger will constitute a reorganization within the meaning of
  Section 368 of the Code;

    (v) Opinion of Accountant. STAT shall have received a copy of the opinion of KPMG Peat Marwick LLP, independent certified public accountants, regarding pooling of interests accounting treatment referred to above;

    (vi) NYSE. The American Shares to be issued in the Merger shall have been approved, upon official notice of issuance, for listing on the NYSE;

    (vii) Affiliate Agreements. American shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of American, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

    (viii) American Board Seat. American shall have taken all actions necessary to nominate and elect Russell D. Schneider as a member of its Board of Directors.

TERMINATION

  Conditions to Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of STAT or American:

    (i) by mutual written consent duly authorized by the Boards of Directors of American and STAT; or

    (ii) by American or STAT if the Merger shall not have been consummated by March 31, 1997 (provided that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (iii) by American or STAT if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement shall not be available to any party who has not complied with its obligations under the Merger Agreement and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

    (iv) by American, if the requisite vote of the stockholders of STAT shall not have been obtained at a duly held meeting of such stockholders or any adjournment thereof by March 31, 1997; or

    (v) by American or STAT, if: (1) the Board of Directors of STAT withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to American or shall have resolved to do so in accordance with the Merger Agreement; (2) after the receipt by STAT of an Acquisition Proposal, American requests in writing that the Board of Directors of STAT reconfirm its recommendation of the Merger Agreement and the Board of Directors of STAT fails to do so within 10 business days; (3) the Board of Directors of STAT recommends to the stockholders of STAT an Alternative Transaction (as defined below); or (4) a tender offer or exchange offer for 25% or more of the outstanding shares of STAT Common Stock is commenced (other than by American or an affiliate of American) and the Board of Directors of STAT recommends that the stockholders of STAT tender their shares in such tender or exchange offer; provided, that, STAT shall not be entitled to exercise any termination rights under this section unless (x) any action of the Board of Directors of STAT referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties and
  (y) STAT has complied with its obligations in the Merger Agreement; or

    (vi) by American or STAT if (1) any representation or warranty of STAT or American, respectively, set forth in the Merger Agreement shall be untrue when made, or (2) upon a breach of any covenant or agreement on the part of STAT or American, respectively, set forth in the Merger Agreement and, in the case of any such breach that is curable, if such breach shall not have been cured within 10 days after the nonbreaching party gives the breaching party written notice of such breach, in each case such that the corresponding conditions set forth in the Merger Agreement would not be satisfied (either (1) or (2) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 31, 1997 by STAT or American, as the case may be, through the exercise of its reasonable best efforts and for so long as STAT or American, as the case may be, continues to exercise such reasonable best efforts, neither American nor STAT, respectively, may terminate the Merger Agreement under this section; or

    (vii) by American, if any representation or warranty of STAT shall have become untrue such that the corresponding condition set forth in the Merger Agreement would not be satisfied, or by STAT, if any representation or warranty of American shall have become untrue such that the corresponding condition in the Merger Agreement would not be satisfied, in either case other than by reason of a Terminating Breach.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than American or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from STAT or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving STAT pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of STAT or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of STAT, and the entity surviving any merger or business combination including any of them) of STAT or any of its subsidiaries having a fair market value (as determined by the Board of Directors of STAT in good faith) equal to more than 25% of the fair market value of all the assets of STAT and its subsidiaries, taken as a whole, immediately prior to such transaction.

  Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (1) as otherwise set forth in the Merger Agreement, and (2) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof.

  Fees and Expenses.

    (i) Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (ii) STAT shall pay American a fee of $4,500,000 (the "STAT Fee"), plus actual, documented and reasonable out-of-pocket expenses of American relating to the transactions contemplated by the Merger Agreement not in excess of $500,000 in the aggregate (including, but not limited to, reasonable fees and expenses of American's counsel, accountants and financial advisers) ("Expenses"), upon the termination of the Merger Agreement by American on the basis described in clause (iv) of "-- Termination--Conditions to Termination" above if a proposal for an Alternative Transaction shall have been made before the Special Meeting, by American or STAT, on the basis described in clause (v) of "--Termination-- Conditions to Termination" above, or by American on the basis described in clause (vi) of "--Termination--Conditions to Termination" above.

    (iii) American shall pay STAT a fee of $4,500,000 (the "American Fee"), plus actual, documented and reasonable out-of-pocket expenses of STAT (not to exceed $500,000 in the aggregate) relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of STAT's counsel, accountants and financial advisers) if STAT terminates the Merger Agreement on the basis described in clause (vi) of "--Termination--Conditions to Termination" above.

    (iv) The STAT Fee and related expenses payable pursuant to (ii) above and the American Fee and related expenses payable pursuant to (iii) above, as the case may be, shall be paid within one business day after the first to occur of any of the events described in (ii) or (iii) above; provided, that, in no event shall STAT or American be required to pay such fee and expenses to the other if, immediately prior to the termination of the Merger Agreement, the party that was otherwise entitled to such fee was in material breach of its obligations under the Merger Agreement.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, provided that after approval of the Merger by the stockholders of STAT, no amendment may be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

  At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                               OTHER AGREEMENTS

  The description of the Stockholder Agreements set forth below does not purport to be complete and is qualified in its entirety by reference to such agreements, a form of which is filed as an exhibit to the Proxy
Statement/Prospectus.

STOCKHOLDER AGREEMENTS

  Concurrently with the execution of the Merger Agreement, American entered into a Stockholder Agreement (collectively, the "Stockholder Agreements") with each of Ruben A. Perez, Russell D. Schneider, Daniel A. Perez, William H. Rice, M.D., Victor M. Miranda, M.D., and South Texas Acute Trauma Physicians, P.A. (the "Holders"). Pursuant to the Stockholder Agreements, each of the Holders has agreed to vote all of the shares of STAT it owns of record or beneficially or subsequently acquires ("Subject Securities") in favor of the Merger and against other business combinations and actions which could interfere with the Merger and has granted an irrevocable limited proxy with respect to the Subject Securities (the "Proxy"). The Proxy appoints each of Merger Sub, certain officers and their successors and any other designee of Merger Sub as proxies with respect to such Holder's Subject Shares to vote in accordance with the provisions described in above. Holders collectively owned approximately 9,750,000 shares of STAT Common Stock outstanding as of the date of the Merger Agreement.

  Each Holder has agreed not, directly or indirectly, to solicit or respond to any inquiries or the making of any proposal by any person or entity (other than American or any affiliate of American) with respect to STAT that constitutes or could reasonably be expected to lead to an Alternative Transaction. Each Holder has also agreed that it will not, directly or indirectly except pursuant to the terms of the Merger Agreement offer for sale, sell, or otherwise dispose of any or all of such Holder's shares of STAT.

  The Stockholder Agreements shall terminate upon the earlier of the termination of the Merger Agreement pursuant to its terms and March 31, 1997.

  American and each Holder have agreed that none of the provisions of the Stockholder Agreements shall restrict or limit any fiduciary duty the Holder may have as a director or officer of STAT provided that no such duty shall excuse the Holder from his obligation to vote the Subject Securities as provided in the Stockholder Agreements and to otherwise comply with the Stockholder Agreements.

                                 THE COMPANIES

AMERICAN

  American is the leading provider of emergency and non-emergency ambulance services in the United States. American provides pre-hospital emergency medical care and ambulance services to patients in response to "911" emergency medical calls. Additionally, American provides non-emergency ambulance services to patients during transfer to and from healthcare facilities and residences and non-medical transport services to the physically challenged and the elderly. American completed approximately 1,710,000 transports in response to calls for its services during 1995, expects to complete approximately 2,600,000 transports in response to calls for its services during 1996, and currently provides ambulance services in 28 states.

STAT

  STAT provides a continuum of disease management services primarily to diabetic patients with complications such as end-stage renal disease ("ESRD" or "chronic kidney failure") and non-healing wounds. STAT also provides physician practice management services to affiliated physician groups which staff hospital emergency departments. As of October 1, 1996 STAT operated five kidney dialysis facilities, managed two hyperbaric oxygen ("HBO") therapy facilities and had entered into contracts to manage three additional HBO therapy facilities commencing in October 1996 and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. As of October 1, 1996, through its affiliates physician groups, STAT also provided physician practice management services to 24 hospital emergency departments, 17 of which are in the Houston greater metropolitan area.

  STAT's disease management services consist of a system of care for persons with chronic kidney failure, including kidney dialysis treatment, HBO therapy and related ancillary services. Chronic kidney failure is the state of advanced renal impairment that generally is irreversible and requires routine dialysis treatments an average of three times per week or kidney transplantation in order to sustain life. In addition to the need for dialysis treatment, chronic kidney failure patients frequently suffer from one or more associated medical conditions, including non-healing wounds, hypertension, coronary artery disease, anemia and nutritional problems. Qualified patients with chronic kidney failure have been entitled since 1972 to Medicare benefits regardless of age or financial circumstances under the federal ESRD program.

  Through its affiliated physician groups, STAT also provides physician practice management services for emergency departments at hospitals. Hospitals frequently outsource key departmental functions to third-party management companies in an effort to control and reduce operating costs and focus on their core competencies. There are approximately 5,200 hospital emergency departments in the U.S., many of which face numerous problems in managing their emergency departments, including difficulties in recruiting, evaluating, scheduling and retaining qualified emergency physicians, and the inefficient use of emergency departments for routine primary care. STAT intends to continue to focus on strategic relationships and outsourcing opportunities with hospital networks rather than management contracts with individual hospitals. In addition, STAT believes that in the future it can provide physician practice management services to other hospital-based physician practices, such as radiology, pathology and anesthesiology.

  STAT's objective is to be the preferred provider of integrated kidney disease management services and physician practice management services in its current and future market areas. The principal elements of STAT's strategy are to (i) expand its integrated disease management services, (ii) leverage its existing relationships with hospital networks, (iii) expand into new geographic markets and (iv) attract managed care contracts.

  STAT's predecessor was incorporated in Delaware in July 1994 and completed its initial public offering in April 1995. STAT was incorporated in Delaware in March 1996 to facilitate the reorganization of STAT in connection with the acquisition by STAT of AmHealth Corporation and its related healthcare entities in exchange

(the "Exchange") for 11,200,000 shares of STAT Common Stock, representing approximately 75% of STAT's Common Stock outstanding immediately after the Exchange. In June 1996, pursuant to the consummation of the Exchange, (i) STAT's predecessor merged with a wholly-owned subsidiary of STAT, (ii) each outstanding share of common stock of STAT's predecessor was converted into one share of STAT Common Stock and (iii) each option and warrant to purchase common stock of STAT's predecessor was converted into a similar option or warrant, respectively, to purchase shares of STAT Common Stock.

RECENT DEVELOPMENTS

 EXCHANGE WITH AMHEALTH CORPORATION AND RELATED ENTITIES

  In June 1996, pursuant to the Exchange (i) AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc., each a Texas corporation (collectively, the "AmHealth Corporations"), were merged into STAT, with STAT as the surviving corporation and (ii) all the general partners and limited partners (excluding limited partners representing a 25% interest in Brownsville Kidney Center, Ltd.) of AmHealth Kidney Centers of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd., each a Texas limited partnership (collectively, the "AmHealth Partnerships" and, together with the AmHealth Corporations, "AmHealth"), received shares of STAT Common Stock in exchange for their partnership interests in the AmHealth Partnerships. The former owners of AmHealth received a total of 11,200,000 shares of STAT Common Stock (representing approximately 75% of the STAT Common Stock outstanding immediately after the Exchange).

  In connection with the Exchange, Mr. Schneider was elected Chairman of the Board of Directors and Chief Executive Officer of STAT, Mr. R. Perez was elected President--Healthcare Management, Treasurer and a director of STAT, and Daniel A. Perez was elected Senior Vice President of STAT. Messrs. Schneider, R. Perez and D. Perez, each of whom was an affiliate of AmHealth prior to the Exchange, also entered into employment agreements with STAT. Following the Exchange, Ned E. Chapman, STAT's Chief Financial Officer, resigned from STAT's Board of Directors and Mr. R. Perez was elected to fill the vacancy created by Mr. Chapman's resignation. The number of directors constituting the Board was increased to six persons, and Ann N. James, Ph.D. and David C. Colby, both of whom were designated by former affiliates of AmHealth, were elected to fill the two newly created positions.

  At the time of the Exchange, AmHealth operated kidney dialysis facilities, managed HBO therapy facilities and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. The Exchange was accounted for as a pooling of interests, and STAT's consolidated financial statements as of and for the years ended December 31, 1993, 1994 and 1995 have been restated to give retroactive effect to the consummation of the Exchange. See STAT's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

 COLUMBIA AGREEMENT

  Effective February 1996, one of STAT's affiliated physician groups entered into an agreement (the "Columbia Agreement") to provide emergency medical services to 15 of Columbia's hospitals in the Houston greater metropolitan area, six of which hospitals were then being served by STAT under individual contracts with hospitals. The Columbia Agreement has an initial term ending in January 1998 with provisions for automatic renewal, and may be terminated by Columbia in certain circumstances, including the loss of Columbia's certification as a Medicare provider or unsatisfactory service by STAT or its affiliated physician groups. During the term of the Columbia Agreement and for two years thereafter, STAT has agreed not to organize, or provide administrative or advisory services to, independent physician or similar associations whose practices relate to areas other than emergency medicine and who are located in proximity to specified Columbia medical centers. There can be no assurance that the Columbia Agreement will be renewed at the conclusion of its initial term, that it will be renewed on substantially the same terms and conditions, or that it will not be terminated prior to the conclusion of its term.

 ACQUISITION OF ASSETS OF AMEDICA, LTD.

  In February 1996, STAT acquired certain intangible assets of Amedica, Ltd. for a total purchase price of $270,000, consisting of $200,000 in cash and 15,730 shares of STAT Common Stock. These assets consisted of certain contract rights and the right to use the name "Amedica."

 ACQUISITION OF HEMA CONTRACT

  In January 1996, in contemplation of the Columbia Agreement, STAT acquired the rights to a contract (the "HEMA Contract") for the provision of physician practice management services at one of Columbia's Houston-area hospitals for a total purchase price of $1.2 million, consisting of $960,000 in cash and 52,174 shares of STAT Common Stock. STAT also agreed to pay to the assignor of the HEMA Contract up to $100,000 in each of the three 12-month periods following the acquisition of the contract subject to certain conditions. The rights to provide services under the HEMA Contract have been incorporated into the Columbia Agreement.

 OTHER MATTERS

  STAT is in varying stages of discussions with healthcare providers to provide physician practice management services to emergency departments in different geographic areas and to acquire dialysis facilities. In particular, STAT is discussing contracts with a hospital network to provide physician practice management services in at least two major metropolitan areas outside of Houston. STAT is also in discussions with the owners of at least two dialysis facilities which, if acquired, would be expected to significantly increase STAT's revenues from disease management services during 1997. There can be no assurance, however, that STAT will be successful in obtaining all or any of these or other similar contracts or facilities, or that, if such contracts or facilities are obtained the profit margins would be consistent with STAT's existing business.

DIVIDEND POLICY

  To date, STAT has not paid or declared any cash dividends and does not anticipate paying or declaring any dividends on the Common Stock in the foreseeable future. In addition, STAT's credit agreement with two commercial banks and the Merger Agreement prohibit the payment of dividends. Certain of the AmHealth entities made and have declared distributions to their shareholders and partners for periods prior to the Exchange. Any future change in STAT's dividend policy rests solely within the discretion of the Board of Directors of STAT and will depend upon, among other things, STAT's earnings, capital requirements, financial condition and any restrictions under credit agreements, as well as other factors deemed relevant by the Board of Directors of STAT.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. STAT's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those included elsewhere in this Proxy Statement/Prospectus.

 GENERAL

  The following discussion and analysis reviews consolidated financial data for companies which previously reported separately. The consolidation has been made because of the June 1996 merger of STAT's predecessor ("Old STAT") and AmHealth into STAT in connection with the Exchange. AmHealth is comprised of a group of corporations and partnerships with related ownership which were formed at various dates commencing in October 1992 and which commenced operating activities in April 1993. The Exchange was accounted for as a pooling of interests.

  Old STAT was incorporated on July 29, 1994, and commenced active operations effective September 1, 1994, pursuant to a Management Agreement with STAT Physicians I which had been in effect since January 1, 1986. To provide comprehensive historical operating data, the operating results of STAT Physicians I for the year ended December 31, 1993 and the eight months ended August 31, 1994, which are reported separately, have been combined in the comparative statements of income data discussed herein. Subsequent to August 1994, STAT Physicians' operating results were reported on a consolidated basis with the results of Old STAT.

  Historically, Old STAT's operations were limited to a single business segment: emergency medical management services. AmHealth's operations were focused on integrated disease management services comprised of two identifiable segments: kidney dialysis services and medical management services encompassing HBO therapy and home healthcare management services.

  The following discussion should be read in conjunction with STAT's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

 RESULTS OF OPERATIONS

  For purposes of this discussion, the term "same store" refers to facilities which were open for the duration of each comparable period.

 Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

  Net Service Revenues. Net service revenues increased by $6.3 million, or 61%, to $16.7 million in the six months ended June 30, 1996 from $10.4 million in the comparable period of 1995. This increase is comprised of a $3.2 million (93%) increase in disease management revenues and a $3.1 million (45%) increase in emergency medical management revenues.

  The increase in disease management revenues, to $6.7 million in the six months ended June 30, 1996 from $3.5 million in the comparable period of 1995, was primarily attributable to the introduction of new services and facilities. Kidney dialysis services accounted for approximately $3.8 million of 1996 revenues and approximately $2.6 million of 1995 revenues, while medical management services accounted for $2.9 million of 1996 revenues compared to $0.9 million of 1995 revenues.

  At June 30, 1996, STAT operated five kidney dialysis facilities compared with three facilities at June 30, 1995. Revenues during 1996 attributable to the new facilities approximated $0.6 million while revenues attributable to facilities open during both periods increased to $3.2 million from $2.6 million or a same store growth rate of approximately 19%. Per patient revenue rates remained relatively constant between the periods.

At June 30, 1996, STAT had approximately 270 dialysis patients compared with approximately 185 patients at June 30, 1995.

  At June 30, 1996, STAT provided management services to one home healthcare agency, which services commenced in June 1995, and managed two HBO therapy facilities, one of which opened in May 1995 and one of which opened in April 1996. The increase in comparative medical management revenues of $2.0 million is attributable to a combination of the short operating history as of June 30, 1995 and the opening of the second HBO therapy facility in April 1996. In July 1996, STAT announced contracts for three additional HBO therapy facilities which are expected to be opened during the fourth quarter of 1996.

  The increase in emergency medical management revenues, to $10.0 million in the six months ended June 30, 1996 from $6.9 million in the comparable period of 1995, was primarily attributable to an increase in the number of patients treated in 1996 (approximately 124,000) compared with 1995 (approximately 90,000). The increase in patients relates to an increase in the number of emergency departments being served, 18 as of June 30, 1996 compared with 13 as of June 30, 1995. During the 1996 period, STAT began providing services at nine additional emergency departments. In July 1996, STAT announced contracts for services to five additional emergency departments, two of which commenced July 1 with the remaining three to commence during the fourth quarter of 1996. Services were terminated by STAT at four emergency departments (two in April 1996 and two during the second half of 1995) which were served at June 30, 1995. Also contributing to the increase in revenues is a 5% increase in average revenue per patient to $80.31 in 1996 from $76.27 in 1995. The increase in per patient revenue was due to a pricing increase implemented in February 1996.

  Operating Expenses. Operating expenses increased by $5.2 million, or 60%, to $13.8 million in the six months ended June 30, 1996 from $8.6 million in the comparable period of 1995. This percentage increase approximated the comparative increase in net service revenues.

  Significant elements comprising operating expenses included: (i) professional medical fees which increased $2.1 million or 47%; (ii) human resource costs which increased $1.9 million or 116%; (iii) billing and collection costs which increased $0.3 million or 43%; (iv) supplies costs which increased $0.3 million or 38%; and (v) liability insurance which increased $0.2 million or 54%. Other combined costs accounted for the remaining increase of $0.4 million. Comments relating to the five identified costs are as follows:

  Professional medical fees, liability insurance, and billing and collection costs, which increased by 47%, 54% and 43%, respectively, were all directly related to emergency medical management services, which revenues increased by 45%. The percentage increase in professional medical fees exceeded the percentage increase in related revenues because of rate increases in fees paid to independent contract physicians. The percentage increase in liability insurance exceeded the percentage increase in patients treated (38%) because of an increase in premiums which are paid on a per patient basis. The average cost for 1996 was approximately $4.00 per patient compared to approximately $3.60 per patient in the 1995 period. The increase in billing and collection costs was slightly less than the increase in revenues because of a May 1996 negotiated reduction in the cost of this contracted service which is based on a percentage of collections.

  The rate of increase in human resource costs exceeded the rate of increase in revenues. Such costs increased by 75% (compared to a revenue increase of 45%) or $0.5 million in emergency medical management services and by 146% (compared to a revenue increase of 93%) or $1.4 million relating to disease management services. The disproportionate percentage increases were attributable to the hiring of administrative and support personnel to accommodate the expanded operations and contracted future business. Additionally, the home healthcare and HBO services businesses which were started late in the 1995 period are highly labor intensive and contributed to an increase in these costs as a percentage of revenues.

  The 38% increase in supply costs was most directly related to a 46% increase in dialysis net service revenues. These costs did not increase at as great a rate as revenues because of economies of scale in purchasing supplies for expanded operations.

  Reorganization Costs. The reorganization costs incurred during the six months ended June 30, 1996 relate entirely to the Exchange and consist of legal, accounting and other transactional costs.

  Taxes and Proforma Income Taxes. Combined income taxes and proforma income taxes have been calculated using estimated effective tax rates of 36% for the six months ended June 30, 1996 and 34% for the comparable period of 1995. Because the AmHealth entities were S corporations or partnerships for federal income tax purposes, no income taxes were provided on their pre-Exchange incomes. Pro forma income taxes represent the additional taxes which would have been provided had they been subject to income taxes at the established rates.

  Shares Used in Computing Net Income Per Share. Shares used in computing net income per share is based on the weighted average common shares and common share equivalents outstanding during the periods presented. For the six months ended June 30, 1996, this includes 14,902,472 shares outstanding plus approximately 418,000 common share equivalents relating to warrants and options. For the comparable period of 1995, there were no common share equivalents because the warrants and options were anti-dilutive. Additionally, shares allocable to AmHealth entities included in the Exchange which were not yet operational as of June 30, 1995 were excluded from the 1995 average.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net Service Revenues. Net service revenues increased by $8.6 million, or 59%, to $23.1 million in 1995 from $14.5 million in 1994. This increase was comprised of a $5.0 million (127%) increase in disease management revenues and a $3.6 million (34%) increase in emergency medical management revenues.

  The increase in disease management revenues, to $9.0 million in 1995 from $5.0 in 1994, was primarily attributable to the introduction of new services and facilities from year to year. Kidney dialysis services accounted for approximately $6.3 million of 1995 revenues and approximately $3.8 million of 1994 revenues, while medical management services accounted for $2.7 million of 1995 revenues compared to $0.2 million of 1994 revenues.

  At December 31, 1995, STAT operated four kidney dialysis facilities compared with three facilities at December 31, 1994. Two facilities were open throughout 1994 and 1995, one facility was open for seven months of 1994 and throughout 1995 and the fourth facility was opened in August 1995. Of the $2.5 million increase in dialysis revenues, approximately $1.4 million was attributable to new facilities and $1.1 million was attributable to a same store growth rate of approximately 28%.

  Medical management services consisting of one HBO therapy facility and management and personnel services to a home healthcare agency commenced in May 1995 and June 1995, respectively, and generated approximately $2.6 million of revenues in 1995 with no comparable revenues for 1994.

  The increase in emergency medical management revenues, to $14.1 million in 1995 from $10.5 million in 1994, was attributable to an 18% increase in patients treated (approximately 180,000 in 1995 compared with approximately 153,000 in 1994) and a 14% increase in average revenue per patient ($78.47 in 1995 compared with $68.94 in 1994). The comparative increase in patients is attributable to new emergency department contracts which commenced in mid-December 1994 and in March 1995. Patient volumes under contracts serviced throughout both periods were mostly unchanged. The increase in average revenue per patient is attributable to the conversion between 1994 and 1995 of additional contracts to fee-for-service arrangements and to increases in levels of service which were required by patients treated. Standard billing rates for medical procedures were identical between the two years.

  Operating Expenses. Operating expenses increased by $6.3 million, or 49%, to $19.4 million in 1995 from $13.1 million in 1994. Significant elements comprising this increase included: (i) human resource costs which increased $2.7 million or 138%; (ii) professional medical fees which increased $1.5 million or 20%; (iii) supply costs which increased $0.7 million or 59%; and (iv) billing and collection costs which increased $0.7 million or 84%. Other combined costs accounted for the remaining increase of $0.7 million. Comments relating to the four identified costs follow:

  Approximately $1.2 million of the increase in human resource costs was attributable to additional personnel associated with the medical management services contracts which commenced operations in May and June 1995. Approximately $0.4 million is attributable to personnel associated with expanded dialysis operations and approximately $0.3 million was associated with a recharacterization of compensation paid to the principal physician stockholders of Old STAT who received higher compensation as contract physicians. The remaining $0.8 million increase in attributable to increases in general administrative personnel required by the expanding operations and general salary increases awarded to employees.

  The percentage increase in professional medical fees approximates the percentage increase in patients treated between 1995 and 1994. The increase in supply costs was largely attributable to the expansion of the dialysis business which increased at a rate of 66% over 1994. The 84% increase in billing and collection costs, an outsourced service, exceeded the rate of increase in emergency medical management revenues (34%) because of a shift in reimbursement methods from direct hospital payments in 1994 to fee-for-service in 1995. Billing and collection costs were borne by the hospitals under the direct payment arrangements.

  Interest Income. Interest income of $1.1 million in 1995 was attributable to the investment of net proceeds received in Old STAT's April 1995 initial public offering.

  Interest Expense. Interest expense of $0.2 million in 1995 was attributable to borrowings associated with equipment for dialysis and HBO therapy facilities and the interest component of capitalized leases.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  Net Service Revenues. Net service revenues increased by $4.5 million, or 45%, to $14.5 million in 1994 from $10.0 million in 1993. This increase was comprised of a $2.8 million (240%) increase in disease management revenues and a $1.7 million (19%) increase in emergency medical management revenues.

  Disease management revenues for both years were comprised almost entirely of dialysis service revenues which increased to $4.0 million in 1994 from $1.2 million in 1993. This increase is attributable to an expansion of operations and length of time that dialysis services were provided. The three dialysis centers which were operational at December 31, 1994 commenced operations at the following dates: April 1993, November 1993 and June 1994.

  The increase in emergency medical management revenues, to $10.5 million in 1994 from $8.8 million in 1993, was attributable to an 18% increase in patients treated (approximately 153,000 in 1994 compared with approximately 130,000 in 1993). This increase was attributable to additional emergency department contracts added in 1994.

  Operating Expenses. Operating expenses increased by $3.7 million, or 39%, to $13.1 million in 1994 from $9.4 million in 1993. Significant elements comprising this increase included: (i) professional medical fees which increased $0.9 million or 13%; (ii) human resources which increased $0.8 million or 76%; (iii) supply costs which increased $0.8 million or 205%; and
(iv) billing and collection costs which increased $0.5 million or 162%. Other combined costs accounted for the remaining increase of $0.7 million. Comments relating to the identified costs are as follows.

  Professional medical fees increased at a slightly lower rate than the increase in patients treated. This was attributable to increased physician productivity (more patients treated per physician) from 1993 to 1994. Human resources costs increased at a greater rate than revenues because of the need for additional contracts, the staffing of new dialysis centers which had not yet achieved optimum productivity and annual salary increases for personnel working throughout both periods. The increase in supply costs was attributable to the commencement of services at the dialysis centers which are supply cost intensive operations. Billing and collection costs increased at a disproportionate rate compared to emergency medical management revenues because of a shift in 1994 to fee-for-service business from direct reimbursement contracts in 1993 which had no related billing and collection costs.

 Quarterly Financial Results

  The following tables set forth unaudited consolidated income statement data for the eleven quarters ended September 30, 1996, as well as such data expressed as a percentage of STAT's total net service revenues for the periods indicated. This data has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with STAT's Consolidated Financial Statements appearing elsewhere herein and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with STAT's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                               QUARTER ENDED
                          -----------------------------------------------------------------------------------------------
                                          1994                             1995                          1996
                          ------------------------------------  ------------------------------  -------------------------
                          MAR 31(1) JUN 30(1) SEP 30(1) DEC 31  MAR 31  JUN 30  SEP 30  DEC 31  MAR 31   JUNE 30  SEP 30
                          --------- --------- --------- ------  ------  ------  ------  ------  -------  -------  -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME
 DATA:
Net service revenues....   $3,342    $3,368    $3,718   $4,093  $4,873  $5,502  $6,148  $6,618  $ 7,549  $9,114   $10,643
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Operating expenses:
 Professional medical
  fees..................    1,862     1,918     1,950    1,984   2,200   2,348   2,367   2,326    2,824   3,871     4,746
 Human resources........      398       424       530      597     696     929   1,352   1,663    1,747   1,769     2,000
 Supplies...............      168       228       334      413     382     440     473     523      566     570       589
 Billing and collection
  costs.................      170       176       199      250     316     381     395     369      445     551       617
 Other costs............      314       324       389      413     400     499     648     668      704     733       937
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
   Total operating
    expenses............    2,912     3,070     3,402    3,657   3,994   4,597   5,235   5,549    6,286   7,494     8,889
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Operating income........      430       298       316      436     879     905     913   1,069    1,263   1,620     1,754
Interest and other
 (income) expense, net..       30        26        32      (83)     30      (1)     56      36       52      81       105
Reorganization costs....      --        --        --       --      --      --      --      --       --    1,269       --
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Income before income
 taxes..................      400       272       284      519     849     906     857   1,033    1,211     270     1,649
Income taxes............       58        27        29       55      77     104     111      55       77    (121)      594
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Net income..............   $  342    $  245    $  255   $  464  $  772  $  802  $  746  $  978  $ 1,134  $  391   $ 1,055
                           ======    ======    ======   ======  ======  ======  ======  ======  =======  ======   =======
Pro forma data (2):
 Pro forma income
  taxes.................       78        66        67      121     212     204     180     296      359     218       --
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
 Pro forma net income...   $  264    $  179    $  188   $  343  $  560  $  598  $  566  $  682  $   775  $  173   $ 1,055
                           ======    ======    ======   ======  ======  ======  ======  ======  =======  ======   =======
 Pro forma net income
  per common share......   $ 0.04    $ 0.03    $ 0.02   $ 0.05  $ 0.07  $ 0.06  $ 0.04  $ 0.05  $  0.05  $ 0.01   $  0.07
                           ======    ======    ======   ======  ======  ======  ======  ======  =======  ======   =======
 Number of shares used
  in computing pro
  forma net income per
  share.................    6,365     6,766     7,583    7,583   7,583  10,556  14,465  14,823   15,180  15,424    15,444
                           ======    ======    ======   ======  ======  ======  ======  ======  =======  ======   =======
AS A PERCENTAGE OF NET
 SERVICE REVENUES:
Net service revenues....    100.0%    100.0%    100.0%   100.0%  100.0%  100.0%  100.0%  100.0%   100.0%  100.0%    100.0%
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Operating expenses:
 Professional medical
  fees..................     55.7      56.9      52.4     48.5    45.1    42.7    38.5    35.1     37.4    42.5      44.6
 Human resources........     11.9      12.6      14.3     14.6    14.3    16.9    22.0    25.1     23.1    19.4      18.8
 Supplies...............      5.0       6.8       9.0     10.1     7.8     8.0     7.7     7.9      7.5     6.3       5.5
 Billing and collection
  costs.................      5.1       5.2       5.4      6.1     6.5     6.9     6.4     5.6      5.9     6.0       5.8
 Other costs............      9.4       9.6      10.5     10.1     8.2     9.1    10.5    10.1      9.3     8.0       8.8
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
   Total operating
    expenses............     87.1      91.2      91.5     89.4    82.0    83.6    85.1    83.8     83.2    82.2      83.5
                           ------    ------    ------   ------  ------  ------  ------  ------  -------  ------   -------
Operating Income........     12.9       8.8       8.5     10.6    18.0    16.4    14.9    16.2     16.8    17.8      16.5
                           ======    ======    ======   ======  ======  ======  ======  ======  =======  ======   =======

--------
(1) Represents consolidated financial data for STAT for the year ended December 31, 1994 combined with financial data for STAT Physicians I for the eight months ended August 31, 1994.
(2) Reflects the effects of income taxes not otherwise payable by entities which were partnerships or S corporations prior to the Exchange.

 LIQUIDITY AND CAPITAL RESOURCES

  Capital requirements of STAT relate principally to three areas: (i) funds required to purchase capital assets for dialysis facilities and equipment for the expansion of existing and opening of new HBO therapy facilities; (ii) working capital needs associated with financing the acquisition and start-up of new emergency department contracts; and (iii) availability of funds for acquisitions which complement STAT's growth strategy.

  Management is actively evaluating new markets for the expansion of STAT's disease management services and considers either dialysis facilities or HBO therapy facilities to be the optimum vehicles for market entry. These ventures are the most capital intensive of STAT's businesses and require funds to purchase dialysis and HBO therapy equipment. At June 30, 1996, STAT had commitments for approximately $0.5 million of HBO therapy equipment for new facilities expected to open during the fourth quarter of 1996.

  In evaluating individual business segments of STAT, working capital needs are most extensive as they relate to increases in emergency department contracts. Experience indicates that upon commencement of new contracts, periods ranging from 90 to 150 days are required to achieve normal cash flows. Accordingly, the more rapidly STAT is able to add new contracts, the greater the working capital needs.

  In evaluating growth opportunities, management expects to consider acquisitions as well as growth through internal development. Some acquisitions may be accomplished through the issuance of additional stock; however, it is expected that cash will be a significant medium in STAT's acquisition strategy.

  Historically, capital requirements have been met through a combination of sources including: (i) cash flows from operations; (ii) proceeds from Old STAT's April 1995 initial public offering; and (iii) lease and bank financing. STAT currently has a $6.5 million Revolving and Term Credit Facility with two commercial banks (the "Revolving and Term Credit Facility"). The revolving portion of the facility has a borrowing limit of up to $3.0 million, based upon qualified accounts receivable, bears interest, at STAT's option, at either (i) the prime rate or (ii) the London Interbank Offered Rate plus 1.50% to 2.25% per annum, depending on STAT's debt to cash flow ratio, and matures in August 1997. The term portion of the facility has a borrowing limit equal to the lesser of $3.5 million or 75% of new equipment purchases, bears interest at the prime rate, and matures in August 1999. Accrued interest is payable monthly. All borrowings under the term facility must be made prior to August 1997. Until August 1997, outstanding principal under the term facility is payable monthly in installments equal to 1/36 of the principal then outstanding. After August 1997, principal outstanding under the term facility will be payable in 24 equal monthly installments. In addition, STAT is required to pay to the banks a quarterly commitment fee of up to 0.25% of the unused revolving credit commitment. The Revolving and Term Credit Facility also contains customary restrictive covenants, prohibits the payment of dividends, requires STAT to maintain certain financial ratios and guaranteed by all of STAT's subsidiaries and affiliated physician groups. At September 30, 1996, there was $2.3 million outstanding under the revolving facility and approximately $425,000 outstanding under the term facility. Discussions recently commenced to increase the borrowing limits of the proposed Revolving and Term Credit Facility. However, no assurances can be made that STAT will be able to achieve this objective.

  Management believes that cash flows from operations and its borrowing capacity should be sufficient to meet its anticipated capital expenditures and other operating requirements and to substantially fund its growth strategy for the next 12 months. However, because future cash flows and the availability of financing are subject to a number of variables, such as the timing and size of dialysis and HBO therapy developments and acquisitions and new emergency medical management contracts, there can be no assurance that STAT's capital resources will be sufficient to maintain currently planned levels of growth. Accordingly, STAT may be required to seek additional equity or debt financing from other sources to fund its growth strategy. If financing is not available or is not available on terms acceptable to STAT, STAT may not be able to maintain currently planned levels of growth.

 INFLATION

  Inflation has not had a material impact on the operations or financial condition of STAT during the last three years.

 NEW ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No.123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the financial statements as if the fair value of stock-based compensation had been recorded. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. STAT will provide the pro forma disclosures beginning with its 1996 Annual Report and will continue accounting for such plans under the existing accounting rules.

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The requirements are effective for financial statements for fiscal years beginning after December 15, 1995. STAT does not anticipate that adoption of SFAS No. 121 will have a significant effect on its financial condition or results of operations.

 HEALTHCARE INDUSTRY OVERVIEW

  General. Healthcare in the U.S. traditionally has been delivered through a fragmented system of healthcare providers. Diverse treatment protocols among providers of chronic disease care have contributed to increased costs. The role of healthcare providers is changing dramatically. Third-party payors, including HMOs, increasingly are turning to specialized disease management companies that offer integrated care solutions to improve quality and reduce costs. In addition, hospital networks are outsourcing departmental functions to specialized management companies to reduce the administrative burdens of providing healthcare and permit hospitals to focus on their core competencies.

  Disease Management Services. Certain chronic diseases, including chronic kidney failure, require frequent and specialized healthcare services to maximize the benefits of advanced treatment protocols. Chronic kidney failure is the state of advanced renal impairment that generally is irreversible and requires routine dialysis treatments an average of three times per week or kidney transplantation in order to sustain life. In addition to the need for dialysis treatment, chronic kidney failure patients frequently suffer from one or more associated medical conditions, including diabetes, non-healing wounds, hypertension, coronary artery disease, anemia and nutritional problems. Qualified patients with chronic kidney failure have been entitled since 1972 to Medicare benefits regardless of age or financial circumstances under the federal ESRD program. Industry sources estimate that diabetes accounts for approximately 36% of all new cases of chronic kidney failure, and that in 1995 there were approximately 16 million diagnosed and undiagnosed cases of diabetes in the U.S. According to HCFA, the number of patients requiring chronic dialysis services in the U.S. has grown at a 9% compounded annual growth rate to 187,000 patients in 1994 from 66,000 in 1982.

  Advanced-stage diabetics typically have decreased sensation and oxygenation in their lower extremities and, as a result, are predisposed to non-healing, ulcerating lower extremity wounds which can become gangrenous and lead to amputation. Historically, nearly one-third of all diabetics have required lower extremity amputation after chronic kidney failure. HBO therapy is considered an important adjunctive treatment for infected, non-healing wounds and other chronic conditions caused by diminished tissue oxygenation. During HBO therapy, a patient breathes 100% oxygen in a pressurized chamber at two to three times the atmospheric pressure at sea level. There are currently only approximately 260 HBO therapy facilities in the U.S. HBO therapy can help avoid amputation and its costs and complications and is also considered a vital and primary treatment for resolution of certain emergency situations such as air embolism, decompression sickness, carbon monoxide poisoning and burns. Medicare reimbursement is generally available for all these conditions other than treatment for burns.

  The healthcare needs of patients with chronic kidney failure are complex and costly and require frequent, specialized care. When specifically tailored to care for patients with chronic kidney failure, home healthcare helps identify problems early, often reducing the need for more expensive in-patient care. Home healthcare organizations also assist in administering special medical services to persons with ESRD, including the administration of erythropoietin ("EPO") and general nutrition analysis. Management believes that the healthcare needs of patients with chronic kidney failure are better served by an integrated approach including kidney dialysis, HBO therapy and home healthcare and related ancillary services.

  Emergency Physician Practice Management Services. Hospitals frequently outsource key departmental functions, including emergency medicine, radiology, anesthesiology and pathology, to third-party management companies in an effort to control and reduce operating costs and focus on their core competencies. There are approximately 5,200 hospitals in the U.S., many of which face numerous problems in managing their emergency departments, including difficulties in recruiting, evaluating, scheduling and retaining qualified emergency physicians, increased patient volumes, and the inefficient use of emergency departments for routine primary care. Competitive pressures have focused the attention of many hospital administrators on the need for better management of their emergency departments. Hospitals frequently turn to physician practice management firms with specialized skills to help solve physician contract and scheduling problems, to strengthen the management of their professional medical staff and specific clinical departments, to better control costs, and to assist in meeting their healthcare coverage needs and obligations to patients who are indigent, uninsured or unassigned to a referring private physician.

 OPERATIONS

 Disease Management Services

  General. As of October 1, 1996, STAT operated five dialysis facilities, managed two HBO therapy facilities and had entered into contracts to manage three additional HBO therapy facilities commencing in October 1996, and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas.

  Treatment Options for End-Stage Renal Disease. Treatment options for chronic kidney failure include hemodialysis, peritoneal dialysis and kidney transplantation. HCFA estimates that as of December 31, 1994, 82% of the ESRD patients in the United States were receiving hemodialysis treatment in outpatient facilities, with the remaining patients being treated in the home either through peritoneal dialysis (17%) or home hemodialysis (1%).

  Hemodialysis is generally performed on an outpatient basis in a freestanding facility. Hemodialysis uses an artificial kidney, called a dialyzer, to remove certain toxins, fluids and salt from a patient's blood combined with a machine to control external blood flow and to monitor certain vital signs of the patient. A hemodialysis treatment usually lasts approximately three hours and is performed three times per week per patient.

  Peritoneal dialysis is generally performed by the patient at home. There are several variations of peritoneal dialysis. The most common are continuous ambulatory peritoneal dialysis ("CAPD") and continuous cycling peritoneal dialysis ("CCPD") or automated peritoneal dialysis ("APD"). All forms of peritoneal dialysis use the patient's peritoneal (abdominal) cavity to eliminate fluid and toxins from the patient. Toxins in the blood continuously cross the peritoneal membrane into the dialysis solution. After several hours, the patient drains the used dialysis solution and replaces it with fresh solution. CCPD and APD are performed in a manner similar to CAPD, but use a mechanical device to cycle dialysis solution while the patient is sleeping or at rest.

  An alternative treatment not provided by STAT is kidney transplantation. While transplantation, when successful, is generally the most desirable form of therapeutic intervention, the shortage of suitable donors limits the availability of this treatment option. STAT currently has transplantation agreements with the University of Texas Medical Branch-Galveston and the University of Texas Health Science Center, San Antonio, to provide assessment and evaluation of STAT's patients for possible kidney transplant services and to facilitate patient transfers. No fees are involved or paid in connection with such relationship.

  Dialysis Facilities. STAT currently operates 83 dialysis stations at five facilities. STAT expects to open one additional facility with ten dialysis stations in the fourth quarter of 1996. The following table sets forth certain information as of October 1, 1996 regarding STAT's dialysis facilities:

                                             NO. OF                  SERVICE
                                            INSTALLED   STATION   COMMENCEMENT
              FACILITY LOCATION             STATIONS  CAPACITY(1)     DATE
              -----------------             --------- ----------- -------------
   McAllen, Texas..........................     27         30        April 1993
   Rio Grande City, Texas..................     10         16     November 1993
   Weslaco, Texas..........................     20         20         June 1994
   Mission, Texas..........................     15         24       August 1995
   Brownsville, Texas (2)..................     11         24          May 1996
   El Paso, Texas (2)......................     10         24                (3)
                                               ---        ---
       Total...............................     93        138
                                               ===        ===

--------
(1) Number of dialysis stations for which plumbed, certified space is currently available.
(2) Owned by a limited partnership in which physicians hold a non-controlling interest.
(3)  Operations expected to commence in the fourth quarter of 1996.

  STAT's dialysis facilities are designed specifically for outpatient hemodialysis and generally contain, in addition to space for dialysis treatments, a nurses' station, a patient weigh-in area, a supply room, a water treatment space used to purify the water used in hemodialysis treatments, a dialyzer reprocessing room (where dialyzers are sterilized for reuse), staff work areas, offices and a staff lounge and kitchen. Many of STAT's facilities also have a designated area for training patients in home dialysis. Each currently installed dialysis unit is generally operated at or near capacity ten to 13 hours per day, six days per week. As demand for dialysis increases, STAT intends to increase capacity by purchasing and installing additional dialysis units in vacant stations and/or expanding operating hours.

  In accordance with conditions for participation in the Medicare ESRD program, each facility has a qualified physician who serves as medical director and an Administrator who supervises the day-to-day operations of the facility and the staff. Generally, the medical director must be board eligible or board certified in internal medicine and have had at least 12 months of experience or training in the care of patients at ESRD facilities. The staff of each facility typically consists of registered nurses, licensed practical or vocational nurses, patient care technicians, a social worker, a registered dietician, a unit clerk and bio-medical technicians.

  All of STAT's dialysis facilities offer both high-efficiency and conventional hemodialysis, which physicians practicing at STAT's facilities deem suitable for their patients. STAT considers the equipment installed and supplies utilized at its facilities to be among the most technologically advanced presently available.

  STAT also offers CAPD and various other forms of home dialysis. Home dialysis services consist of providing equipment and supplies, training, patient monitoring and follow-up assistance to patients who prefer and are able to receive dialysis treatments in their homes. Patients and their families are trained by a registered nurse to perform either CAPD or CCPD at home.

  HBO Therapy Services. Approximately 85% of the patients with chronic kidney failure served by STAT during 1995 also suffer from diabetes or vascular disease. These diseases generally cause decreased sensation and oxygenation in the lower extremities. As a result, these individuals are predisposed to problem wounds which fail to respond to established medical/surgical management, including diabetic feet, compromised amputation sites, non-healing traumatic wounds, and vascular insufficiency ulcers. HBO therapy provides a significant increase in tissue oxygenation in the poorly perfused, infected wound. This elevation in oxygen induces significant positive changes in the wound repair process. HBO therapy is prescribed, either as a primary or adjunctive treatment, and only for those physical conditions approved by the Undersea and Hyperbaric Medical Society. In the case of problem wounds, the average treatment consists of approximately 20 treatments, each with a duration of approximately two hours. Specially-trained personnel observe and monitor the entire treatment. Governmental regulations require that HBO therapy be hospital-based.

  STAT currently manages the operations of six monoplace chambers at two HBO therapy facilities, and expects to open six monoplace chambers at three additional facilities in the fourth quarter of 1996. The following table sets forth certain information as of October 1, 1996 regarding the HBO therapy facilities managed by STAT:

                                    NO. OF
                                  INSTALLED     CHAMBER    EXPIRATION OF INITIAL
            FACILITY             CHAMBERS (1) CAPACITY (2)     CONTRACT TERM
            --------             ------------ ------------ ---------------------
Brownsville, Texas..............       3            3             May 2000
Corpus Christi, Texas...........       3            3           April 1999(3)
Kingsville, Texas...............       2            2            Fall 1999(4)
Mission, Texas..................       2            4            Fall 2001(4)
Eagle Pass, Texas...............       2            4            Fall 2001(4)
                                     ---          ---
    Total.......................      12           16
                                     ===          ===

--------
(1) Number of monoplace chambers currently installed or expected to be installed upon commencement of facility operations.
(2) Number of monoplace chambers for which plumbed, certified space is currently available.
(3) Upon commencement of operations at the Kingsville facility, the contract term of the Corpus Christi facility will restart for a new three-year period.
(4) Assumes operations commence as expected in the fourth quarter of 1996.

STAT administers HBO therapy to patients in monoplace chambers pursuant to contracts with hospitals, which, except with respect to the Kingsville facility, may be automatically renewed for additional, one-year periods after the initial term. Under the terms of each contract, STAT provides and maintains HBO and related medical equipment at each hospital and furnishes qualified supervising physicians, nurses and medical technicians specially trained in HBO therapy to administer the HBO therapy to patients. STAT receives from the hospitals a fixed fee for each outpatient HBO therapy, with fees for inpatient treatments determined on a case-by-case basis. Each currently installed chamber is generally operated at or near capacity 12 to 14 hours per day, six days per week. As demand for HBO therapy increases, STAT intends to increase capacity by purchasing and installing additional chambers in available space and/or expanding operating hours.

  Home Healthcare and Other Ancillary Services. Approximately 45% of the patients served by STAT's home health services during 1995 had chronic kidney failure or diabetes. In addition, a number of STAT's patients are elderly, are often immobile and have medical conditions requiring frequent at-home healthcare. To serve the special needs of these patients, STAT has entered into a management services agreement with a local provider of home healthcare services. Under the terms of the agreement, STAT furnishes nursing staff to perform basic nursing services as well as a nursing staff specially trained for the care of renal, diabetic, transplant, cancer and cardiac patients. In addition, STAT provides continuing education and training for its employees on an on-going basis and provides a number of administrative, financial and management services to the home health agency such as quality assurance, risk management, employee safety and physician relations services. For its services, STAT receives a fixed fee for each visit made to a patient's home and a fixed hourly management support services fee for other enumerated services. Fees are subject to amendment based on changes in Medicare or Medicaid laws. The agreement expires in December 2002 and contains non-competition provisions throughout its term and for a one-year period thereafter.

  STAT's dialysis facilities also provide a comprehensive range of related ancillary services to ESRD patients, the most significant of which is the administration of EPO upon a physician's prescription. EPO is a bio-engineered protein which stimulates the production of red blood cells and is used in connection with all forms of dialysis to treat anemia, a medical complication frequently experienced by ESRD patients. Other ancillary services include: (i) certain laboratory tests required by Medicare to determine the effectiveness of dialysis treatments; (ii) general nutrition analysis; (iii) studies to test the degree of bone deterioration; (iv) electrocardiograms; (v) nerve conduction studies to test for deterioration of a patient's nerves; (vi) doppler flow testing to test the effectiveness of a patient's vascular access for dialysis; and (vii) blood transfusions.

  Physician Relationships. A key factor in the success of any of STAT's dialysis facilities is its relationship with local nephrologists. ESRD patients generally seek treatment at a facility near home and where the attending nephrologist has practice privileges. Consequently, STAT's dialysis business relies upon its ability to meet the needs of the referring physicians and the ESRD patients in the communities STAT serves. During 1995, two nephrologists who are also principal stockholders of STAT collectively accounted for approximately 80% of STAT's net service revenues from dialysis services (approximately 27% of STAT's total net service revenues).

  The medical directors of STAT's dialysis facilities, each of whom is a nephrologist, enter into written contracts with STAT which specify their duties and establish their compensation (which is fixed for periods of three years or more). The compensation of the medical directors and other physicians for services under contract is separately negotiated for each facility and generally depends upon competitive factors in the local market, the physician's professional qualifications and responsibilities and the size and utilization of the facility or relevant program.

  Sources of Reimbursement. Under the Medicare ESRD program, Medicare reimburses dialysis providers for the treatment of individuals who are diagnosed to have chronic kidney failure and are eligible for participation in the Medicare program, regardless of age or financial circumstances. For each treatment, Medicare pays 80% of the amount set by the Medicare prospective reimbursement system, and a secondary payor (usually Medicare supplemental insurance or the state Medicaid program) pays approximately 20% of the amount set by the Medicare prospective reimbursement system. Texas (currently the only state where STAT provides dialysis services) provides Medicaid benefits to qualified recipients to supplement their Medicare entitlement. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, some of which may have the effect of decreasing program payments, increasing costs or modifying the way STAT operates its dialysis business. See "--Medicare Reimbursement," below.

  Assuming a patient is eligible for participation in the Medicare program, the commencement date of Medicare benefits for ESRD patients electing hemodialysis is dependent on several factors. ESRD patients under 65 years of age who are not covered by an employer group health plan (for example, the uninsured, those covered by Medicaid and those covered by an individual health insurance policy) must wait 90 days after commencing dialysis treatment to be eligible for Medicare benefits. During the first 90 days of treatment, the patient, Medicaid or the private insurer is responsible for payment (and, in the case of the individual covered by private insurance, such responsibility is limited to the terms of the policy, with the patient being responsible for the balance). ESRD patients under 65 years of age who are covered by an employer group health plan must wait 21 months after commencing dialysis treatment before Medicare becomes the primary payor. Medicare generally covers those who are ages 65 and over, except that Medicare coverage is secondary for some patients who have qualifying employer group health insurance. During the first 21 months of treatment, the employer group health plan is responsible for payment at its negotiated rate or, in the absence of such a rate, at STAT's usual and customary rates and the patient is responsible for deductibles and co-payments, if applicable, under the terms of the employer group health plan.

  If an ESRD patient with an employer group health plan elects home dialysis training during the first 90 days of dialysis, Medicare becomes the primary payor after 18 months. If an ESRD patient without an employer group health plan begins home dialysis training during the first three months of dialysis, Medicare immediately becomes the primary payor.

  Medicare Reimbursement. STAT is reimbursed by Medicare under a prospective reimbursement system for chronic dialysis services provided to ESRD patients. Under this system, the reimbursement rates are fixed in advance and have been adjusted from time to time by Congress. Although this form of reimbursement limits the allowable charge per treatment, it provides STAT with predictable and recurring per treatment revenues and allows STAT to retain any profit earned. Medicare has established a composite rate set by HCFA that governs the Medicare reimbursement available for a designated group of dialysis services, including the dialysis treatment, supplies used for such treatment, certain laboratory tests and certain medications. The Medicare composite rate is subject to regional differences based upon certain factors, including regional differences in wage earnings. Certain other services and items are eligible for separate reimbursement under Medicare and are not part of the composite rate, including certain drugs (including EPO), blood (for amounts in excess of three units per patient per year), and certain physician-ordered tests provided to dialysis patients. Claims for Medicare reimbursement must generally be presented within 15 to 27 months of treatment depending on the month in which the service was rendered and for Medicaid secondary reimbursement, if applicable, within 60 to 90 days after payment of the Medicare claim. STAT generally submits claims monthly and is usually paid by Medicare within 30 days of the submission. If in the future Medicare were to include in its composite reimbursement rate any of the ancillary services presently reimbursed separately, STAT would not be able to seek separate reimbursement for these services and this would adversely affect STAT's results of operations to the extent a corresponding increase were not provided in the Medicare composite rate.

  STAT receives reimbursement for outpatient dialysis services provided to Medicare-eligible patients at rates that are currently $117 per treatment. The Medicare ESRD composite reimbursement rate is subject to change by legislation and recommendations by the Prospective Payment Assessment Commission ("PROPAC"). The Medicare ESRD composite reimbursement rate currently ranges from $117 to $138 per treatment, depending on regional wage variations. STAT is unable to predict what, if any, future changes may occur in the rate of reimbursement, or, if made, whether any such changes will have a material effect on STAT's revenues and net earnings.

  On June 1, 1989, the FDA approved the production and sale of EPO, and HCFA-approved Medicare reimbursement for EPO's use by dialysis patients. EPO stimulates the production of red blood cells and is beneficial in the treatment of anemia, with the effect of reducing or eliminating the need for blood transfusions for dialysis patients. Physicians began prescribing EPO for their patients in STAT's dialysis facilities in April 1993. The Medicare ESRD reimbursement rate for EPO is currently $10 per 1,000 units. Legislation has been enacted in recent years to reduce the Medicare reimbursement rate for EPO, and the reimbursement rate may be further reduced in the future. There can be no assurance that STAT can maintain current operating margins in the future for EPO administrations due to potential reimbursement decreases, or to potential increases in product costs from its sole manufacturer.

  Medicaid Reimbursement. Medicaid programs are state administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (e.g., oral medications) that are not covered by Medicare. State regulations generally follow Medicare reimbursement levels and coverages without any co-insurance amounts. STAT is a licensed ESRD Medicaid provider in Texas.

  Private Reimbursement/Certain Payor Arrangements. STAT receives reimbursement from private payors for ESRD treatments prior to Medicare becoming a patient's primary payor at rates significantly higher than the per treatment rate set by Medicare. After Medicare becomes a patient's primary payor, private secondary payors generally reimburse STAT for 20% of the Medicare per treatment rate. In addition, STAT has entered into non-exclusive contracts with third-party payors, including many leading HMOs in STAT's service areas, to provide dialysis services to their beneficiaries.

 Emergency Physician Practice Management Services

  General. STAT also provides physician practice management services to its affiliated physician groups, which in turn provide emergency medical and related services to hospitals. Through the affiliated physician groups, STAT currently provides emergency medical services at 24 hospitals primarily in the Houston greater metropolitan area.

 Management Agreements with Affiliated Physician Groups. Under Management Services Agreements between STAT and its affiliated physician groups (the "Management Agreements"), which are generally perpetual and without provision for cancellation or termination, STAT identifies, recruits and screens potential candidates to serve as emergency room physicians in hospitals which have contracted with STAT's affiliated physician groups to provide physician contract management services. The affiliated physician groups then enter into contracts with physicians meeting the groups' qualifications and present those physicians as candidates for admission to the hospital's medical staff. STAT also coordinates, on behalf of and with the assistance of the affiliated physician groups, the scheduling of staff physicians to provide coverage on a 24-hour, 365-day-a-year basis for the hospital's emergency departments. In addition, STAT assists the hospital's administration and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

  STAT also manages and administers the affiliated physician groups' day-to-day business functions, which include but are not limited to, assuring responsibility for the administrative, accounting, payroll and personnel functions related to the practice of medicine. Under the Management Agreements, STAT is also required to bill and collect the professional fees for the medical services provided on behalf of the affiliated physician groups, maintains all files and records, negotiates and administers all hospital contracts, and provides consulting services to the affiliated physician groups in connection with the procurement and administration of professional liability insurance and the employment of personnel. All final decisions relating to medical care are solely that of the affiliated physician groups.

  In consideration of the services provided by STAT under the Management Agreements, each affiliated physician group pays a management fee and provides reimbursement of all related expenses to STAT. Each affiliated physician group has also appointed STAT its attorney-in-fact to act on its behalf for the purposes of collecting and receiving all fees and revenues payable to the affiliated physician groups as a result of professional services rendered and for the purpose of carrying out its management functions under its hospital contracts.

  Hospital Contracts. STAT's affiliated physician groups currently provide emergency medical services through their independent contracting physicians with the following hospitals:

                                                                    SERVICE
                                                                 COMMENCEMENT
FACILITY (1)                                      LOCATION           DATE
------------                                -------------------- -------------
San Jacinto Methodist Hospital (2).........       Baytown, Texas     July 1987
Twelve Oaks Hospital (3)...................       Houston, Texas      May 1989
Columbia Fort Bend Medical Center.......... Missouri City, Texas    April 1990
Columbia Alvin Medical Center..............         Alvin, Texas February 1991
Columbia North Houston Medical Center......       Houston, Texas   August 1991
Columbia Katy Medical Center...............          Katy, Texas December 1992
Columbia Kingwood Medical Center...........      Kingwood, Texas  January 1993
Columbia Alice Physicians & Surgeons
 Hospital..................................         Alice, Texas  January 1994
Columbia Mainland Regional Health
 Hospital..................................    Texas City, Texas December 1994
Columbia Conroe Regional Medical Center....        Conroe, Texas February 1996
Columbia Spring Branch Medical Center......       Houston, Texas February 1996
Columbia Bellaire Hospital.................       Houston, Texas    March 1996
Columbia North Houston Medical Center -
 Airline Campus............................       Houston, Texas    March 1996
Columbia West Houston Medical Center.......       Houston, Texas    March 1996
Columbia Doctors Hospital East Loop........       Houston, Texas    April 1996
Columbia Rosewood Medical Center...........       Houston, Texas    April 1996
Columbia East Houston Medical Center.......       Houston, Texas    April 1996
Brownsville Medical Center (3).............   Brownsville, Texas     June 1996
Columbia Gulf Coast Medical Center.........       Wharton, Texas     July 1996
Columbia Bayshore Medical Center...........      Pasadena, Texas     July 1996
Columbia Doctors Hospital of Laredo........        Laredo, Texas  October 1996
Columbia Valley Regional Medical Center....   Brownsville, Texas  October 1996
Columbia Rio Grande Regional Hospital......       McAllen, Texas  October 1996
Medical Center of Southeastern Oklahoma
 (4).......................................     Durant, Oklahoma  October 1996

--------
(1)Except as otherwise noted, all hospitals are owned by Columbia.
(2)Facility owned by The Methodist Healthcare Network.
(3)Facility owned by Tenet Health System.
(4)Facility owned by Health Management Associates.

  Through its affiliated physician groups, STAT provides contract management services to hospitals under fee-for-service contracts. Hospitals entering into fee-for-service contracts agree to authorize the affiliated physician group to bill and collect the professional component of the charges for medical services rendered by the group's contracted physicians. Under fee-for-service arrangements, the affiliated physician groups receive directed disbursements of the amounts collected and, depending on the hospital's patient volume and payor mix, may also receive a stand-by or on-call fee from the hospital. Pursuant to such contracts, the affiliated physician groups assume responsibility for billing and collection and assume the risks of non-payment, changes in patient volume or payor mix and delays attendant to reimbursement through government programs or third-party payors. All of these factors are taken into consideration by the affiliated physician groups, in consultation with STAT, in arriving at appropriate contractual arrangements with healthcare institutions and professionals. The affiliated physician groups' service contracts with hospitals generally have a term of two years, and contain provisions permitting renewal for additional periods.

  Pursuant to the Columbia Agreement, one of STAT's affiliated physician groups has agreed to be the exclusive provider of emergency medical services to 15 of Columbia's hospitals in the Houston greater metropolitan area. The Columbia Agreement has an initial term ending in January 1998 with provisions for automatic renewal, and may be terminated by Columbia in certain circumstances, including unsatisfactory service by STAT or its affiliated physician group. During the term of the Columbia Agreement and for two years thereafter, STAT has agreed not to organize or provide administrative or advisory services to independent physician or similar associations whose practices relate to areas other than emergency medicine and who are located in proximity to specified Columbia medical centers. There can be no assurance that the Columbia Agreement will be renewed at the conclusion of its initial term, that it will be renewed on substantially the same terms and conditions, or that it will not be terminated prior to the conclusion of its term.

  Physician Contracts. STAT's affiliated physician groups contract with physicians as independent contractors to fulfill their contractual obligations to provide qualified doctors to hospital clients. While each hospital with which each affiliated physician group contracts ultimately determines whether a physician must be board certified in emergency medicine to provide medical services in its emergency room, hospitals generally do not require physicians to be so certified. Each affiliated physician group requires all physicians to be currently licensed to practice medicine and to be Advanced Cardiac Life Support ("ACLS") certified before entering into a contract for the physician's service. Professional fees payable to the physician are disbursed by STAT pursuant to the Management Agreements. As independent contractors, the physicians are responsible for their own income and social security taxes, as well as workers compensation insurance. The contracts with independent contractor physicians can be terminated by the affiliated physician group or the independent contractor physicians with 30 days' notice, or immediately by the affiliated physician group for cause.

 QUALITY ASSURANCE

  As part of STAT's continuing efforts to increase the quality of its services and reduce its professional liability exposure with respect to potential negligent acts of its employees and contractors, STAT manages and monitors the quality and performance of its physicians and services.

  Disease Management Services. In order to optimize therapy and improve outcomes, STAT monitors patient outcomes in all of its dialysis facilities. Regular monitoring of the prescribed dialysis treatments and the key physiological parameters of patients (including periodic measurements to assess anemia, nutritional status and adequacy of dialysis) constitutes part of the continuous quality improvement conducted by STAT. Pursuant to Medicare requirements, each dialysis facility has a quality assurance committee that typically includes the facility's medical director, administrator and nurses, as well as other technical personnel. This committee meets regularly to monitor the quality of care in the facility and to assure compliance with applicable regulations. At the patient level, STAT attempts to ensure quality care through the provision of instruction to all ESRD patients before and after the initiation of dialysis treatment. Patients are encouraged to participate in their own care to the fullest extent possible.

  A comprehensive wound monitoring, measurement and documentation process provides consistency and quality of the wound management systems associated with HBO therapy. Clinical records are monitored to assure compliance with treatment standards, clinical improvements and outcomes. Side effect and infection profiling are also a routine part of the quality monitoring process. The complete quality measurement program of HBO therapy is incorporated into each hospital-wide continuous quality improvement process and is regularly reported.

  Emergency Physician Practice Management Services. STAT employs an ongoing quality management system for its emergency physician practice management services which measures both clinical and non-clinical outcomes. For clinical outcomes, the system is focused on high frequency or high criticality diagnoses with diagnosis-specific standards reported in a physician- and hospital-specific format providing feedback to physicians and support staff. For non-clinical outcomes, the system tracks and studies waiting times, interpersonal interactions, and patient perceptions in order to measure overall patient satisfaction and identify areas for improvement. The non-clinical system includes a patient questionnaire program, a patient complaint program, and a patient call-back program and complies with Joint Commission on Accreditation of Healthcare Organizations (JCAHO) standards. Both the clinical and non-clinical portions of the quality management system are incorporated into each individual hospital's continuous quality improvement program and are reported on a monthly basis.

 MANAGEMENT INFORMATION SYSTEMS

  STAT has implemented information systems designed to enhance the quality of its disease management and emergency physician practice management services. STAT's management information systems collect and report data regarding patient flow, utilization, physician efficiency, patient demographics, managed care participation and other important data used by STAT, hospital clients and medical directors. In addition to assisting STAT in developing staffing patterns and marketing strategies, STAT believes these systems improve efficiency of service, cost effectiveness and patient outcomes.

 GOVERNMENT REGULATION

  General. STAT's operations are subject to extensive governmental regulations at the federal, state and local levels. These regulations require STAT to meet various standards relating to, among other things, the management of facilities, personnel, maintenance of proper records, equipment and quality assurance programs. STAT's facilities are subject to periodic inspection by state agencies and other governmental authorities to determine if the premises, equipment, personnel and patient care meet applicable standards. Any loss by STAT of its various federal certifications, its authorization to participate in the Medicare or Medicaid programs or its license under the laws of any state or other governmental authority from which a substantial portion of its revenues is derived, or a change resulting from reforms that reduce reimbursement or reduce or eliminate coverage for services would have a material adverse effect on STAT's business. To date, STAT has not had any difficulty in maintaining the required licenses or its Medicare and Medicaid certifications. The healthcare services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of STAT will not be reviewed and challenged or that healthcare reform will not result in a material adverse change to STAT's business.

  Fee-Splitting; Corporate Practice of Medicine. The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as STAT, from practicing medicine and from employing physicians to practice medicine. In the states in which STAT conducts or may conduct business, including Texas, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. The laws in most states regarding the corporate practice of medicine have been subject to limited judicial and regulatory interpretation. Management believes STAT's current and planned activities do not constitute fee-splitting or the corporate practice of medicine as contemplated by these statutes or case law interpretations. STAT believes that it is not engaged in the corporate practice of medicine because the physicians who provide patient care services do so as independent professionals. Physicians who are paid directly by STAT are paid for specific administrative and management services under medical director agreements. These agreements also reserve to the physicians exclusive authority to make all decisions regarding medical care. Under STAT's Management Agreements with its affiliated physician groups, STAT is paid for administrative and other services provided at rates which STAT believes reflect the fair market value of such services. In addition, these agreements specifically acknowledge that the affiliated physician groups have the exclusive authority and responsibility for making all decisions regarding medical care. Based on current interpretations of state law in Texas where STAT now operates, STAT believes its arrangements with physicians and affiliated physician groups do not violate the prohibition against the corporate practice of medicine. However, all such laws are subject to interpretation by the courts as well as administrative agencies, and any restructuring required by such change could be detrimental to STAT's business, financial condition and results of operations. There can be no assurance that future interpretations of such laws will not require structural and organizational modifications of STAT's existing relationships with physicians and its affiliated physician groups.

  Self-Referral. Certain provisions contained in the Omnibus Budget Reconciliation Act of 1989 ("Stark I") and the Omnibus Budget Reconciliation Act of 1993 ("Stark II"), and subsequent amendments, prohibit physician referrals for clinical laboratory services and certain other "designated health services," including without limitation outpatient prescription drugs, parenteral and enteral nutrients, equipment and supplies, durable medical equipment and supplies, home health services, and inpatient and outpatient hospital services, to entities with which a physician or an immediate family member has a financial relationship (the "Stark Law"). The Stark Law also prohibits entities from presenting or causing to be presented a claim or bill to any individual, third-party payor or other entity for designated health services furnished under a prohibited referral. A violation of the Stark Law may result in significant civil penalties, which may include exclusion or suspension of the physician and entity from future participation in the Medicare and Medicaid programs and substantial fines.

  In August 1995, HCFA published regulations interpreting Stark I. These regulations only address the original scope of Stark I (clinical laboratories) but representatives of HCFA assert in the preamble to the regulations that these regulations will be used by HCFA as the basis for interpretation of matters involving the other designated health services. The regulations specifically provide that clinical laboratory services that are reimbursed as part of the Medicare composite billing rate for renal dialysis services are excluded from the coverage of Stark I. However, laboratory services not included in the Medicare composite rate could be included within the coverage of Stark I. Although STAT provides a limited number of such laboratory services, STAT believes that it is not a provider of clinical laboratory services subject to the Stark Law.

  In addition, STAT believes it is not a provider of any designated health services which would subject it to application of Stark II. Based upon the preamble to the regulations, as described above, STAT believes that the provision of other services that are paid for under the composite billing rate is outside of the scope of the Stark Law. STAT believes that EPO and other pharmaceuticals that STAT uses in connection with its dialysis services and bills HCFA for separately from the composite billing rate do not constitute outpatient prescription drugs for purposes of the Stark Law and that, therefore, STAT is not a provider of outpatient prescription drugs as a designated health service. However, if it is determined that STAT is providing a designated health service, then each financial relationship between STAT and any physician who refers Medicare or Medicaid covered patients to STAT for the provision of a designated health service must qualify under an exception to the Stark Law or STAT will be unable to submit a bill for payment for such service.

  A financial relationship consists of either a compensation arrangement between a physician, a member of the physician's immediate family and STAT or an ownership interest in STAT held by a physician or a member of the physician's immediate family. STAT has entered into medical director agreements with certain physicians who are in a position to refer patients to STAT's dialysis facilities. STAT has structured these medical director agreements to comply with the Stark Law exception for personal service arrangements. Four of STAT's dialysis facilities lease space from joint ventures in which physicians who refer patients to the facilities hold interests. STAT has structured the leases to comply with the Stark Law exception for the rental of office space. Two nephrologists who are in a position to refer patients to STAT are significant equity owners of STAT as well as medical directors of STAT. In addition, physicians who refer patients to two of STAT's dialysis facilities own minority interests as limited partners in such facilities. A determination that STAT provides designated health services could have a material adverse effect on STAT's business, financial condition and results of operations because certain relationships between STAT and referring physicians do not fall squarely within a safe-harbor exception of the Stark Law.

  Although HBO therapy services constitute outpatient and inpatient hospital services and are therefore a designated health service, STAT does not own or control such services, but merely administers HBO therapy services, and performs certain non-professional functions related thereto, pursuant to management contracts with hospitals. The hospitals, as the licensed entities, provide and bill for the HBO therapy services. STAT is not a licensed provider of inpatient and outpatient hospital services and has no control over or financial interest in any of these hospitals. The only relationship between the hospital and STAT is through STAT's HBO management agreements. Accordingly, STAT believes its HBO administrative operations fall outside the purview of the Stark Law. Nevertheless, a determination that the Stark Law is applicable to STAT's HBO activities would require that STAT's financial relationships with referring physicians comply with a specified exception set forth in the Stark Law, or that STAT take steps to ensure that the physician does not refer patients covered under the

Medicare or Medicaid programs to any hospital with which STAT has an agreement to administer HBO therapy services.

  STAT also provides nursing staff and certain administrative, financial and management services to a local home healthcare agency that provides home health services to patients, including many of the patients of STAT's dialysis facilities. The home healthcare agency, as the licensed entity, provides and bills for the home health services. Since STAT is not a licensed home healthcare agency and has no control over nor financial interest in this agency other than through STAT's management agreement, STAT believes that it is not a provider of home health services as designated health services under the Stark Law. However, if a court or regulatory or enforcement agent determines that the Stark Law applies to STAT's home health management activities, STAT would have to ensure that each of its financial relationships with referring physicians complies with an exception to the Stark Law. In such event, a determination that any financial relationship between STAT and affiliated physicians described in the second preceding paragraph fails to comply with an exception to the Stark Law could have a material adverse effect on STAT's business, financial condition and results of operations.

  The list of designated health services under the Stark Law does not include the management of a physician healthcare practice such as STAT performs for its affiliated physician groups. STAT does not consider these operations to include the provision of a designated health service. In addition, STAT believes that the Stark Law does not apply to its affiliated physician groups' contracts with hospitals. The affiliated physician groups have entered into agreements with hospitals whereby the hospitals authorize the physician groups to bill and collect the professional component of the charges for medical services rendered by the groups' independent contractor physicians. Depending upon a hospital's patient volume and payor mix, a hospital may pay an affiliated physician group a stand-by or on-call fee. In such an event, the agreement could constitute a financial relationship between the affiliated physician group and the hospital that would prohibit the physicians from referring covered patients to the hospital for designated health services. STAT believes that each of the hospital contracts either does not constitute a financial relationship between the affiliated physician group and the hospital because no remuneration is paid to the group by the hospital, or if the relationship qualifies as a financial relationship, it complies with the Stark Law exception for remuneration paid to a physician by a hospital that does not relate to the provision of designated health services. Because the STAT Common Stock is publicly held, a determination of the ownership of such shares by a referring physician, or any member of his or her immediate family, may be extraordinarily difficult.

  It is STAT's belief that it does not provide, directly or indirectly, any designated health service and that the Stark Law does not apply to STAT's activities. Because there have been no cases or other interpretations of the Stark Law or regulations applicable to organizations like STAT, STAT cannot ascertain how its activities might be assessed if reviewed. Furthermore, STAT has no ability to obtain advisory opinions from the regulatory and enforcement agencies that govern the Stark Law. If it is determined that STAT is a provider of designated health services, then no physician who owns, or who has an immediate family member who owns, shares of the capital stock of STAT, may refer a Medicare or Medicaid covered patient to STAT for designated health services.

  Violations of the Stark Law are punishable by civil penalties, which may include exclusion or suspension of the provider from future participation in Medicare and Medicaid programs and substantial fines. A determination that any of STAT's activities constitutes a violation of the Stark Law could have a material adverse effect upon STAT's business, financial condition and results of operations.

  Medicare and State Fraud and Abuse Provisions. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid program patients or patient care opportunities, or in return for the purchase, lease or order of any item or service that is covered by Medicare or certain other federal and state healthcare programs (the "Anti-Kickback Laws"). For an entity to violate the Anti-Kickback Laws, the entity must provide services that are reimbursable under the Medicare or other federal or state healthcare programs, must offer or receive remuneration, and must have an intent to induce referrals.

  Pursuant to the Anti-Kickback Laws, the federal government released a special alert which announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential fraud and abuse relating to Medicare and Medicaid costs. The applicability of these provisions to many business transactions in the healthcare industry has not yet been subject to judicial and regulatory interpretation.

  In 1991, the Inspector General of the U.S. Department of Health and Human Services published "Safe Harbor Regulations" defining safe harbors for certain arrangements that, if complied with, would not violate the Anti-Kickback Laws. A failure to comply with the safe harbors does not, however, mean that a person or entity has violated the Anti-Kickback Laws. Among the safe harbors specifically provided for are safe harbors for ownership interests, personal service contracts, management contracts and space rentals.

  The Anti-Kickback Laws provide civil and criminal penalties for individuals or entities participating in the Medicare and Medicaid programs who knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services reimbursed under such programs. In addition to federal criminal penalties, the Social Security Act also establishes the intermediate sanctions of excluding violators from participation in the Medicare or Medicaid programs.

  STAT believes that its medical director agreements for its dialysis centers, HBO therapy operations and affiliated physician groups described above comply with the safe harbor provisions for personal service arrangements.

  Four of STAT's dialysis facilities are leased from entities in which physicians who refer patients to the facility hold ownership interests. STAT believes that the leases comply with the space rental safe harbor and are in compliance with the Anti-Kickback Laws.

  Although certain other of STAT's financial relationships with affiliated physicians relating to ownership interests in STAT (as described in the fourth paragraph under "--Self-Referral" above) do not fully comply with the safe harbor for investment interests, STAT believes these relationships are in compliance with the Anti-Kickback Laws, and STAT has no intent to compensate any party for the referral of any patients.

  STAT is compensated under its various management agreements for providing management services to affiliated physician groups, home health agencies and hospital-based HBO therapy operations. The fees payable under these agreements are intended by STAT to be consistent with fair market value in arms' length transactions for the nature and amount of management services rendered, and therefore, would not constitute unlawful remuneration under the Anti-Kickback Laws. Furthermore, STAT does not believe it is in a position to make or influence referrals of patients or services reimbursed under Medicare or Medicaid programs to any provider of covered services. Consequently, STAT does not believe that the management fees payable to it should be viewed as remuneration for referring or influencing referrals of patient or services covered by such programs as prohibited by the Anti-Kickback Laws. Except for its dialysis services, STAT is not a provider or supplier of services or items reimbursed by Medicare or state healthcare programs.

  No assurance can be made, however, that a court or regulatory or enforcement agency would view these above-described arrangements in a similar manner. Should any of STAT's business arrangements be deemed to constitute an arrangement designed to induce the referral of Medicare, Medicaid or other covered patients, then such arrangement could be viewed as violating the Anti-Kickback Laws. Noncompliance with the Anti-Kickback Laws can result in exclusion from all such governmental programs as well as civil and criminal penalties. A determination of liability under any such law could have a material adverse effect on STAT's business, financial condition and results of operations.

  In 1991, Texas enacted a law similar to the federal Anti-Kickback Laws which is referred to as the "Illegal Remuneration Statute" and which covers patients sponsored by private payors as well as governmental programs. The Illegal Remuneration Statute prohibits, among other things, a person from intentionally offering to pay or accepting any remuneration directly or indirectly to or from any person or corporation in exchange for a healthcare referral if the person, at the time of initial contact and at the time of the referral, does not disclose to the patient the person's affiliation with the person for whom the patient is secured and that the person will receive remuneration for securing the patient. STAT believes it is in compliance with the Illegal Remuneration Statute and that none of its business arrangements constitute a payment in exchange for a referral. However, a determination that STAT has violated the Illegal Remuneration Statute could subject STAT to injunctive relief, civil penalties or both, which could have a material adverse effect on STAT's business, financial condition and results of operations.

  The False Claims Act. An increasing number of healthcare providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the healthcare provider or other entity) to assert the rights of the government by initiating a qui tam action against a healthcare provider or other entity if such person has or purports to have information that the healthcare provider or other entity submitted a claim to the government for payment that could be false or fraudulent. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. In the event that STAT as a dialysis provider is named as a defendant in a qui tam action and is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on STAT and its operations.

  Medicare. The Medicare program represents a substantial portion of the federal budget, and Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable from the program to healthcare providers. Legislation or regulations may be enacted in the future that may significantly modify the ESRD program or substantially reduce the amount paid for STAT's services. Further, statutes or regulations may be adopted which impose additional requirements for STAT to be eligible to participate in the federal and state healthcare payment programs. Such new legislation or regulations may adversely affect STAT's business operations.

  Recently, HCFA has promulgated regulations to implement the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") with respect to the coordination-of-benefits period for Medicare beneficiaries. HCFA has established rules for Medicare beneficiaries who are eligible for, or entitled to, Medicare on the basis of ESRD and are also entitled on the basis of age or disability. There are essentially four rules currently in effect for primary payor determination during the coordination-of-benefits period.

 .  The first rule provides that if the 18-month period ended before August
   1993, Medicare is primary payor from the first month of dual eligibility entitlement.

 . The second rule provides that if the first month of ESRD-based eligibility or entitlement and the first month of dual eligibility/entitlement both fall after February 1992 and before August 10, 1993, Medicare is (i) primary payor from the first month of dual eligibility/entitlement through August 9, 1993; (ii) secondary payor from August 10, 1993 through the 18th month of ESRD-based eligibility or entitlement; and (iii) primary payor again after the 18th month of ESRD-based eligibility or entitlement.

 . The third rule provides that if the first month of dual eligibility or entitlement is after February 1992, and the first month of dual eligibility or entitlement is after August 9, 1993, Medicare is secondary payor during the first 18 months of ESRD-based eligibility or entitlement, and primary payor after the 18th month of ESRD-based eligibility or entitlement.

 . The fourth rule, and the most controversial, provides in part that Medicare remains the primary payor if a group health plan was already secondary payor for an individual entitled on the basis of age or disability when the individual becomes eligible on the basis of ESRD.

  Initially, HCFA had interpreted OBRA 93 to require a private plan to become primary payor under these circumstances. HCFA later corrected its interpretation of the statute and issued guidance on April 24, 1995 that Medicare remains the primary payor. On June 6, 1995, a federal court issued a preliminary injunction precluding HCFA from retroactively implementing its corrected program instruction for items and services furnished between August 10, 1993 (the enactment of OBRA 93) and April 24, 1995, pending the courts decision on the merits. HCFA has stated that it will modify the rules if required by the final ruling of the court.

  If the court determines that Medicare is the primary payor during the period between August 10, 1993 and April 24, 1995, then this decision could have a material adverse effect on STAT in that it would require STAT to refund certain payments to private insurers for services during that time period, and then re-bill the Medicare Program for such payments. This retroactive application of HCFA's April 1995 program instruction could cause STAT to incur a significant amount of cost in terms of work hours and office expenses. If the court maintains its current position that these rules cannot be retroactively applied, then STAT does not anticipate any impact on its earnings from such finding. However, STAT cannot estimate with any certainty, at the present time, the potential impact that any final ruling or interpretation or the timing of same may have upon its earnings.

  Other Regulations. STAT's operations are also subject to various state hazardous waste disposal laws. Those laws as currently in effect do not classify most of the waste produced during the provision of dialysis services to be hazardous, although disposal of non-hazardous medical waste is also subject to regulation. Occupational Safety and Health Administration regulations require employers of workers who are occupationally subject to blood or other potentially infectious materials to provide those workers with certain prescribed protections against blood borne pathogens. The regulatory requirements apply to all healthcare facilities, including dialysis facilities, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures, and engineering and work practice controls. Employers are also required to comply with certain record-keeping requirements. STAT believes it is in material compliance with the foregoing laws and regulations.

  Although STAT believes it complies in all material respects with current applicable laws and regulations, the healthcare service industry will continue to be subject to substantial regulation at the federal and state levels, the scope and effect of which cannot be predicted by STAT. No assurance can be given that STAT's activities will not be reviewed or challenged by regulatory authorities.

  Regulatory Compliance and Possible Negative Effects of Prospective Healthcare Reform. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in healthcare spending. Although STAT believes it responds to the concerns addressed by such plans, it is not possible to assess the likelihood of whether any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to healthcare providers. Lower rates of reimbursement may reduce the amounts paid by any government payor and, accordingly, may have a material adverse effect on STAT's businesses and the results of its operations.

  Healthcare reforms may expand the existing Anti-Kickback Law and the Stark Law to apply to all healthcare payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect healthcare provider networks or other types of managed care arrangements. There can be no assurance that STAT will be able to comply with any new laws.

  STAT believes it is in material compliance with current applicable laws and regulations. No assurance can be made that in the future STAT's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. Such an investigation or prosecution could result in any, or a combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution. None of STAT's business arrangements with physicians, vendors, patients or others have been the subject of investigation by any governmental authority. No assurance can be given that

STAT's activities will not be reviewed or challenged by regulatory authorities. STAT monitors legislative developments and would seek to restructure a business arrangement if STAT determined that one or more of its business relationships placed it in material noncompliance with such a statute.

  STAT believes that healthcare regulations will continue to change and, as a result, regularly monitors developments in healthcare law. STAT expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While STAT believes it will be able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that its arrangements will not be successfully challenged.

 CORPORATE LIABILITY AND INSURANCE

  STAT's business entails an inherent risk of claims of physician professional and other liability. STAT currently maintains professional liability insurance underwritten by an insurance company unaffiliated with STAT for itself, its affiliated physician groups and its contracted physicians, in amounts it deems to be appropriate, based upon historical claims and the nature and risks of its business. The professional liability insurance coverage is on a claims-made basis (the coverage includes claims reported during the period that the insured was covered by the policy) and includes certain self-insurance retention. There can be no assurance that a future claim for professional liability will not exceed the scope or limits of STAT's available insurance coverage or that such coverage will continue to be available at acceptable costs or at all. Such insurance provides coverage, subject to policy limits, in the event that STAT is held liable as a co-defendant in a lawsuit against an independent contractor physician or hospital or other client. STAT does not control the practice of medicine by physicians or the compliance with certain other regulatory and other requirements directly applicable to physicians or hospitals or other clients. The likelihood that STAT could be held liable for the negligence of a physician would be increased if such physician were determined to be an employee or other agent of STAT.

  In addition to any potential tort liability of STAT, the affiliated physician groups' contracts with hospitals generally contain provisions under which STAT agrees to indemnify the hospital for losses resulting from the contracted physician's malpractice and the hospital agrees to indemnify STAT for losses resulting from the negligence of the hospital or hospital personnel.

 COMPETITION

  The markets for dialysis, HBO therapy, home healthcare and physician practice management services are highly competitive. STAT competes not only with other national and regional management companies and treatment facilities but also with local physician groups and with hospitals themselves, many of which are also trying to combine their own services with those of physicians into integrated delivery networks. STAT is also, in effect, competing against the traditional structure of practicing physician management and hospital management operations. Competition in the industry is based on the scope, quality, and cost of services provided. Certain of STAT's competitors are significantly larger and have substantially greater financial and other resources available to them than STAT.

 LEGAL PROCEEDINGS

  STAT and its affiliated physician groups are involved in various legal proceedings incidental to their business, substantially all of which involve claims related to the alleged medical malpractice of contracted physicians. In the opinion of STAT's management, no individual item of litigation or group of similar items of litigation, taking into account the insurance coverage available to STAT, is likely to have a material adverse effect on STAT's financial position.

 EMPLOYEES AND INDEPENDENT CONTRACTOR PHYSICIANS

  At September 30, 1996, STAT had 268 full-time employees, of whom 13 were in general executive positions, 50 were in administration and 205 were registered nurses or technicians. In addition, as of such date approximately 215 physicians were under contract with STAT's affiliated physician groups or were engaged as medical directors of STAT's dialysis operations. None of STAT's employees is represented by a collective bargaining agreement, and STAT considers its employee relations to be satisfactory.

 PROPERTIES

  STAT's principal executive offices are located in approximately 10,000 square feet of leased space in Houston, Texas 77060 under an agreement terminating in June 1998.

  All of STAT's operations are conducted from leased facilities. STAT leases four facilities from entities in which referring physicians hold an interest. The leases for STAT's operating facilities generally cover periods from three to ten years and typically contain renewal options of one to five years at the fair rental value at the time of renewal or at rates subject to consumer price index increases since the inception of the lease. STAT's facilities range in size from approximately 900 to approximately 7,200 square feet. STAT considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

 CERTAIN INFORMATION REGARDING A DIRECTOR AND AN EXECUTIVE OFFICER OF STAT WHO WILL BECOME A DIRECTOR OF AMERICAN

  The Merger Agreement provides that the obligation of STAT to effect the merger is subject to the condition that American shall have taken all actions necessary to nominate and elect Mr. Schneider as a member of the Board of Directors of American. No other director or executive officer of STAT will serve as a director or executive officer of American immediately following the Merger.

  Mr. Schneider, age 41, has been Chairman of the Board and Chief Executive Officer of STAT since June 1996 and a director since July 1995. STAT's certificate of incorporation and by-laws provide for a classified board of directors. Mr. Schneider is a Class I director of STAT and his term as a director expires at STAT's 1998 annual stockholders meeting. Mr. Schneider had not served as an executive officer of STAT prior to June 1996. Schneider co-founded AmHealth Corporation with Messrs. Ruben and Daniel Perez in October 1992. Mr. Schneider was a co-founder of Columbia/HCA Healthcare Corporation in 1988 and served on its Board of Directors from 1988 to 1993 and as Senior Vice President of Market Development from 1993 to 1994, overseeing Columbia's involvement in physician ventures, mergers, acquisitions and business development.

  In 1995, STAT granted to Mr. Schneider options to purchase 10,000 shares of STAT Common Stock at an exercise price of $2.75 per share, which was the fair market value of the shares on the date of grant.

  In June 1996, upon consummation of the Exchange, Mr. Schneider received 2,811,922 shares of STAT Common Stock in exchange for his interests in the AmHealth Corporations and related entities, was elected Chairman of the Board and Chief Executive Officer of the STAT, and entered into an employment agreement with STAT.

  Mr. Schneider's employment agreement with STAT provides that he will receive an annual salary of $120,000. Additionally, Mr. Schneider is entitled to an incentive compensation award in the form of a bonus, the amount of which is at the discretion of the Compensation Committee of the Board of Directors. In addition, subject to the approval of the Board of Directors, Mr. Schneider has been granted the right to participate in the 1996 Stock Option Plan. The employment agreement provides for an initial term of employment of three years ending in June 1999, provided that the Company may terminate the agreement for cause at any time. In addition, under the terms of the employment agreement, Mr. Schneider has agreed not to compete with, nor to disclose confidential information of, STAT for a period of two years after the termination of the employment agreement.

  The Merger Agreement provides that the obligations of American and Merger Sub to effect the Merger are subject to the condition that Mr. Schneider enter into an employment agreement with American and STAT in the form attached to the Merger Agreement, which will supersede his existing employment agreement with STAT. The terms of the employment agreement among Mr. Schneider, STAT, and American are the same as his existing employment agreement with STAT, except that: (i) American is a party to the new employment agreement; (ii) the new employment agreement has a term of three years following the Effective Time; (iii) the new employment agreement provides that if Mr. Schneider's employment with STAT is terminated by STAT other than for cause, Mr. Schneider will receive one year's salary plus the continuation of certain benefits for one year; (iv) the new employment agreement provides that if Mr. Schneider sells or otherwise disposes of shares of American Common Stock received by him in the Merger prior to certain dates specified therein, he shall pay a portion of the proceeds of such disposition to American; and (v) the new employment agreement provides that Mr. Schneider will not compete with STAT or any of its subsidiaries or affiliates in certain specified types of businesses within 100 miles of any location in which STAT or any of its subsidiaries or affiliates conduct non-transportation business.

 STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF STAT

  The following table sets forth certain information regarding the beneficial ownership of STAT Healthcare Common Stock as of September 30, 1996, assuming the exercise of all options exercisable on, or within 60 days of, such date by
(i) each director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of STAT, (iii) all executive officers and directors as a group and (iv) STAT's principal stockholders. Other than as set forth in the table below, there are no persons known to STAT to beneficially own more than 5% of STAT Common Stock.

                        NAME                          NUMBER(1)     PERCENTAGE
                        ----                          ---------     ----------
Ruben A. Perez(2).................................... 3,868,917        25.8%
Russell D. Schneider(3).............................. 2,824,922(4)     18.9
Daniel A. Perez(5)................................... 1,509,231        10.1
William Restrepo, M.D.(6)............................ 1,043,018         7.0
M.K. Razdan, M.D.(7)................................. 1,026,038         6.9
William H. Rice, M.D.(3).............................   783,756(8)      5.2
Victor M. Miranda, M.D.(3)...........................   805,677(9)      5.4
Ned E. Chapman(3)....................................    90,136(10)       *
David C. Colby.......................................    20,000(11)       *
Ann N. James, Ph.D...................................    20,000(11)       *
All officers and directors as a group (eight per-
 sons)............................................... 9,922,639(12)    65.9%

--------
* Indicates less than 1%.
 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) The address for Mr. R. Perez is 8200 I.H. 10 West, Suite 710, San Antonio, Texas 78230.
 (3) The address for Mr. Schneider, Dr. Rice, Dr. Miranda and Mr. Chapman is 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.
 (4) Includes 10,000 shares purchasable upon the exercise of options.
 (5) The address for Mr. D. Perez is 1300 North 10th, Suite 220, McAllen, Texas 78501.
 (6) The address for Dr. Restrepo is 1801 South 5th Street, Suite 209, McAllen, Texas 78503.
 (7) The address for Dr. Razdan is 222 East Ridge Road, Suite 116, McAllen, Texas 78503.
 (8) Includes 5,414 shares purchasable upon the exercise of options and 778,342 shares owned of record by STAT Physicians I. Drs. Rice and Miranda each own 50% of the outstanding equity interest in STAT Physicians I and share the power to vote and dispose of the shares owned by STAT Physicians I. Excludes

     778,342 shares attributable to Dr. Rice's equity interest in STAT Physicians I, of which Dr. Miranda disclaims beneficial ownership.
 (9) Includes 27,335 shares purchasable upon the exercise of options and 778,342 shares owned of record by STAT Physicians I. Drs. Rice and Miranda each own 50% of the outstanding equity interest in STAT Physicians I and share the power to vote and dispose of the shares owned by STAT Physicians I. Excludes 778,342 shares attributable to Dr. Miranda's equity interest in STAT Physicians I, of which Dr. Rice disclaims beneficial ownership.
(10) Includes 11,250 shares purchasable upon the exercise of options.
(11) Represents shares purchasable upon the exercise of options. The shares underlying such options are subject to repurchase by STAT.
(12) Includes 93,999 shares purchasable upon the exercise of options.

                  COMPARATIVE PER SHARE PRICES AND DIVIDENDS

AMERICAN

  American Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of American Common Stock as reported in the NYSE Composite Transactions Tape, for the quarterly periods presented below:

                                                               AMERICAN COMMON
                                                               ----------------
                                                                HIGH     LOW
                                                               ----------------
   Calendar 1994:
     First quarter............................................  28 1/8 $ 23 1/8
     Second quarter...........................................  26 1/4   21 5/8
     Third quarter............................................  26 1/4   21 1/2
     Fourth quarter...........................................  28 7/8   24 5/8
   Calendar 1995:
     First quarter............................................  28 3/4   24 5/8
     Second quarter...........................................     28    22 3/4
     Third quarter............................................  31 5/8      27
     Fourth quarter...........................................  32 1/2   26 1/4
   Calendar 1996:
     First quarter............................................  35 3/4   28 7/8
     Second quarter...........................................  38 1/2   33 3/4
     Third quarter............................................  38 1/4   32 5/8
     Fourth quarter (through November 1, 1996)................  37 5/8      29

  On October 7, 1996, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of American Common Stock as reported in the NYSE Composite Transactions Tape was $37 1/2. On November 1, 1996, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per share of American Common Stock as reported in the NYSE Composite Transactions Tape was $30 1/4. Stockholders are urged to obtain current market quotations.

STAT

  STAT Common Stock has traded on the Nasdaq National Market since August 23, 1996 and was quoted on the Nasdaq SmallCap Market from April 21, 1995 to August 22, 1996. The following table sets forth the high and low closing sales prices per share of STAT Common Stock as reported by the Nasdaq National Market and the Nasdaq SmallCap Market, for the calendar quarters presented below:

                                                              STAT COMMON STOCK
                                                              ------------------
                                                                HIGH      LOW
                                                              --------- --------
   Calendar 1995:
     Second quarter (beginning April 21).....................    3 3/16       2
     Third quarter...........................................    3 7/8        2
     Fourth quarter..........................................       5      2 3/4
   Calendar 1996:
     First quarter...........................................    6 3/4        3
     Second quarter..........................................    9 5/8     5 1/2
     Third quarter...........................................    8 3/8     5 3/4
     Fourth quarter (through November 1, 1996)...............       9         7

  On October 7, 1996, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of STAT Common Stock as reported on the Nasdaq National Market was $8.375. On November 1, 1996, the most recent date for which prices were available prior to printing this Proxy Statement/Prospectus, the closing price per share of STAT Common Stock as reported on the Nasdaq National Market was $7 3/8. Stockholders are urged to obtain current market quotations.

                                   PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the merger of American and STAT as if the transaction was accounted for as a pooling of interests and occurred, for balance sheet purposes, on June 30, 1996 and, for statements of earnings purposes, on January 1, 1993. These unaudited pro forma combined financial statements should be read in conjunction with American's and STAT's consolidated financial statements and notes thereto that are either incorporated herein by reference or included elsewhere herein. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of American's future results.


  The pro forma combined financial statements do not include any one-time, nonrecurring Merger-related costs, nor do they incorporate any benefits from any potential cost savings or synergies following the Merger.

                        AMERICAN MEDICAL RESPONSE, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                      AMERICAN  STAT   COMBINED
                                                      -------- ------- --------
                       ASSETS
Cash................................................. $ 11,668 $ 1,324 $ 12,992
Accounts receivable..................................  130,085   7,109  137,194
Other current assets.................................   42,449     573   43,022
                                                      -------- ------- --------
  Total current assets...............................  184,202   9,006  193,208
                                                      -------- ------- --------
Property & equipment.................................   70,602   3,149   73,751
                                                      -------- ------- --------
Goodwill.............................................  291,140   1,408  292,548
Other assets.........................................    9,182     196    9,378
                                                      -------- ------- --------
  Total assets....................................... $555,126 $13,759 $568,885
                                                      ======== ======= ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses................ $100,304 $ 3,259 $103,563
Current maturities of debt...........................   19,841   1,558   21,399
                                                      -------- ------- --------
  Total current liabilities..........................  120,145   4,817  124,962
                                                      -------- ------- --------
Long-term debt.......................................   26,869   2,282   29,151
Convertible subordinated notes.......................  125,000     --   125,000
Other liabilities....................................    8,249     --     8,249
                                                      -------- ------- --------
  Total liabilities..................................  280,263   7,099  287,362
                                                      -------- ------- --------
Stockholders' equity.................................  274,863   6,660  281,523
                                                      -------- ------- --------
  Total liabilities and stockholders' equity......... $555,126 $13,759 $568,885
                                                      ======== ======= ========


             See notes to pro forma combined financial statements.

                        AMERICAN MEDICAL RESPONSE, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  AMERICAN  STAT(1)    COMBINED
                                                  --------  -------    --------
Total revenue.................................... $483,846  $29,802    $513,648
                                                  --------  -------    --------
Operating expenses:
  Salaries and benefits..........................  245,142   14,047     259,189
  Uncompensated care.............................   92,345    6,661      99,006
  Other operating expenses.......................   77,875    4,940      82,815
  Depreciation...................................   15,671      388      16,059
  Amortization of intangibles....................    5,288      --        5,288
  Restructuring..................................   23,000      --       23,000
                                                  --------  -------    --------
    Total operating expenses.....................  459,321   26,036     485,357
                                                  --------  -------    --------
Earnings from operations.........................   24,525    3,766      28,291
  Interest expense, net..........................    3,222      121       3,343
                                                  --------  -------    --------
Earnings before income taxes.....................   21,303    3,645      24,948
  Income taxes...................................   10,866      347      11,213
                                                  --------  -------    --------
    Net earnings................................. $ 10,437  $ 3,298    $ 13,735
                                                  ========  =======    ========
PRO FORMA DATA

Historical net earnings.......................... $ 10,437  $ 3,298    $ 13,735
Salaries and benefits............................      (96)     --          (96)
Income taxes.....................................     (417)     892         475
                                                  --------  -------    --------
  Net earnings................................... $ 10,950  $ 2,406    $ 13,356
                                                  ========  =======    ========
Earnings per common share:
  Primary........................................ $   0.60  $  0.01    $   0.61
                                                  ========  =======    ========
  Fully diluted.................................. $   0.60  $  0.01    $   0.61
                                                  ========  =======    ========
Weighted average common shares outstanding:
  Primary........................................   18,126    3,744(4)   21,870
                                                  ========  =======    ========
  Fully diluted..................................   18,126    3,744(4)   21,870
                                                  ========  =======    ========

             See notes to pro forma combined financial statements.

                        AMERICAN MEDICAL RESPONSE, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                AMERICAN  STAT(1)(2)   COMBINED
                                                --------  ----------   --------
Total revenue.................................. $327,364   $17,274     $344,638
                                                --------   -------     --------
Operating expenses:
  Salaries and benefits........................  168,474     9,801      178,275
  Uncompensated care...........................   64,217     2,753       66,970
  Other operating expenses.....................   52,278     3,017       55,295
  Depreciation.................................   10,594       223       10,817
  Amortization of intangibles..................    2,741       --         2,741
                                                --------   -------     --------
    Total operating expenses...................  298,304    15,794      314,098
                                                --------   -------     --------
Earnings from operations.......................   29,060     1,480       30,540
  Interest expense, net........................    1,592         5        1,597
                                                --------   -------     --------
Earnings before income taxes...................   27,468     1,475       28,943
  Income taxes.................................   11,644        65       11,709
                                                --------   -------     --------
    Net earnings............................... $ 15,824   $ 1,410     $ 17,234
                                                ========   =======     ========
PRO FORMA DATA
Historical net earnings........................ $ 15,824   $ 1,410     $ 17,234
Salaries and benefits..........................   (1,461)      --        (1,461)
Income taxes...................................    1,182       436        1,618
                                                --------   -------     --------
    Net earnings............................... $ 16,103   $   974     $ 17,077
                                                ========   =======     ========
Earnings per common share:
  Primary...................................... $   1.06   $ (0.16)    $   0.90
                                                ========   =======     ========
  Fully diluted................................ $   1.06   $ (0.16)    $   0.90
                                                ========   =======     ========
Weighted average common shares outstanding:
  Primary......................................   15,181     3,744(4)    18,925
                                                ========   =======     ========
  Fully diluted................................   15,181     3,744(4)    18,925
                                                ========   =======     ========

             See notes to pro forma combined financial statements.

                        AMERICAN MEDICAL RESPONSE, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              AMERICAN   STAT(1)(3)  COMBINED
                                             ----------  ----------  ---------
Total revenue............................... $  217,883  $  10,748   $ 228,631
                                             ----------  ---------   ---------
Operating expenses:
  Salaries and benefits.....................    110,298      7,883     118,181
  Uncompensated care........................     44,656        705      45,361
  Other operating expenses..................     36,211      1,429      37,640
  Depreciation..............................      6,805         81       6,886
  Amortization of intangibles...............      1,664        --        1,664
                                             ----------  ---------   ---------
    Total operating expenses................    199,634     10,098     209,732
                                             ----------  ---------   ---------
Earnings from operations....................     18,249        650      18,899
  Interest expense, net.....................        959         33         992
                                             ----------  ---------   ---------
Earnings before income taxes................     17,290        617      17,907
  Income taxes..............................      7,489        --        7,489
                                             ----------  ---------   ---------
    Net earnings............................ $    9,801  $     617   $  10,418
                                             ==========  =========   =========
PRO FORMA DATA
Historical net earnings..................... $    9,801   $    617   $  10,418
Salaries and benefits.......................     (1,380)       --       (1,380)
Income taxes................................        718        210         928
                                             ----------  ---------   ---------
    Net earnings............................ $   10,463  $     407   $  10,870
                                             ==========  =========   =========
Earnings per common share:
  Primary................................... $     0.80  $   (0.15)  $    0.65
                                             ==========  =========   =========
  Fully diluted............................. $     0.80  $   (0.15)  $    0.65
                                             ==========  =========   =========
Weighted average common shares outstanding:
  Primary...................................     13,009   3,744(4)      16,753
                                             ==========  =========   =========
  Fully diluted.............................     13,009   3,744(4)      16,753
                                             ==========  =========   =========

             See notes to pro forma combined financial statements.

                        AMERICAN MEDICAL RESPONSE, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    AMERICAN STAT(1)   COMBINED
                                                    -------- --------  --------
Total revenue...................................... $322,595 $ 23,263  $345,858
                                                    -------- --------  --------
Operating expenses:
  Salaries and benefits............................  161,349   10,082   171,431
  Uncompensated care...............................   61,573    6,600    68,173
  Other operating expenses.........................   51,077    3,440    54,517
  Depreciation.....................................   10,707      258    10,965
  Amortization of intangibles......................    4,585      --      4,585
  Merger costs.....................................      --     1,269     1,269
                                                    -------- --------  --------
    Total operating expenses.......................  289,291   21,649   310,940
                                                    -------- --------  --------
Earnings from operations...........................   33,304    1,614    34,918
  Interest expense, net............................    4,669      133     4,802
                                                    -------- --------  --------
Earnings before income taxes.......................   28,635    1,481    30,116
  Income taxes.....................................   12,828      (44)   12,784
                                                    -------- --------  --------
    Net earnings................................... $ 15,807 $  1,525  $ 17,332
                                                    ======== ========  ========
PRO FORMA DATA
Historical net earnings............................ $ 15,807 $  1,525  $ 17,332
Salaries and benefits..............................      --       --        --
Income taxes.......................................      --       577       577
                                                    -------- --------  --------
    Net earnings................................... $ 15,807 $    948  $ 16,755
                                                    ======== ========  ========
Earnings per common share:
  Primary.......................................... $   0.78 $  (0.08) $   0.70
                                                    ======== ========  ========
  Fully diluted.................................... $   0.77 $  (0.07) $   0.70
                                                    ======== ========  ========
Weighted average common shares outstanding:
  Primary..........................................   20,186 3,744(4)    23,930
                                                    ======== ========  ========
  Fully diluted....................................   22,933 3,744(4)    26,677
                                                    ======== ========  ========

             See notes to pro forma combined financial statements.

                        AMERICAN MEDICAL RESPONSE, INC.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                 AMERICAN  STAT (1)    COMBINED
                                                 --------  --------    --------
Total revenue................................... $220,567  $13,137     $233,704
                                                 --------  -------     --------
Operating expenses:
  Salaries and benefits.........................  112,491    6,247      118,738
  Uncompensated care............................   42,585    2,762       45,347
  Other operating expenses......................   35,573    2,232       37,805
  Depreciation..................................    7,023      112        7,135
  Amortization of intangibles...................    1,939      --         1,939
                                                 --------  -------     --------
    Total operating expenses....................  199,611   11,353      210,964
                                                 --------  -------     --------
Earnings from operations........................   20,956    1,784       22,740
  Interest expense, net.........................    1,432       29        1,461
                                                 --------  -------     --------
Earnings before income taxes....................   19,524    1,755       21,279
  Income taxes..................................    9,196      181        9,377
                                                 --------  -------     --------
    Net earnings................................ $ 10,328  $ 1,574     $ 11,902
                                                 ========  =======     ========
PRO FORMA DATA
Historical net earnings......................... $ 10,328  $ 1,574     $ 11,902
Salaries and benefits...........................      (96)     --           (96)
Income taxes....................................     (417)     416          (1)
                                                 --------  -------     --------
    Net earnings................................ $ 10,841  $ 1,158     $ 11,999
                                                 ========  =======     ========
Earnings per common share:
  Primary....................................... $   0.65  $ (0.06)    $   0.59
                                                 ========  =======     ========
  Fully diluted................................. $   0.65  $ (0.06)    $   0.59
                                                 ========  =======     ========
Weighted average common shares outstanding:
  Primary.......................................   16,674    3,744(4)    20,418
                                                 ========  =======     ========
  Fully diluted.................................   16,674    3,744(4)    20,418
                                                 ========  =======     ========

             See notes to pro forma combined financial statements.

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) Certain amounts of STAT have been reclassified to conform with American's financial statement presentation.
(2) Represents consolidated financial data of STAT for the year ended December 31, 1994 combined with financial data for STAT Physicians I for the eight months ended August 31, 1994.
(3) Represents consolidated financial data of STAT combined with financial data of STAT Physicians I.
(4) Assumes that 0.25 of a share of American Common Stock was issued in exchange for each share of STAT Common Stock outstanding.

                   DESCRIPTION OF CAPITAL STOCK OF AMERICAN

  The following description does not purport to be complete and is subject in all respects to the applicable provisions of American's Certificate of Incorporation, as amended, and By-Laws, copies of which are filed as exhibits to the Proxy Statement/Prospectus.

  The authorized capital stock of American consists of 75,000,000 shares of Common Stock, $.01 par value, and 500,000 shares of preferred stock, $.01 par value.

COMMON STOCK

  Subject to the preferences of any outstanding preferred stock, the holders of American Common Stock are entitled to receive dividends when and as declared by the Board of Directors and paid by American. The holders of American Common Stock are entitled to one vote per share and to share ratably, after provision for payment of creditors and for any payments to which the holders of any outstanding preferred stock may be entitled, in the assets of American in the event of any liquidation, dissolution or winding-up of American. There is no cumulative voting. Holders of American Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of American is authorized to issue from time to time all of the authorized and unissued shares of American Common Stock.

  The First National Bank of Boston is the registrar and transfer agent of the shares of American Common Stock.

PREFERRED STOCK

  The American Board of Directors is authorized to fix the terms of one or more series of the class of preferred stock and to issue from time to time any or all of the authorized and unissued shares of preferred stock. Issues of preferred stock may limit or qualify the rights of holders of the American Common Stock.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  The following is a summary of the material differences between the rights of holders of STAT Common Stock and holders of American Common Stock. Since both STAT and American are organized under the laws of the State of Delaware, such differences arise from differences between various provisions of the Certificate of Incorporation (the "STAT Certificate"), and By-Laws of STAT and the Certificate of Incorporation, as amended (the "American Certificate") and By-Laws of American. This summary does not purport to be complete and is qualified in its entirety by reference to the STAT Certificate and By-Laws, the American Certificate and By-Laws and the relevant provisions of Delaware law.

SPECIAL MEETING OF STOCKHOLDERS

  Delaware law provides that special meetings of stockholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. STAT's By-Laws provide that special meetings may be called by the Chairman of the Board of Directors, by the President, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by the holders of shares entitled to cast not less than the majority of the votes at the meeting. American's By-Laws provide that special meetings may be called at any time by the Chairman of the Board of Directors, if any, the President or the Board of Directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under Delaware law, unless the charter provides otherwise, any action required to be taken or which may be taken at a meeting of stockholders may be taken without a vote, without a meeting and without prior notice, with the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The American Certificate and the STAT Certificate prohibit stockholder action by written consent and any stockholder action must be elected at a duly called annual or special meeting of such stockholders.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

  The respective By-Laws of STAT and American provide that a stockholder must give advance written notice to the respective company if the stockholder intends to bring any business before a meeting of stockholders or to make nominations for the board of directors. STAT's advance notice provisions require stockholders to give such notice not less than 120 days prior to the meeting at which the business would be acted upon. The advance notice provisions for American require that the notice be received not less than 60 days nor more than 90 days prior to the meeting.

QUORUMS

  Delaware law provides that the number of shares necessary to constitute a quorum for voting purposes may be fixed by the certificate of incorporation or the By-Laws of a corporation, but in no event shall such number consist of less than one third of the shares entitled to vote at the meeting. The STAT By-Laws provide that a quorum of stockholders requires the presence, in person or by proxy, of a majority of the outstanding shares of stock entitled to vote and that a majority of the total number of directors is a quorum for the transaction of all business. The American By-Laws provide that a majority of votes entitled to vote on any matter shall constitute a quorum for a stockholders' meeting, while a majority of the total number of directors is a quorum for the transaction of all business. In no event shall a quorum be less than one-third of the total number of directors constituting the whole board.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The STAT Certificate and By-Laws provide for three classes, designated Class I, Class II and Class III. Each class consists, as nearly as is possible, of one-third of the total number of directors on the board. Each director serves a three year term except for the initial Class I and Class II directors who serve approximately one and two years, respectively. The American Certificate and By-Laws do not provide for a classified board.

REMOVAL OF DIRECTORS

  Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The STAT Certificate provides that a director may only be removed for cause, by the holders of a majority of shares then entitled to vote at an election of directors. The By-Laws of American, which does not have a classified board of directors, provide that a director may be removed, with or without cause, by the majority of the shares issued and outstanding and entitled to vote in the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

  Under Delaware law, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The STAT Certificate provides that any vacancy on the Board of Directors, however created, may be filled by a majority of the remaining directors, even if less than a quorum, at any meeting of the Board of Directors. The American By-Laws provide that vacancies arising from any increase in the number of directors may be filled by the vote of stockholders at a meeting called for that purpose, or by a majority of the directors then in office, or by a sole remaining director. Vacancies arising from the resignation of one or more directors shall be filled by a majority of the directors then in office, including those who have resigned.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

  Delaware law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. However, Delaware law does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). STAT's By-Laws provide that STAT shall indemnify directors to the fullest extent permitted by Delaware law. American's By-Laws provide for indemnification of current or former directors or officers of the corporation to the full extent authorized by Delaware law.

AMENDMENTS TO CHARTER

  Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. The provisions of the STAT Certificate may be amended by either the majority of all stockholders entitled to vote in the annual election of directors or the majority of the entire board of directors, except that the provisions regarding the board of directors and amendments to the certificate may only be amended by the vote of a majority of stockholders. The American Certificate requires a two-thirds vote of the then-outstanding shares of capital stock entitled to vote generally in the election of directors to amend the provisions of the certificate regarding (a) the requirement of a vote of two-thirds of the then-outstanding shares of capital stock entitled to vote generally in the election of directors whenever a stockholder vote is required under the DGCL regarding a merger or, consolidation or sale or lease of all or substantially all of American's assets, and (b) amendment of the Certificate.

BY-LAWS

  Under Delaware law, the authority to adopt, amend or repeal the by-laws of a Delaware corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The STAT Certificate grants to its board of directors the powers to adopt, amend, supplement or repeal the STAT By-Laws. The STAT By-Laws also provide that the By-Laws may be changed or repealed by the affirmative vote of the majority of the voting stock of the corporation, and that no amendment or supplement to the By-Laws adopted by the board of directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders. The American Certificate provides that the board of directors shall have power to make, adopt, alter, amend and repeal the By-Laws, subject to the right of stockholders entitled to vote to alter and repeal By-Laws made by the board of directors.

VOTE REQUIRED FOR MERGERS

  Delaware law generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's charter is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed twenty percent (20%) of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote thereon. The STAT Certificate does not provide otherwise. The American Certificate provides that the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors is required to approve mergers, consolidations and sales and leases of all or substantially all of American's assets that require shareholder approval.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the STAT Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the STAT proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                    VALIDITY OF THE SHARES AND TAX MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby and the Merger will be passed upon for American by Ropes & Gray, Boston, Massachusetts. Certain tax matters in connection with the Merger will be passed upon for STAT by KPMG Peat Marwick LLP.

                                    EXPERTS

  The consolidated financial statements of American as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of STAT Healthcare, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the years then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and in reliance upon the report of Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, with respect to the combined financial statements of AmHealth Corporation and its related healthcare entities as of December 31, 1994 and for the year then ended, and upon the authority of said firms as experts in accounting and auditing.

  The consolidated financial statements and schedule of STAT Healthcare, Inc. and subsidiaries as of December 31, 1993 and for the year then ended have been included herein and in the Registration Statement in reliance upon the report of Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of South Texas Acute Trauma Physicians, P.A. as of December 31, 1993 and August 31, 1994 and for the year ended December 31, 1993 and the eight months ended August 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  Representatives of KPMG Peat Marwick LLP expect to be present at the STAT Special Meeting, and, while such representatives do not plan to make a statement at such meetings, they will be available to respond to questions from stockholders in attendance.

                             STOCKHOLDER PROPOSALS

  Any STAT stockholder who wishes to submit a proposal for presentation to STAT's 1997 Annual Meeting of Stockholders (if the Merger has not been consummated prior to the date the meeting is to be held) must submit the proposal to STAT, 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060,
Attention: Secretary. Such proposal must be received not later than January 22, 1997 for inclusion, if appropriate, in STAT's proxy statement and form of proxy relating to its 1997 Annual Meeting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
STAT HEALTHCARE, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................  F-2
  Independent Auditors' Report............................................  F-3
  Independent Auditors' Report............................................  F-4
  Consolidated Balance Sheets at December 31, 1993, 1994 and 1995.........  F-5
  Consolidated Statements of Income for the years ended December 31, 1993,
   1994 and 1995..........................................................  F-6
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995.................................  F-7
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994 and 1995....................................................  F-8
  Notes to Consolidated Financial Statements..............................  F-9
STAT HEALTHCARE, INC. AND SUBSIDIARIES (UNAUDITED)
  Consolidated Balance Sheet at June 30, 1996 (unaudited)................. F-22
  Consolidated Statements of Income for the six months ended June 30, 1995 and 1996 (unaudited)................................................... F-23
  Consolidated Statement of Changes in Stockholders' Equity for the six
   months ended June 30, 1996 (unaudited)................................. F-24
  Consolidated Statement of Cash Flows for the six months ended June 30,
   1996 (unaudited)....................................................... F-25
  Notes to Unaudited Consolidated Financial Statements.................... F-26
SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
  Independent Auditors' Report............................................ F-27
  Balance Sheets at December 31, 1993 and August 31, 1994................. F-28
  Statements of Income for the year ended December 31, 1993 and the eight months ended
   August 31, 1994........................................................ F-29
  Statements of Changes in Shareholders' Equity for the year ended
   December 31, 1993 and the
   eight months ended August 31, 1994..................................... F-30
  Statements of Cash Flows for the year ended December 31, 1993 and the eight months ended August 31, 1994..................................... F-31
  Notes to Financial Statements........................................... F-32

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
STAT Healthcare, Inc.:

  We have audited the accompanying consolidated balance sheets of STAT Healthcare, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1994 financial statements of AmHealth Corporation and its related health care entities, a wholly-owned subsidiary, which statements reflect total assets constituting 57% and total net service revenues constituting 52% of the related consolidated totals in 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AmHealth Corporation and its related health care entities, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors for 1994 provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors for 1994, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STAT Healthcare, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
August 9, 1996

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors/Partners
AmHealth Corporation and its  Related Health Care Entities:

  We have audited the combined balance sheets of AmHealth Corporation and its related health care entities (collectively referred to as the Company) as of December 31, 1994, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AmHealth Corporation and its related health care entities as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Long, Chilton, Payte & Hardin, LLP
                                           Certified Public Accountants

McAllen, Texas
February 22, 1995

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
STAT Healthcare, Inc.:

  We have audited the accompanying consolidated balance sheet of STAT Healthcare, Inc. and subsidiaries (the Company) as of December 31, 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STAT Healthcare, Inc. and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Long, Chilton, Payte & Hardin, LLP
                                           Certified Public Accountants

McAllen, Texas
August 9, 1996

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        DECEMBER 31, 1993, 1994 AND 1995

                                                  1993       1994       1995
                                               ---------- ---------- -----------
                   ASSETS
Cash and cash equivalents....................  $  114,000 $  470,000 $ 2,538,000
Accounts receivable, net (notes 5 and 8).....     339,000  2,382,000   4,565,000
Notes receivable (note 6)....................       8,000      8,000     266,000
Inventories (note 8).........................      32,000     63,000     103,000
Prepaid and other current assets.............      71,000    143,000     709,000
                                               ---------- ---------- -----------
    Total current assets.....................     564,000  3,066,000   8,181,000
Property and equipment, net (notes 7 and 8)..     526,000  1,446,000   2,261,000
Other non-current assets.....................      53,000    312,000     133,000
                                               ---------- ---------- -----------
    Total assets.............................  $1,143,000 $4,824,000 $10,575,000
                                               ========== ========== ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt (note 8)...  $  122,000 $  470,000 $    88,000
Current portion of capital lease obligations
 (note 9)....................................      80,000     37,000      48,000
Accrued physicians' fees.....................         --     724,000     706,000
Accounts payable.............................     116,000    352,000     925,000
Accrued liabilities..........................      49,000    268,000     513,000
Distributions payable........................         --         --      283,000
                                               ---------- ---------- -----------
    Total current liabilities................     367,000  1,851,000   2,563,000
Long-term debt (note 8)......................      87,000     95,000     156,000
Long-term capital lease obligations (note
 9)..........................................     243,000  1,099,000   1,484,000
                                               ---------- ---------- -----------
    Total liabilities........................     697,000  3,045,000   4,203,000
                                               ---------- ---------- -----------
Stockholders' equity (notes 8, 11 and 12):
  Preferred stock, $.01 par value.
   Authorized 5,000,000 shares; series A
    convertible, issued and outstanding
    74,000 shares at December 31, 1994.......         --     370,000         --
  Common stock, $.01 par value.
   Authorized 40,000,000 shares; issued and
    outstanding 4,165,166, 6,183,552 and
    14,823,332 shares, respectively..........      42,000     62,000     148,000
  Capital in excess of par value.............     269,000    589,000   4,204,000
  Retained earnings..........................     135,000    758,000   2,020,000
                                               ---------- ---------- -----------
    Total stockholders' equity...............     446,000  1,779,000   6,372,000
                                               ---------- ---------- -----------
Commitments and contingencies (notes 9, 13
 and 15)
    Total liabilities and stockholders'
     equity..................................  $1,143,000 $4,824,000 $10,575,000
                                               ========== ========== ===========

          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                             1993        1994        1995
                                          ----------  ----------  -----------
Net service revenues (note 4)............ $1,170,000  $7,645,000  $23,141,000
                                          ----------  ----------  -----------
Operating expenses:
  Professional medical fees..............        --    2,601,000    9,241,000
  Human resources........................    394,000   1,424,000    4,640,000
  Supplies...............................    336,000   1,127,000    1,818,000
  Billing and collection costs...........        --      322,000    1,461,000
  Outside services and other.............    226,000     624,000      970,000
  Liability insurance....................        --      167,000      706,000
  Furniture and equipment................     59,000     204,000      400,000
  Occupancy..............................        --       17,000      139,000
                                          ----------  ----------  -----------
    Total operating expenses.............  1,015,000   6,486,000   19,375,000
                                          ----------  ----------  -----------
    Operating income.....................    155,000   1,159,000    3,766,000
Interest income..........................        --          --        75,000
Interest expense.........................    (21,000)   (143,000)    (225,000)
Other income.............................      1,000     153,000       29,000
                                          ----------  ----------  -----------
    Income before income taxes...........    135,000   1,169,000    3,645,000
Income taxes (note 10)...................        --       65,000      347,000
                                          ----------  ----------  -----------
    Net income...........................    135,000   1,104,000    3,298,000
Proforma income taxes (note 2)...........     46,000     332,000      892,000
                                          ----------  ----------  -----------
    Proforma net income.................. $   89,000  $  772,000  $ 2,406,000
                                          ==========  ==========  ===========
    Proforma net income per common share
     (note 2)............................ $     0.02  $     0.11  $      0.20
                                          ==========  ==========  ===========
Number of shares used in computing
 proforma net income per common share....  5,257,954   7,079,131   11,897,371
                                          ==========  ==========  ===========


          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                           PREFERRED STOCK       COMMON STOCK
                          ------------------  -------------------
                          SHARES    AMOUNT      SHARES    AMOUNT  PAR VALUE   EARNINGS      EQUITY
                          -------  ---------  ---------- -------- ---------- -----------  -----------
Balances at January 1,
 1993...................      --   $      --     339,604 $  4,000 $   18,000 $       --   $    22,000
Capital contributions...      --         --    3,825,562   38,000    251,000         --       289,000
Net income..............      --         --          --       --         --      135,000      135,000
                          -------  ---------  ---------- -------- ---------- -----------  -----------
Balances at December 31,
 1993...................      --         --    4,165,166   42,000    269,000     135,000      446,000
Sale of common stock at
 par....................      --         --      450,000    5,000        --          --         5,000
Sale of Series A,
 Convertible Preferred
 stock..................   74,000    370,000         --       --         --          --       370,000
Sale of common stock at
 $.10 per share.........      --         --      100,000    1,000      9,000         --        10,000
Sale of common stock at
 $1.00 per share, net of
 issuance cost..........      --         --      250,000    2,000    233,000         --       235,000
Capital contributions...      --         --    1,218,386   12,000     78,000         --        90,000
Distributions to
 shareholders...........      --         --          --       --         --     (481,000)    (481,000)
Net income..............      --         --          --       --         --    1,104,000    1,104,000
                          -------  ---------  ---------- -------- ---------- -----------  -----------
Balances at December 31,
 1994...................   74,000    370,000   6,183,552   62,000    589,000     758,000    1,779,000
Initial public offering
 of common stock, net of
 issuance cost..........      --         --    1,250,000   12,000  3,243,000         --     3,255,000
Conversion of 10%
 secured notes to common
 stock..................      --         --       93,332    1,000     17,000         --        18,000
Conversion of Series A,
 Convertible Preferred
 stock to common stock..  (74,000)  (370,000)  1,480,000   15,000    355,000         --           --
Capital contributions...      --         --    5,816,448   58,000        --      (31,000)      27,000
Distributions to
 shareholders...........      --         --          --       --         --   (2,005,000)  (2,005,000)
Net income..............      --         --          --       --         --    3,298,000    3,298,000
                          -------  ---------  ---------- -------- ---------- -----------  -----------
Balances at December 31,
 1995...................      --   $     --   14,823,332 $148,000 $4,204,000 $ 2,020,000  $ 6,372,000
                          =======  =========  ========== ======== ========== ===========  ===========


          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                               1993        1994        1995
                                             ---------  ----------  -----------
Cash flows from operating activities:
 Net income................................  $ 135,000  $1,104,000  $ 3,298,000
                                             ---------  ----------  -----------
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization............     59,000     196,000      360,000
  Changes in assets and liabilities:
   (Increase) in net accounts receivable...   (337,000) (2,043,000)  (2,183,000)
   (Increase) in inventories...............    (32,000)    (31,000)     (40,000)
   (Increase) in prepaid and other current
    assets.................................    (71,000)    (72,000)    (566,000)
   (Increase) in organization and start-up
    costs..................................    (59,000)    (43,000)     (68,000)
   (Increase) in other non-current assets..        --          --        (9,000)
   Increase (decrease) in accrued
    physicians' fees.......................        --      724,000      (18,000)
   Increase in accounts payable............    116,000     236,000      573,000
   Increase in accrued liabilities.........     49,000     219,000      245,000
   Increase in distributions payable.......        --          --       283,000
                                             ---------  ----------  -----------
   Total adjustments.......................   (275,000)   (814,000)  (1,423,000)
                                             ---------  ----------  -----------
     Net cash provided by (used in)
      operating activities.................   (140,000)    290,000    1,875,000
                                             ---------  ----------  -----------
Cash flows from investing activities:
 Increase in notes receivable..............     (8,000)        --      (258,000)
 Purchase of property and equipment........   (219,000)   (186,000)    (548,000)
                                             ---------  ----------  -----------
     Net cash used in investing
      activities...........................   (227,000)   (186,000)    (806,000)
                                             ---------  ----------  -----------
Cash flows from financing activities:
 Capital contributions.....................    289,000      90,000       27,000
 Proceeds from sale of common stock........        --      250,000    3,255,000
 Proceeds from sale of preferred stock.....        --      370,000          --
 Proceeds from issuance of convertible
  secured notes............................        --      350,000          --
 Distributions to shareholders.............        --     (481,000)  (2,005,000)
 Issuance of long-term debt................    220,000     360,000      278,000
 Repayment of long-term debt...............    (11,000)   (354,000)    (249,000)
 Repayment of convertible secured notes....        --          --      (332,000)
 Repayments of capital lease obligations...    (34,000)    (99,000)    (209,000)
 Decrease (increase) in deferred offering
  costs....................................        --     (234,000)     234,000
                                             ---------  ----------  -----------
     Net cash provided by financing
      activities...........................    464,000     252,000      999,000
                                             ---------  ----------  -----------
Net increase in cash and cash equivalents..     97,000     356,000    2,068,000
Cash and cash equivalents at beginning of
 year......................................     17,000     114,000      470,000
                                             ---------  ----------  -----------
Cash and cash equivalents at end of year...  $ 114,000  $  470,000  $ 2,538,000
                                             =========  ==========  ===========

          See accompanying notes to consolidated financial statements.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995

(1) BUSINESS OF THE COMPANY AND ORGANIZATION

 Business of the Company

  STAT Healthcare, Inc. (STAT) was incorporated in the state of Delaware on July 29, 1994. STAT provides emergency medical management services. On June 24, 1996, STAT, through a successor entity formed for the purpose of effecting a business combination, acquired all the common stock and partnership interests of AmHealth Corporation and its related health care entities (AmHealth) (see note 3). AmHealth provides disease management services focused primarily on ailments associated with diabetes. STAT and AmHealth merged into the successor entity which became the parent and registrant and which then changed its name to STAT Healthcare, Inc.

 Consolidated Financial Statements

  The merger of STAT and AmHealth has been accounted for as a pooling of interests. Accordingly, the consolidated financial statements of STAT Healthcare, Inc. and subsidiaries (the Company) have been restated to include the accounts and results of operations of both STAT and AmHealth for all periods presented.

  Following the merger, the Company is an integrated disease management and medical services company which provides a continuum of disease management services primarily to patients with end-stage renal disease and also provides physician practice management services to hospital-based emergency departments.

 Operations and Organization of STAT

  Upon incorporation in July 1994, STAT negotiated a Management Agreement with South Texas Acute Trauma Physicians, P.A. (STAT Physicians). The Management Agreement became effective September 1, 1994 and is perpetual. The Management Agreement has no termination or cancellation provisions. In addition, the Company has the ability to control the designation of physician owner(s) of STAT Physicians. Prior to the merger with AmHealth, the Company's income was derived exclusively from revenues associated with the Management Agreement, less direct expenses paid by the Company on behalf of STAT Physicians, as provided in the Management Agreement and less the operating expenses of the Company. Additionally, on September 1, 1994, the Company assumed the employment of all personnel previously employed at STAT Physicians and the operating costs associated therewith from that date forward.

  Prior to the merger with AmHealth, the Company operated in a single business segment, emergency medical management services. The Company's principal business related to management and administrative services provided to those engaged in physician staffing of hospital emergency departments. At December 31, 1994 and 1995, the Company managed contracts for physician services with 12 and 11 hospitals, respectively, primarily located in the Houston greater metropolitan area. Under these contracts, 24-hour physician coverage of the emergency departments is provided.

  Physicians providing services are independent contractors to STAT Physicians and are paid monthly on a basis of fixed hourly rates. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

  The contracts between STAT Physicians and hospitals are generally written for an initial term of two years and automatically renew for extended periods after the initial term. STAT Physicians' contractual arrangements with hospitals are principally fee-for-service contracts under which the Company bills and collects the professional component of medical services on behalf of STAT Physicians. At December 31, 1994, 9 of 12

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995
contracts were fee-for-service contracts, while at December 31, 1995, all contracts were fee-for-service contracts. Services performed under contracts not subject to fee-for-service arrangements at December 31, 1994 were compensated by the hospitals on a fixed fee basis.

 Operations and Organization of AmHealth

  AmHealth operates in two business segments, kidney dialysis services and healthcare management services. It operates outpatient kidney dialysis facilities, provides management services for hospital-based hyperbaric oxygen therapy facilities, and provides management and personnel services to outpatient home health providers in the Rio Grande Valley of south Texas.

  The AmHealth entities, their pre-merger structure and their dates of inception are as follows:

                     ENTITY                       STRUCTURE   DATE OF INCEPTION
                     ------                       ---------   -----------------
   Management operations:
     AmHealth Corporation.....................  S Corporation     Oct 1992
   Kidney dialysis center operations:
     AmHealth Enterprises of the Valley,
      Inc. ...................................  S Corporation     Oct 1992
     AmHealth Kidney Center of the Valley,
      Ltd. ...................................    Partnership     Apr 1993
     Starr Dialysis Center, Ltd. .............    Partnership     Nov 1993
     Weslaco Kidney Center, Ltd. .............    Partnership     Jun 1994
     Mission Kidney Center, Ltd. .............    Partnership     Aug 1995
     Brownsville Kidney Center, Ltd. .........    Partnership     Apr 1996
   Healthcare management operations:
     Southwestern Infusion Healthcare, Ltd. ..    Partnership     Jun 1994
     AmHealth Ambulatory Services, Inc. ......  C Corporation     Apr 1995
     AmHealth Ambulatory Healthcare, Ltd. ....    Partnership     Apr 1995
     Brownsville Hyperbaric Healthcare,
      Ltd. ...................................    Partnership     May 1995
     AmHealth Medical Management, Ltd. .......    Partnership     Jun 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of STAT Healthcare, Inc., AmHealth Corporation and its related health care entities (all wholly-owned), and the results of operations of STAT Physicians since September 1, 1994, the effective date of the Company's Management Agreement with STAT Physicians.

  Because of the existence of a parent-subsidiary relationship by means other than record ownership of STAT Physicians' voting stock and because of the unilateral control, notwithstanding the lack of technical majority ownership, which the Company has over the assets and operation of STAT Physicians, consolidation of its results of operations is necessary to present fairly the results of operations of the Company.

  All significant intercompany balances and transactions have been eliminated in consolidation.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

 Cash Equivalents

  Investments in highly liquid, short-term instruments purchased with original maturities of three months or less are deemed to be cash equivalents.

 Service Revenues and Accounts Receivable

  Patient service revenues are recorded at established billing rates, net of an allowance for contractual adjustments and a provision for uncollectible accounts. Management services revenue for hospital and home health agency accounts are recorded net of an allowance for doubtful accounts.

  Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon management judgements and historical experience.

 Inventories

  Inventories, consisting primarily of dialysis and pharmacy supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line depreciation method over the estimated useful lives of the assets by class: minor equipment, 3 years; major equipment, 5 years; improvements, 5 years.

  Equipment under capital lease is stated at the lesser of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Equipment under capital lease is amortized using the straight-line method over the term of the leases which is 4 to 7 years. Buildings and land under capital lease are stated at the fair value of the properties and are amortized using the straight-line method over the term of the leases which is 10 years.

 Organization and Start-Up Costs

  Organization and start-up costs have been capitalized and are being amortized using the straight-line method over five years.

 Deferred Offering Costs

  Deferred offering costs totaling $234,000 at December 31, 1994 were included in other non-current assets. Such assets were combined with additional offering costs incurred during 1995 and were recorded as a reduction of the proceeds from the initial public offering of common stock during 1995.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

 Deferred Acquisition Costs

  Costs incurred to effect an expected pooling of interests business combination are deferred and charged to expense in the period that the business combination is consummated. If a plan of combination is abandoned, costs that have been deferred are expensed. At December 31, 1995, deferred acquisition costs of $134,000 were included in prepaid and other current assets. These costs were combined with additional acquisition costs incurred in 1996 and were expensed in the second quarter of 1996 when the AmHealth merger was consummated.

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to consummation of the merger, each of the AmHealth entities (except AmHealth Ambulatory Services, Inc.) was a partnership or had elected to be treated as an S Corporation. Accordingly, each entity's income or loss was allocated to that entity's shareholders or partners for inclusion in their personal federal income tax returns. No federal income taxes were assessed to any of the entities (except AmHealth Ambulatory Services, Inc.), and accordingly, no provision for federal income taxes for these entities has been reflected in the accompanying consolidated statements of income prior to consummation of the merger. AmHealth Ambulatory Services, Inc. began operations in April 1995. Taxable income of this corporation from its date of inception through December 31, 1995 was not material.

 Net Income Per Common Share

  Net income per common share is computed based on the sum of STAT and AmHealth common and common equivalent shares calculated as follows:

  . STAT. From inception through the date of STAT's initial public offering, the number of common and common equivalent shares is computed as if all shares were outstanding for the entire period, less the number of treasury shares assumed to have been purchased (at the initial offering price of STAT's common stock) from the proceeds of actual sales of stock. Following the initial public offering, the number of common and common equivalent shares is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock.

  . AmHealth. The number of common and common equivalent shares is computed based on the number of shares of the Company's common stock issued to the shareholders or partners of each AmHealth entity upon consummation of the merger, as if such shares were outstanding since the date of inception for each entity.

 Pro Forma Net Income and Pro Forma Net Income Per Share

  Pro forma income taxes are calculated to reflect the effect of income taxes not otherwise payable by the AmHealth entities which were partnerships or S Corporations prior to consummation of the merger. The pro

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

forma income taxes are based on an effective rate of 34%. Pro forma net income per share is computed based on the pro forma net income amount.

 Fair Value of Financial Instruments

  Methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

  . Cash equivalents, trade accounts receivable, notes receivable and payables--The carrying amounts approximate fair value because of the short maturity of these instruments.

  . Long-term debt--The carrying amount approximates fair value because the notes generally have an adjustable interest rate based on the prime rate.

(3) MERGER

  On June 24, 1996, the Company acquired all the common stock and partnership interests of AmHealth Corporation and its related health care entities (AmHealth) for 11,200,000 shares of the Company's common stock. AmHealth operates outpatient kidney dialysis facilities, provides management services for hospital-based hyperbaric oxygen therapy facilities, and provides management and personnel services to outpatient home health providers in the Rio Grande Valley of south Texas. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of AmHealth.

  Separate and combined results of STAT and AmHealth during the years ended December 31, 1993, 1994 and 1995 (periods preceding the merger) were as follows:

                                               1993        1994        1995
                                            ----------  ----------  -----------
   Net service revenues:
     STAT.................................. $      --   $3,672,000  $14,124,000
     AmHealth..............................  1,170,000   3,973,000    9,017,000
                                            ----------  ----------  -----------
       Combined............................ $1,170,000  $7,645,000  $23,141,000
                                            ==========  ==========  ===========
   Net income:
     STAT.................................. $      --   $  128,000  $   674,000
     AmHealth..............................    135,000     976,000    2,624,000
                                            ----------  ----------  -----------
       Combined............................    135,000   1,104,000    3,298,000
     Proforma income taxes.................    (46,000)   (332,000)    (892,000)
                                            ----------  ----------  -----------
       Proforma net income................. $   89,000  $  772,000  $ 2,406,000
                                            ==========  ==========  ===========

(4) NET SERVICES REVENUES

  Under the contracts between STAT Physicians and the hospitals and under the Company's Management Agreement with STAT Physicians, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided. Gross service revenues represent the billed value of physician services provided at hospital locations, and patient service and management services revenue recorded at established billing rates. Billings discounts represent the difference between gross service revenues and the amount which is ultimately expected to be received. These discounts relate principally to contractual adjustments

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

mandated by payors such as Medicare and Medicaid and also to contracted arrangements with private insurers. Discounts also include provisions for indigent patients without the means of paying for services provided.

  Gross service revenues and billings discounts for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                           1993        1994          1995
                                        ----------  -----------  ------------
   Gross service revenues.............. $1,418,000  $12,180,000  $ 40,143,000
   Billings discounts..................   (248,000)  (4,535,000)  (17,002,000)
                                        ----------  -----------  ------------
   Net service revenues................ $1,170,000  $ 7,645,000  $ 23,141,000
                                        ==========  ===========  ============

  Service revenues have been primarily generated in south Texas and the Houston greater metropolitan area. Although subject to individual contracts, net service revenues derived from hospitals which, at December 31, 1995, were owned by Columbia/HCA Healthcare Corporation accounted for 46% and 41% of 1994 and 1995 net service revenues, respectively.

(5) ACCOUNTS RECEIVABLE

  Accounts receivable at December 31, 1993, 1994 and 1995 are as follows:

                                              1993       1994         1995
                                            --------  -----------  -----------
   Gross patient accounts receivable....... $436,000  $ 4,617,000  $ 8,892,000
   Allowance for contractual adjustments...  (81,000)  (1,943,000)  (2,938,000)
                                            --------  -----------  -----------
     Estimated accounts receivable.........  355,000    2,674,000    5,954,000
   Allowance for doubtful accounts.........  (17,000)    (539,000)  (1,882,000)
                                            --------  -----------  -----------
     Net patient accounts receivable.......  338,000    2,135,000    4,072,000
   Other accounts receivable...............    1,000      188,000      371,000
   Due from STAT Physicians................      --        59,000      122,000
                                            --------  -----------  -----------
     Accounts receivable, net.............. $339,000  $ 2,382,000  $ 4,565,000
                                            ========  ===========  ===========

(6) NOTES RECEIVABLE

  Notes receivable at December 1993, 1994 and 1995 are as follows:

                                                         1993   1994    1995
                                                        ------ ------ --------
   Non interest-bearing note receivable from Mission
    Medical Properties................................. $  --  $  --  $ 50,000
   Note receivable from officer/shareholders, interest
    at 6%, due October 31, 1996........................    --     --   200,000
   Other...............................................  8,000  8,000   16,000
                                                        ------ ------ --------
     Notes receivable.................................. $8,000 $8,000 $266,000
                                                        ====== ====== ========

  Mission Medical Properties leases buildings and land under capital leases to the Company and is owned by certain stockholders of the Company.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

(7) PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1993, 1994 and 1995 are as follows:

                                                1993       1994        1995
                                              --------  ----------  ----------
   Land and buildings.......................  $    --   $  619,000  $  969,000
   Equipment and furnishings................   515,000     915,000   1,705,000
   Improvements.............................    63,000     142,000     155,000
                                              --------  ----------  ----------
                                               578,000   1,676,000   2,829,000
     Less accumulated depreciation and amor-
      tization..............................   (52,000)   (230,000)   (568,000)
                                              --------  ----------  ----------
       Property and equipment, net..........  $526,000  $1,446,000  $2,261,000
                                              ========  ==========  ==========

  Depreciation and amortization of property and equipment charged to operations was $52,000, $178,000 and $338,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

(8) LONG-TERM DEBT

  Long-term debt at December 31, 1993, 1994 and 1995 is as follows:

                                                   1993       1994       1995
                                                 ---------  ---------  --------
   Convertible secured notes; interest at 10%..  $     --   $ 350,000  $    --
   Revolving credit payable to bank, due in
    quarterly installments of $9,375 plus
    interest through March 1999; interest at
    prime plus .5%.............................        --         --    122,000
   Revolving credit payable to bank; interest
    at prime plus 1%...........................     79,000     75,000       --
   Note payable to TransAmerican Insurance
    Finance, due January 1, 1996; interest at
    11.64%.....................................        --         --      4,000
   Note payable to bank, due April 2, 1996;
    interest at prime plus 1%..................     54,000     27,000    10,000
   Noninterest-bearing note payable to Palmco,
    Inc., for construction allowance on leased
    building, due April 1, 1996................     26,000     15,000     4,000
   Note payable to bank, due October 30, 1997;
    interest at prime plus 1%..................     50,000     38,000     6,000
   Note payable to bank, due June 15, 1998;
    interest at prime plus 1%..................        --      60,000    48,000
   Note payable to bank, due November 6, 1999;
    interest at prime plus 1%..................        --         --     50,000
                                                 ---------  ---------  --------
     Total debt................................    209,000    565,000   244,000
     Less current portion......................   (122,000)  (470,000)  (88,000)
                                                 =========  =========  ========
     Long-term debt............................  $  87,000  $  95,000  $156,000
                                                 =========  =========  ========

  The convertible secured notes were issued in October and November 1994 in connection with a bridge financing. A total of $332,000 was repaid and the balance of $18,000 was converted to common stock in connection with STAT's initial public offering during 1995. The conversion of convertible secured notes to common stock is a non cash investing and financing transaction and is excluded from the 1995 consolidated statement of cash flows.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

  The revolving credit payables to bank and notes payable to bank are secured by the Company's accounts receivable, inventories and equipment. Long-term debt totaling $240,000 at December 31, 1995 was guaranteed by a stockholder of the Company.

  Future payments of long-term debt at December 31, 1995 are as follows:

     1996.............................................................. $ 88,000
     1997..............................................................   66,000
     1998..............................................................   68,000
     1999..............................................................   22,000
                                                                        --------
                                                                        $244,000
                                                                        ========

  Cash paid for interest was $21,000, $126,000 and $214,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

(9) LEASE OBLIGATIONS

  Future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, at December 31, 1995 are as follows:

     1996........................................................... $  476,000
     1997...........................................................    426,000
     1998...........................................................    341,000
     1999...........................................................    261,000
     2000...........................................................    203,000
     Later years....................................................    781,000
                                                                     ----------
     Total minimum lease payments...................................  2,488,000
     Less amount representing interest..............................   (956,000)
                                                                     ----------
     Present value of net minimum lease payments....................  1,532,000
       Less current portion.........................................    (48,000)
                                                                     ----------
       Long-term capital lease obligations.......................... $1,484,000
                                                                     ==========

  At December 31, 1995, the Company's capital lease obligations include amounts payable to entities owned or controlled by stockholders of the Company. Total payments to these entities under the capital leases were $87,000 and $147,000 for the years ended December 31, 1994 and 1995, respectively.

  On September 10, 1995, the Company entered into an agreement to lease a facility located in Brownsville, Texas, to be constructed and owned by an entity owned by stockholders of the Company. Lease payments begin 45 days after completion and are $7,600 per month for a term of 120 months. Based on an estimated fair market value of $490,000 and the terms of the lease, the lease will be a capital lease.

  Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows:

     1996............................................................. $265,000
     1997.............................................................  268,000
     1998.............................................................  121,000
     1999.............................................................   16,000
                                                                       --------
     Total minimum lease payments..................................... $670,000
                                                                       ========

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

  Rental expense under operating leases was $16,000, $31,000 and $60,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Obligations under capital lease incurred for property and equipment were $358,000, $912,000 and $605,000 during the years ended December 31, 1993, 1994 and 1995, respectively. These non cash investing and financing transactions have been excluded from the consolidated statements of cash flows.

(10) INCOME TAXES

  Income taxes for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                           1993  1994     1995
                                                           ---- ------- --------
   Federal................................................ $--  $58,000 $330,000
   State..................................................  --    7,000   17,000
                                                           ---- ------- --------
     Total................................................ $--  $65,000 $347,000
                                                           ==== ======= ========

  The actual income tax expense for the years ended December 31, 1993, 1994 and 1995 differs from the expected federal income tax computed by applying the U.S. corporate rate of 34% to income before income taxes as follows:

                                                 1993      1994        1995
                                               --------  ---------  ----------
   Computed "expected" tax expense............ $ 46,000  $ 398,000  $1,239,000
   Taxes on income earned and reported by
    shareholders of S corporations and
    partners of partnerships..................  (46,000)  (332,000)   (892,000)
   Increase in tax resulting from
    nondeductible expenses....................      --       1,000       2,000
   State tax provision, net of federal
    benefit...................................      --       4,000      11,000
   Other......................................      --      (6,000)    (13,000)
                                               --------  ---------  ----------
     Actual income tax expense................ $    --   $  65,000  $  347,000
                                               ========  =========  ==========

  For the years ended December 31, 1993, 1994 and 1995, there were no significant temporary differences which created deferred tax assets or liabilities. Income taxes payable of $65,000 are included in accrued liabilities at December 31, 1994. Refundable income taxes of $31,000 are included in other current assets at December 31, 1995. No income taxes were paid during the years ended December 31, 1993 and 1994. Income taxes of $440,000 were paid during the year ended December 31, 1995.

(11) CAPITAL STOCK

  Authorized capital stock of the Company consists of 5,000,000 shares of $.01 par value preferred stock and 40,000,000 shares of $.01 par value common stock. In September 1994, STAT sold 74,000 shares of Series A convertible preferred stock (Preferred Stock) to STAT Physicians for $370,000. The Preferred Stock was converted into common stock at a rate of 20 shares of common stock for each share of Preferred Stock (1,480,000 common shares) upon the completion of STAT's initial public offering of common stock in 1995. The conversion of Preferred Stock into common stock is a non cash investing and financing transaction and is excluded from the 1995 consolidated statement of cash flows.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

  At December 31, 1995, shares of common stock are reserved for issuance in connection with the future exercise of Class A warrants to purchase common stock at the price of $4.50 per share (734,166 shares) and underwriter warrants for 125,000 shares of common stock at $5.44 per share. These warrants were issued in connection with STAT's initial public offering of common stock and the related conversion of 10% convertible secured notes. Additionally, at December 31, 1995, 300,000 shares of common stock are reserved for issuance in connection with the Company's stock option plan.

(12) STOCK OPTION PLAN

  The Company has a stock option plan, providing for the granting of incentive stock options or nonqualified stock options, for the benefit of its employees and directors. Under this plan, options may be granted to purchase an aggregate of 300,000 shares of common stock at no less than 100% (90% in the event of a nonqualified stock option) of the fair market value of the common stock at the time of the grant. At December 31, 1995, 10,000 unoptioned shares were available for granting. All options which have been granted expire five years from the date of grant. Information relating to stock options is as follows:

                                               NUMBER OF
                                                OPTIONS  OPTION PRICE PER SHARE
                                               --------- ----------------------
   Outstanding at December 31, 1994...........      --             --
   Granted....................................  290,000        $2.88-3.17
                                                -------
   Outstanding at December 31, 1995...........  290,000        $2.88-3.17
                                                =======
   Shares exercisable at December 31, 1995....    2,500          $3.00
                                                =======        ==========

(13) COMMITMENTS AND CONTINGENT LIABILITIES

  The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

  The Company procures professional liability insurance on behalf of STAT Physicians which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company, to STAT Physicians and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides coverage retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew the existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

  Although the Company does not directly contract with hospitals or physicians for the provision or procurement of medical services, its contractual relationship with STAT Physicians exposes it to potential claims from litigants. Accordingly, the Company is named as an additional insured under the professional liability coverage of STAT Physicians.

  Effective October 1, 1995, the Company established a 401(k) plan (the Plan) for its employees. The Plan allows participants with at least one year of prior service to make elective deferrals of up to 15% of their

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1993, 1994 AND 1995

compensation. The Plan also allows discretionary matching employer contributions as well as additional discretionary contributions which shall be allocated to each eligible employee in proportion to his or her compensation as a percentage of the compensation of all eligible employees. Employer contributions vest at the rate of 20% per year of service. No discretionary contributions were made to the Plan by the Company during the year ended December 31, 1995.

(14) BUSINESS SEGMENTS

  The Company operates in three business segments; emergency services, kidney dialysis services and health care management services. Information by business segment as of and for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                               1993        1994        1995
                                            ----------  ----------  -----------
Net service revenues:
  Emergency services....................... $      --   $3,672,000  $14,124,000
  Kidney dialysis..........................  1,170,000   3,766,000    6,262,000
  Healthcare management....................        --      207,000    2,755,000
                                            ----------  ----------  -----------
    Total.................................. $1,170,000  $7,645,000  $23,141,000
                                            ==========  ==========  ===========
Operating income:
  Emergency services....................... $      --   $  202,000  $   977,000
  Kidney dialysis..........................    210,000     998,000    1,715,000
  Healthcare management....................        --      123,000    1,120,000
  General corporate........................    (55,000)   (164,000)     (46,000)
                                            ----------  ----------  -----------
    Total.................................. $  155,000  $1,159,000  $ 3,766,000
                                            ==========  ==========  ===========
Identifiable assets:
  Emergency services....................... $      --   $2,094,000  $ 5,860,000
  Kidney dialysis..........................  1,117,000   2,557,000    3,642,000
  Healthcare management....................        --      103,000      970,000
  General corporate........................     26,000      70,000      103,000
                                            ----------  ----------  -----------
    Total.................................. $1,143,000  $4,824,000  $10,575,000
                                            ==========  ==========  ===========
Depreciation and amortization:
  Emergency services....................... $      --   $      --   $    16,000
  Kidney dialysis..........................     57,000     192,000      301,000
  Healthcare management....................        --        2,000       40,000
  General corporate........................      2,000       2,000        3,000
                                            ----------  ----------  -----------
    Total.................................. $   59,000  $  196,000  $   360,000
                                            ==========  ==========  ===========
Capital expenditures:
  Emergency services....................... $      --   $      --   $   112,000
  Kidney dialysis..........................    572,000   1,094,000      742,000
  Healthcare management....................        --        4,000      282,000
  General corporate........................      5,000         --        17,000
                                            ----------  ----------  -----------
    Total.................................. $  577,000  $1,098,000  $ 1,153,000
                                            ==========  ==========  ===========

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1993, 1994 AND 1995

(15) SUBSEQUENT EVENTS

  In January 1996 the Company reached an agreement with the Greater Houston Division of Columbia/HCA Healthcare Corporation (Columbia) to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to the Company's service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The contract for services relating to this agreement was finalized in April 1996. The Houston Division hospitals (15) are covered by this contract which has an initial term of two years and which renews automatically. This contract will account for a significant portion of the Company's net service revenues and operating expenses.

  On January 31, 1996, and in conjunction with the Columbia agreement noted above, the Company acquired the rights to a one-hospital contract for the provision of emergency department medical services. Consideration paid for the contract and certain non-competition covenants consisted of $960,000 in cash and 52,174 shares of the Company's common stock. Up to an additional $100,000 may be paid in each of the three twelve-month periods following the acquisition of the contract based on profits realized at that hospital.

  On February 1, 1996, the Company acquired intangible assets of Amedica, Ltd. (Amedica) in a transaction that will be accounted for by the purchase method of accounting. Amedica provides healthcare services relating to the management of independent physician associations. Consideration paid consisted of $200,000 in cash and 15,730 shares of the Company's common stock.

  Unaudited financial information of Amedica as of December 31, 1995 and for the year then ended is as follows:

   Balance sheet information:
     Current assets................................................ $   128,000
     Total assets..................................................     135,000
     Current liabilities...........................................      25,000
     Total liabilities.............................................     150,000
     Partners' capital.............................................     (15,000)
                                                                    ===========
   Operations information:
     Revenue....................................................... $   439,000
     Expenses......................................................     518,000
     Net loss......................................................     (79,000)
                                                                    ===========

  Unaudited proforma results of operations for the year ended December 31, 1995, giving effect to the Amedica acquisition as though it had occurred on January 1, 1995, are as follows:

   Net service revenues............................................ $23,580,000
   Net income......................................................   3,222,000
                                                                    ===========
   Net income per common share..................................... $      0.20
                                                                    ===========

  STAT was advised in May 1996 that the common stock (67,904 shares, with an ascribed value of $310,000) issued in connection with the acquisitions described in this note, may have been issued in violation of Section 5 of the Securities Act. Such a violation would entitle the recipients to recission rights. In July 1996, the Company offered the right of recission, which right included the payment of the ascribed value plus accrued interest from

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                       DECEMBER 31, 1993, 1994 AND 1995

the acquisition dates, to the recipients. The recipients declined such offer and asserted their right to exchange their STAT common stock for common stock of the Company pursuant to the merger and exchange agreement between STAT and AmHealth. Accordingly, the $310,000 will be reported as permanent equity.

  In June 1996, stockholders of STAT and stockholders and partners of AmHealth approved the New STAT Healthcare, Inc. 1996 Stock Incentive Plan under which 1,500,000 shares of common stock of the Company became reserved for future issuance to officers, employees, consultants and non-employee directors of the Company. The 290,000 options outstanding at December 31, 1995 (see note 12) are considered to be options outstanding under this 1996 plan.

  On July 22, 1996, the Company signed a commitment letter for a $6,500,000 bank credit facility comprised of a $3,000,000 revolving line of credit and a $3,500,000 three year, non-revolving line of credit. The formal agreement is expected to be finalized during August 1996 and pursuant to the commitment agreement will provide for interest at prime. Borrowings under the lines will be collateralized by security interests in the Company's accounts receivable and in capital assets.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996

                                  (UNAUDITED)

                                                                     JUNE 30,
                                                                       1996
                                                                    -----------
                              ASSETS
Cash and cash equivalents.......................................... $ 1,324,000
Accounts receivable, net...........................................   7,109,000
Notes receivable...................................................     200,000
Inventories........................................................      78,000
Prepaid and other current assets...................................     295,000
                                                                    -----------
    Total current assets...........................................   9,006,000
Property and equipment, net........................................   3,149,000
Intangible assets, net.............................................   1,408,000
Other non-current assets...........................................     196,000
                                                                    -----------
    Total assets................................................... $13,759,000
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt.................................. $ 1,486,000
Current portion of capital lease obligations.......................      72,000
Accrued physicians' fees...........................................   1,095,000
Accounts payable...................................................   1,194,000
Accrued liabilities................................................     505,000
Distributions payable..............................................     465,000
                                                                    -----------
    Total current liabilities......................................   4,817,000
Long-term debt.....................................................     289,000
Long-term capital lease obligations................................   1,993,000
                                                                    -----------
    Total liabilities..............................................   7,099,000
                                                                    -----------
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 5,000,000 shares; no
   shares outstanding..............................................         --
  Common stock, $.01 par value. Authorized 40,000,000 shares;
   issued and outstanding, 14,902,472 shares.......................     149,000
  Capital in excess of par value...................................   4,563,000
  Retained earnings................................................   1,948,000
                                                                    -----------
    Total stockholders' equity.....................................   6,660,000
                                                                    -----------
Commitments and contingencies
    Total liabilities and stockholders' equity..................... $13,759,000
                                                                    ===========

     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                  (UNAUDITED)

                                                    SIX MONTHS    SIX MONTHS
                                                       ENDED         ENDED
                                                   JUNE 30, 1995 JUNE 30, 1996
                                                   ------------- -------------
Net service revenues..............................  $10,375,000   $16,663,000
                                                    -----------   -----------
Operating expenses:
  Professional medical fees.......................    4,548,000     6,695,000
  Human resources.................................    1,625,000     3,516,000
  Supplies........................................      822,000     1,136,000
  Billing and collection costs....................      697,000       996,000
  Liability insurance.............................      324,000       499,000
  Other costs.....................................      575,000       938,000
                                                    -----------   -----------
    Total operating expenses......................    8,591,000    13,780,000
                                                    -----------   -----------
    Operating income..............................    1,784,000     2,883,000
Interest income...................................       31,000        17,000
Interest expense..................................      (60,000)     (150,000)
Reorganization costs..............................          --     (1,269,000)
                                                    -----------   -----------
    Income before income taxes....................    1,755,000     1,481,000
Income taxes......................................      181,000       (44,000)
                                                    -----------   -----------
    Net income....................................    1,574,000     1,525,000
Proforma income taxes.............................      416,000       577,000
                                                    -----------   -----------
  Proforma net income.............................  $ 1,158,000   $   948,000
                                                    ===========   ===========
  Proforma net income per common share............  $      0.13   $      0.06
                                                    ===========   ===========
Number of shares used in computing proforma net
 income per common share..........................    9,077,613    15,320,433
                                                    ===========   ===========


     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                         SIX MONTHS ENDED JUNE 30, 1996

                                  (UNAUDITED)

                             COMMON STOCK
                          -------------------
                                              CAPITAL IN                  TOTAL
                                              EXCESS OF   RETAINED    STOCKHOLDERS'
                            SHARES    AMOUNT  PAR VALUE   EARNINGS       EQUITY
                          ---------- -------- ---------- -----------  -------------
Balances at December 31,
 1995...................  14,823,332 $148,000 $4,204,000 $ 2,020,000   $ 6,372,000
Common stock issued for:
  Acquisitions..........      67,904    1,000    309,000         --        310,000
  Compensation..........      11,236      --      50,000         --         50,000
Distributions to
 shareholders...........         --       --         --   (1,597,000)   (1,597,000)
Net income..............         --       --         --    1,525,000     1,525,000
                          ---------- -------- ---------- -----------   -----------
Balances at June 30,
 1996...................  14,902,472 $149,000 $4,563,000 $ 1,948,000   $ 6,660,000
                          ========== ======== ========== ===========   ===========



     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         SIX MONTHS ENDED JUNE 30, 1996

                                  (UNAUDITED)

                                                                   SIX MONTHS
                                                                      ENDED
                                                                  JUNE 30, 1996
                                                                  -------------
Cash flows from operating activities:
 Net income......................................................  $ 1,525,000
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................      238,000
  Increase in deferred tax liability.............................       50,000
  Changes in assets and liabilities:
    Increase in net accounts receivable..........................   (2,544,000)
    Decrease in inventories......................................       25,000
    Decrease in prepaid and other current assets.................      464,000
    Increase in other non-current assets.........................      (68,000)
    Increase in accrued physicians' fees.........................      389,000
    Increase in accounts payable.................................      269,000
    Decrease in accrued liabilities..............................      (58,000)
                                                                   -----------
      Total adjustments..........................................   (1,235,000)
                                                                   -----------
      Net cash provided by operating activities..................      290,000
                                                                   -----------
Cash flows from investing activities:
 Repayment of notes receivable...................................       66,000
 Purchase of HEMA assets.........................................     (960,000)
 Purchase of Amedica assets......................................     (200,000)
 Purchase of property and equipment..............................     (243,000)
                                                                   -----------
      Net cash used in investing activities......................   (1,337,000)
                                                                   -----------
Cash flows from financing activities:
 Distributions to stockholders...................................   (1,415,000)
 Net borrowings under line of credit agreement...................    1,250,000
 Issuance of long-term debt......................................      285,000
 Repayment of long-term debt.....................................     (203,000)
 Repayments of capital lease obligations.........................      (84,000)
                                                                   -----------
      Net cash used in financing activities......................     (167,000)
                                                                   -----------
 Net decrease in cash and cash equivalents.......................   (1,214,000)
 Cash and cash equivalents at beginning of period................    2,538,000
                                                                   -----------
 Cash and cash equivalents at end of period......................  $ 1,324,000
                                                                   ===========

     See accompanying notes to unaudited consolidated financial statements.

                    STAT HEALTHCARE, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

(1) FINANCIAL STATEMENT PRESENTATION

  The accompanying consolidated financial statements of STAT Healthcare, Inc. and subsidiaries (the Company) present financial information as of June 30, 1996, and for the six month periods ended June 30, 1995 and 1996. Because these financial statements are unaudited and do not include all disclosures required by generally accepted accounting principles, they should be read in conjunction with the Company's audited consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information for the periods reported have been made. Results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1996.

(2) NET INCOME PER COMMON SHARE

  Net income per common share is computed based on the number of common and common equivalent shares of the Company. Equivalent shares are attributable to outstanding warrants and options to purchase common shares.

(3) REORGANIZATION COSTS

  Reorganization costs relate to the Company's merger with AmHealth Corporation and its related healthcare entities and consist of legal, accounting and other transactional costs.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
South Texas Acute Trauma
 Physicians, P.A.:

  We have audited the accompanying balance sheets of South Texas Acute Trauma Physicians, P.A. (the Company) as of August 31, 1994 and December 31, 1993, and the related statements of income, changes in shareholders' equity and cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Texas Acute Trauma Physicians, P.A. as of August 31, 1994 and December 31, 1993, and the results of its operations and its cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 10, 1995, except as tothe last paragraph of note 6,which is as of April
 11, 1995

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                                 BALANCE SHEETS

                                                        DECEMBER 31, AUGUST 31,
                                                            1993        1994
                                                        ------------ ----------
                        ASSETS
Cash and cash equivalents..............................  $   10,000  $   63,000
Accounts receivable (notes 5 and 6):
  Patient accounts, net................................     840,000   1,312,000
  Hospital accounts....................................     439,000     316,000
                                                         ----------  ----------
    Net accounts receivable............................   1,279,000   1,628,000
Prepaid assets.........................................      55,000     186,000
                                                         ----------  ----------
    Total current assets...............................   1,344,000   1,877,000
Other assets...........................................       8,000      15,000
                                                         ----------  ----------
    Total assets.......................................  $1,352,000  $1,892,000
                                                         ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current installments of long-term debt (note 6)........  $  176,000  $  210,000
Notes payable to hospitals (note 7)....................      70,000     203,000
Accrued physicians' fees...............................     605,000     681,000
Accrued liabilities....................................      37,000      71,000
Accounts payable.......................................      62,000     126,000
Bank overdraft.........................................      22,000         --
                                                         ----------  ----------
    Total current liabilities..........................     972,000   1,291,000
Long-term debt, excluding current liabilities (note
 6)....................................................       3,000         --
                                                         ----------  ----------
    Total liabilities..................................     975,000   1,291,000
                                                         ----------  ----------
Shareholders' equity:
  Common Stock, $1 par value. Authorized 100,000
   shares; issued and outstanding 1,000 shares.........       1,000       1,000
  Retained earnings....................................     376,000     600,000
                                                         ----------  ----------
    Total shareholders' equity.........................     377,000     601,000
Commitments and contingencies (notes 3, 8 and 9).......
                                                         ----------  ----------
    Total liabilities and shareholders' equity.........  $1,352,000  $1,892,000
                                                         ==========  ==========

                See accompanying notes to financial statements.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                              STATEMENTS OF INCOME

                                                                    EIGHT MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  AUGUST 31,
                                                           1993         1994
                                                       ------------ ------------
Net service revenue (note 4)..........................  $8,873,000   $6,876,000
Direct expenses:
  Physicians' fees....................................   6,823,000    5,113,000
  Liability insurance.................................     368,000      314,000
  Billing and collection..............................     304,000      473,000
                                                        ----------   ----------
    Total direct expenses.............................   7,495,000    5,900,000
                                                        ----------   ----------
    Gross profit......................................   1,378,000      976,000
                                                        ----------   ----------
Operating expenses:
  Human resources.....................................     713,000      525,000
  Occupancy...........................................      38,000       27,000
  Furniture and equipment.............................      30,000       19,000
  Supplies............................................      39,000       16,000
  Outside services and other..........................      62,000       68,000
                                                        ----------   ----------
    Total operating expenses..........................     882,000      655,000
                                                        ----------   ----------
    Operating income..................................     496,000      321,000
Interest expense......................................      14,000       15,000
                                                        ----------   ----------
    Net income........................................     482,000      306,000
Proforma income taxes (note 3)........................     164,000      104,000
                                                        ----------   ----------
    Proforma net income...............................  $  318,000   $  202,000
                                                        ==========   ==========


                See accompanying notes to financial statements.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                                 COMMON RETAINED   SHAREHOLDERS'
                                                 STOCK  EARNINGS      EQUITY
                                                 ------ ---------  -------------
Balances at December 31, 1992................... $1,000 $  58,000    $  59,000
  Net income....................................    --    482,000      482,000
  Shareholder distributions.....................    --   (164,000)    (164,000)
                                                 ------ ---------    ---------
Balances at December 31, 1993...................  1,000   376,000      377,000
  Net income....................................    --    306,000      306,000
  Shareholder distributions.....................    --    (82,000)     (82,000)
                                                 ------ ---------    ---------
Balances at August 31, 1994..................... $1,000 $ 600,000    $ 601,000
                                                 ====== =========    =========



                See accompanying notes to financial statements.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                            STATEMENTS OF CASH FLOWS

                                                                  EIGHT MONTHS
                                                      YEAR ENDED     ENDED
                                                     DECEMBER 31,  AUGUST 31,
                                                         1993         1994
                                                     ------------ ------------
Cash flows from operating activities:
 Net income.........................................  $ 482,000    $ 306,000
 Adjustments to reconcile net income to net cash
  used in operating activities: Changes in assets
  and liabilities:
   Increase in net accounts receivable..............   (669,000)    (349,000)
   Increase in prepaids and other assets............    (42,000)    (138,000)
   Increase in accrued physicians' fees.............     79,000       76,000
   Increase in accrued liabilities..................     34,000       34,000
   Increase in accounts payable.....................     62,000       64,000
                                                      ---------    ---------
    Total adjustments...............................   (536,000)    (313,000)
                                                      ---------    ---------
    Net cash used in operating activities...........    (54,000)      (7,000)
                                                      ---------    ---------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt...........    150,000       51,000
 Proceeds from issuance of hospital notes...........     70,000      200,000
 Principal payments on long-term debt...............    (37,000)     (20,000)
 Principal payments on hospital notes...............        --       (67,000)
 Shareholder distributions..........................   (164,000)     (82,000)
 Increase (decrease) in bank overdraft..............     22,000      (22,000)
                                                      ---------    ---------
    Net cash provided by financing activities.......     41,000       60,000
                                                      ---------    ---------
Net increase (decrease) in cash and cash
 equivalents........................................    (13,000)      53,000
Cash and cash equivalents at beginning of period....     23,000       10,000
                                                      ---------    ---------
Cash and cash equivalents at end of period..........  $  10,000    $  63,000
                                                      =========    =========
Supplemental disclosure of cash flow information--
 cash payments during the period for interest.......  $   8,000    $   9,000
                                                      =========    =========

                See accompanying notes to financial statements.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                         NOTES TO FINANCIAL STATEMENTS

                     DECEMBER 31, 1993 AND AUGUST 31, 1994

(1) THE COMPANY

  South Texas Acute Trauma Physicians, P.A., dba STAT Physicians (the Company) was incorporated as a professional association in the state of Texas on November 22, 1985. The Company's principal business is the physician staffing of hospital emergency departments. At December 31, 1993 and August 31, 1994, the Company had contracts for physician services with eleven hospitals located in south Texas. Under these contracts the Company provides 24-hour physician coverage of the emergency departments, and one of the Company's physicians acts as the designated Director of Emergency Medicine for each hospital. At December 31, 1993, the Company also provided weekend physician coverage under another contract. The Company terminated this weekend contract effective June 30, 1994 for economic reasons.

  Physicians providing services on behalf of the Company are independent contractors and are paid monthly on the basis of either a fixed hourly rate or on the basis of a minimum hourly rate which is adjustable upward based on monthly volume. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

  Hospital contracts are generally written for an initial term of two years and automatically renew each year after the initial term. These contracts have cancellation clauses which provide for 90-day cancellation by either party without significant penalty. Certain terms and conditions are routinely modified. The Company's management believes that relations with all hospitals are good and does not anticipate the cancellation of any contracts.

  Contractual agreements with hospitals are primarily (a) contracts where the Company bills and collects the professional component for the charges for medical services, and (b) contracts where the Company receives fees from the hospital based on a fixed fee, hourly rate or percentage of gross billings.

  Effective September 1, 1994, the Company entered into a management agreement with STAT Healthcare, Inc. (STAT Healthcare). Under this agreement, the Company assigned all revenues and related accounts receivable from September 1, 1994 forward to STAT Healthcare. In consideration thereof, STAT Healthcare assumed responsibility for collection of receivables and agreed to pay for all direct and operating costs associated with the hospital contracts from September 1, 1994 forward.

  Additionally, on September 1, 1994 STAT Healthcare employed all administrative personnel previously employed by the Company and assumed responsibility for all administrative matters relating to these contracts, pursuant to a management agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Equivalents

  Cash invested in short-term investments purchased with original maturities of three months or less is deemed to be cash equivalents for financial statement purposes. At December 31, 1993 and August 31, 1994, cash equivalents of $3,000 and $3,000, respectively, consisted of money market funds.

 Service Revenues and Accounts Receivable

  Service revenues under contracts where fees are received from hospitals are recorded at established billing rates, net of amounts to be retained by the hospital. Service revenues under contracts where the Company bills and collects for services provided are recorded at established billing rates, net of contractual adjustments and the provision for uncollectible accounts.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                     DECEMBER 31, 1993 AND AUGUST 31, 1994

  Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon historical experience at individual hospitals.

(3) INCOME TAXES

  For federal income tax purposes, the Company has elected to be treated as an "S corporation." Accordingly, the Company's income is allocated to the Company's shareholders, included in their personal income tax returns and taxed at their respective individual rates. No federal income taxes will be assessed the corporation. The proforma income taxes reflected in the accompanying statements of income are based on an effective corporate rate of 34%.

  The federal income tax return of the Company for the tax year ended January 31, 1992, is currently under examination by the Internal Revenue Service. Management believes that the examination is routine in nature and does not anticipate any significant adjustments from the examination.

(4) NET SERVICE REVENUES

  Gross service revenues represent the billed value of physician services provided at hospital locations. Under the contracts between the Company and the hospitals, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided.

  Billings discounts represent the difference between gross service revenues and the amount which the Company ultimately expects to receive. Net service revenues consist of contractual payments from hospitals and estimated collectible fees from patients and third-party payors where the Company is responsible for billing and collection functions. Net service revenues for the year ended December 31, 1993 and for the eight months ended August 31, 1994 are as follows:

                                                              1993       1994
                                                           ---------- ----------
   Net service revenues:
     From hospitals....................................... $6,250,000 $2,695,000
     From patients........................................  2,623,000  4,181,000
                                                           ---------- ----------
                                                           $8,873,000 $6,876,000
                                                           ========== ==========

  Hospital account payments are usually received by the 15th day of the month following service. Some hospitals make partial payments during the service month. Patient accounts are collected over normal collection cycles from a variety of payors including Medicare, Medicaid, private insurers and patients.

  Gross and net service revenues for the year ended December 31, 1993 and for the eight months ended August 31, 1994 are as follows:

                                                        1993         1994
                                                     -----------  -----------
   Gross service revenues........................... $14,900,000  $14,369,000
   Billings discounts...............................  (6,027,000)  (7,493,000)
                                                     -----------  -----------
   Net service revenues............................. $ 8,873,000  $ 6,876,000
                                                     ===========  ===========

  For the eight months ended August 31, 1994, four hospitals accounted for between 10% and 14% each of net service revenues.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                     DECEMBER 31, 1993 AND AUGUST 31, 1994

(5) NET PATIENT ACCOUNTS RECEIVABLE

  Net patient accounts receivable at December 31, 1993 and at August 31, 1994 are as follows:

                                                           1993        1994
                                                        ----------  -----------
   Gross patient accounts receivable................... $1,867,000  $ 3,486,000
   Allowance for contractual adjustments...............   (615,000)  (1,427,000)
                                                        ----------  -----------
   Estimated accounts receivable.......................  1,252,000    2,059,000
   Allowance for doubtful accounts.....................   (412,000)    (747,000)
                                                        ----------  -----------
   Net patient accounts receivable..................... $  840,000  $ 1,312,000
                                                        ==========  ===========

(6) LONG-TERM DEBT

  Long-term debt at December 31, 1993 and at August 31, 1994 is as follows:

                                                           1993       1994
                                                         ---------  ---------
   13% note payable, due in monthly installments of
    $1,878 including interest through April 1994. Paid
    in full in April 1994............................... $   8,000  $     --
   10% note payable, due in monthly installments of
    $1,616 including interest through February 1995.
    Paid in full in February 1995.......................    21,000     10,000
   Revolving credit note (up to $200,000), interest due
    quarterly at the bank's prime rate (7.75% at August
    31, 1994) plus 2%, principal due August 1995........   150,000    200,000
                                                         ---------  ---------
   Total debt...........................................   179,000    210,000
   Less current installments............................  (176,000)  (210,000)
                                                         ---------  ---------
     Long-term debt..................................... $   3,000  $     --
                                                         =========  =========

  The notes payable are secured by the Company's accounts receivable. The revolving credit note is secured by the Company's accounts receivable and the corporate guarantee and accounts receivable of STAT Healthcare. Subsequent to August 31, 1994, the bank increased the revolving line of credit to $400,000. On April 11, 1995, the line of credit was repaid by STAT Healthcare and was canceled.

(7) NOTES PAYABLE TO HOSPITALS

  Notes payable to hospitals December 31, 1993 and at August 31, 1994 are as follows:

                                                               1993     1994
                                                              ------- --------
   8% unsecured note, due in 16 monthly installments of
    $4,690, including interest, commencing in January 1995... $70,000 $ 70,000
   Noninterest-bearing unsecured note, due in monthly
    installments of $33,333 through December 1994. Paid in
    full in December 1994....................................     --   133,000
                                                              ------- --------
                                                              $70,000 $203,000
                                                              ======= ========

  Notes payable to hospitals arose as unsecured advances designed to provide cash flow assistance during the inception of fee-for-service activities.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                     DECEMBER 31, 1993 AND AUGUST 31, 1994

(8) LEASES

  The Company leases its office space under a month-to-month lease. The Company also leases certain equipment and vehicles under operating leases. Future minimum lease payments under noncancelable operating leases at August 31, 1994 are as follows:

      1994.............................................................. $ 8,000
      1995..............................................................   6,000
      1996..............................................................   4,000
      1997..............................................................   4,000
                                                                         -------
                                                                         $22,000
                                                                         =======

  Rental expense for the year ended December 31, 1993 and for the eight months ended August 31, 1994 was $27,000 and $17,000 respectively.

(9) CONTINGENCIES

  The Company procures professional liability insurance which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides coverage retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew its existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

  The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        AMERICAN MEDICAL RESPONSE, INC.

                             SHI ACQUISITION CORP.

                                      AND

                             STAT HEALTHCARE, INC.



                          DATED AS OF OCTOBER 7, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I -- THE MERGER....................................................   1
    SECTION 1.1  The Merger................................................    1
    SECTION 1.2  Effective Time............................................    2
    SECTION 1.3  Effect of the Merger......................................    2
    SECTION 1.4  Certificate of Incorporation, By-Laws.....................    2
    SECTION 1.5  Directors and Officers....................................    2
    SECTION 1.6  Effect on Capital Stock...................................    2
    SECTION 1.7  Exchange of Certificates..................................    4
    SECTION 1.8  Stock Transfer Books......................................    5
    SECTION 1.9  No Further Ownership Rights in Company Common Stock.......    5
    SECTION 1.10 Lost, Stolen or Destroyed Certificates....................    5
    SECTION 1.11 Tax and Accounting Consequences...........................    5
    SECTION 1.12 Taking of Necessary Action; Further Action................    5
    SECTION 1.13 Material Adverse Effect...................................    5
 ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY................   6
    SECTION 2.1  Organization and Qualification; Subsidiaries..............    6
    SECTION 2.2  Certificate of Incorporation and By-Laws..................    6
    SECTION 2.3  Capitalization............................................    6
    SECTION 2.4  Authority Relative to this Agreement......................    7
    SECTION 2.5  No Conflict; Required Filings and Consents................    7
    SECTION 2.6  Compliance, Permits.......................................    8
    SECTION 2.7  SEC Filings; Financial Statements.........................    8
    SECTION 2.8  Absence of Certain Changes or Events......................    9
    SECTION 2.9  No Undisclosed Liabilities................................    9
    SECTION 2.10 Absence of Litigation.....................................    9
    SECTION 2.11 Employee Benefit Plans, Employment Agreements.............    9
    SECTION 2.12 Labor Matters.............................................   10
    SECTION 2.13 Registration Statement, Proxy Statement/Prospectus........   11
    SECTION 2.14 Restrictions on Business Activitie........................   11
    SECTION 2.15 Title to Property.........................................   11
    SECTION 2.16 Taxes.....................................................   11
    SECTION 2.17 Environmental Matters.....................................   12
    SECTION 2.18 Intellectual Property.....................................   13
    SECTION 2.19 Interested Party Transactions.............................   13
    SECTION 2.20 Insurance.................................................   13
    SECTION 2.21 Accounts Receivable.......................................   13
    SECTION 2.22 Pooling Matters...........................................   13
    SECTION 2.23 Opinion of Financial Advisor..............................   13
    SECTION 2.24 Brokers...................................................   13
    SECTION 2.25 Section 203 of the DGCL Not Applicable....................   14
    SECTION 2.26 Change in Control Payments................................   14
    SECTION 2.27 Expenses..................................................   14
    SECTION 2.28 Healthcare Regulatory Compliance..........................   14
 ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....  14
    SECTION 3.1  Organization and Qualification; Subsidiaries..............   14
    SECTION 3.2  Charter and By-Laws.......................................   15
    SECTION 3.3  Capitalization............................................   15
    SECTION 3.4  Authority Relative to this Agreement......................   15
    SECTION 3.5  No Conflict, Required Filings and Consents................   16

  SECTION 3.6  Compliance; Permits..........................................................  16
  SECTION 3.7  SEC Filings; Financial Statements............................................  17
  SECTION 3.8  Absence of Certain Changes or Events.........................................  17
  SECTION 3.9  Registration Statement; Proxy Statement/Prospectus...........................  17
  SECTION 3.10 Pooling Matters..............................................................  18
  SECTION 3.11 No Undisclosed Liabilities...................................................  18
  SECTION 3.12 Absence of Litigation........................................................  18
  SECTION 3.13 Ownership of Merger Sub; No Prior Activities.................................  18
ARTICLE IV -- CONDUCT OF BUSINESS PENDING THE MERGER........................................  18
  SECTION 4.1  Conduct of Business by the Company Pending the Merger........................  18
  SECTION 4.2  No Solicitation..............................................................  20
  SECTION 4.3  Conduct of Business by Parent Pending the Merger.............................  21
ARTICLE V -- ADDITIONAL AGREEMENTS..........................................................  21
  SECTION 5.1  HSR Act......................................................................  21
  SECTION 5.2  Proxy Statement Prospectus; Registration Statement...........................  21
  SECTION 5.3  Stockholders Meeting.........................................................  22
  SECTION 5.4  Access to Information; Confidentiality.......................................  22
  SECTION 5.5  Consents; Approvals..........................................................  22
  SECTION 5.6  Agreements with Respect to Affiliates........................................  22
  SECTION 5.7  Indemnification and Insurance................................................  22
  SECTION 5.8  Notification of Certain Matters..............................................  23
  SECTION 5.9  Further Action/Tax Treatment.................................................  23
  SECTION 5.10 Public Announcements.........................................................  24
  SECTION 5.11 Conveyance Taxes.............................................................  24
  SECTION 5.12 Accountants' Letters.........................................................  24
  SECTION 5.13 Pooling Accounting Treatment.................................................  24
  SECTION 5.14 Nasdaq Listing...............................................................  24
  SECTION 5.15 Listing of Parent Shares.....................................................  24
ARTICLE VI -- CONDITIONS TO THE MERGER......................................................  24
  SECTION 6.1  Conditions to Obligation of Each Party to Effect the Merger..................  24
  SECTION 6.2  Additional Conditions to Obligations of Parent and Merger Sub................  25
  SECTION 6.3  Additional Conditions to Obligation of the Company...........................  26
ARTICLE VII -- TERMINATION..................................................................  27
  SECTION 7.1  Termination..................................................................  27
  SECTION 7.2  Effect of Termination........................................................  28
  SECTION 7.3  Fees and Expenses............................................................  28
ARTICLE VIII -- GENERAL PROVISIONS..........................................................  28
  SECTION 8.1  Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc..  28
  SECTION 8.2  Notices......................................................................  29
  SECTION 8.3  Certain Definitions..........................................................  29
  SECTION 8.4  Amendment....................................................................  30
  SECTION 8.5  Waiver.......................................................................  30
  SECTION 8.6  Headings.....................................................................  30
  SECTION 8.7  Severability.................................................................  30
  SECTION 8.8  Entire Agreement.............................................................  31
  SECTION 8.9  Assignment; Guarantee of Merger Sub..........................................  31
  SECTION 8.10 Parties in Interest..........................................................  31
  SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative........................  31
  SECTION 8.12 Governing Law................................................................  31
  SECTION 8.13 Counterparts.................................................................  31

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of October 7, 1996 (this
"Agreement"), among American Medical Response, Inc., a Delaware corporation ("Parent"), SHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and STAT Healthcare, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under both generally accepted accounting principles and regulations of the Securities and Exchange Commission (the "SEC");

  WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, $.01 par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  Section 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Certificate of Incorporation, By-Laws.

  (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, but in all cases subject to Section 5.7(a), at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, but in all cases subject to Section 5.7(a), the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Company shall take such actions as may be necessary to ensure that, at the Effective Time, the authorized number of directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of Merger Sub at the Effective Time.

  Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the persons listed on Schedule 1.5 shall serve as the initial officers of the Surviving Corporation in the capacity or capacities specified on Schedule 1.5, in each case until their respective successors are duly elected or appointed and qualified.

  Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to
  Section 1.6(f), into the right to receive 0.25 of a share (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares ("Parent Shares") of the Common Stock, $.01 par value, of Parent ("Parent Common Stock").

    (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) Stock Options and Warrants.

      (i) At the Effective Time, (A) each outstanding option to purchase Company Common Stock granted under the Company's 1996 Stock Incentive Plan, (the "Company Stock Option Plan") and (B) each outstanding option to purchase Company Common Stock described in Section 1.6(c) of the Company Disclosure Schedule (collectively with the options described in clause (A) ("Stock

    Options")), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any Stock Option which is an "incentive stock option."

      (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions (including antidilution provisions).

      (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

      (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall either (in consultation with the Company and its advisors) (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statement(s) on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

      (v) At the Effective Time, each of the 599,726 Class A redeemable common stock purchase warrant expiring April 19, 1998 (the "Class A Warrants") to purchase one share of Company Common Stock at a purchase price of $4.50 and each of the 62,500 warrants expiring April 19, 2000 (the "Other Warrants") to purchase two shares of Company Common Stock and one Class A Warrant at a purchase price of $10.875 (the Class A Warrants and the Other Warrants are hereinafter known collectively as, the "Warrants"), shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time (including anti-dilution provisions), the number (rounded to the nearest whole number) of Parent Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such Warrant.

    (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

    (f) No Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender (without interest) cash equal to the product of (i) such fraction, multiplied by (ii) the average closing price per share of Parent Common Stock as reported in the Wall Street Journal for the twenty trading days on the New York Stock Exchange ending on the fifth day prior to the date on which the Effective Time occurs.

  Section 1.7 Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of The First National Bank of Boston, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 1.7(c), and (C) cash in respect of fractional shares as provided in
Section 1.6(f) (the Parent Shares and the cash described in clauses (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence only the right to receive the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

  (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

  (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  Section 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  Section 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  Section 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  Section 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action.

  Section 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or would be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole or (b) is or would materially delay or prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II and discloses the exception to the representation or warranty with reasonable particularity (the "Company Disclosure Schedule"):

  Section 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company or any of its subsidiaries has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

  Section 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

  Section 2.3 Capitalization. The authorized capital stock of the Company consists of (1) 40,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of September 30, 1996, (i) 14,975,412 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 344,500 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan, (iv) 10,000 shares of Company Common Stock were reserved for future issuance pursuant to the options described in Section 1.6(c) of the Company Disclosure Schedule, (v) 598,726 shares of Company Common Stock were reserved for future issuance upon exercise of the Class A Warrants and (vi) 187,500 shares of Company Common Stock were reserved for future issuance upon exercise of the Other Warrants (including the Class A Warrants underlying the Other Warrants). No material change in such capitalization has occurred between September 30, 1996 and the date hereof. Except as set forth in Section 2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

  Section 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the required approval of its stockholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  Section 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, notes, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound each in an amount equal to or exceeding $50,000, but excluding any such agreement between the Company and its wholly owned subsidiaries or between two or more wholly owned subsidiaries of the Company; and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $50,000 in any single instance but not more than $250,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act").

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that would not have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and, assuming that the conditions described in Sections 6.1(a), (b) and
(c) are satisfied, the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company,
(ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  Section 2.6 Compliance, Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

  (b) The Company and its subsidiaries are in compliance with the terms of all Approvals from governmental authorities, except where the failure to so comply would not have a Material Adverse Effect.

  Section 2.7 SEC Filings; Financial Statements.

  (a) The Company has filed and has made available to Parent all forms, reports and documents required to be filed by the Company with the SEC since September 1, 1994 (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and changes in stockholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and the addition of footnotes.

  Section 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports filed with the SEC prior to the date hereof, since January 1, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance) that would have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of assets of the Company or any of its subsidiaries, except in the ordinary course of business.

  Section 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1995 (the "1995 Company Balance Sheet") included in the Company's S-1 Registration Statement dated August 29, 1996,
(b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1995 Company Balance Sheet, (c) incurred since December 31, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not have a Material Adverse Effect.

  Section 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would have a Material Adverse Effect.

  Section 2.11 Employee Benefit Plans, Employment Agreements.

  (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "Company Employee Plans"). There have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11
(a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $50,000 with respect to such Company Employee Plan.

  (b) (i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO"), and the expiration date of such option;
(ii) any other right, directly or indirectly, to acquire Company Common Stock (other than the Warrants), together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $25,000; (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $25,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

  Section 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, asserting that the Company has committed an unfair labor practice which claims or proceedings have or would have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

  Section 2.13 Registration Statement, Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.9) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Stockholders Meeting"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  Section 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not have a Material Adverse Effect.

  Section 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

  Section 2.16 Taxes.

  (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have filed all Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would have a Material Adverse
Effect: (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1995 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

  (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  Section 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not have a Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("Environmental Laws");
(ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

  Section 2.18 Intellectual Property.

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries (the "Company Intellectual Property Rights").

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting.

  Section 2.19 Interested Party Transactions. Except as set forth in Section
2.19 of the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth a complete list of all material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries. All such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not have a Material Adverse Effect.

  Section 2.21 Accounts Receivable. The accounts receivable of the Company and its subsidiaries as reflected in the most recent financial statements contained in the Company SEC Reports, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company and its subsidiaries are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not have a Material Adverse Effect.

  Section 2.22 Pooling Matters. Neither the Company nor any of its affiliates has, to the best of the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by the Company for the purposes of Section 7.1(f).

  Section 2.23 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Pacific Growth Equities, Inc., that in its opinion, as of the date hereof, the Exchange Ratio set forth herein is fair to the holders of Shares from a financial point of view.

  Section 2.24 Brokers. No broker, finder or investment banker (other than Pacific Growth Equities, Inc., the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Pacific Growth Equities, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  Section 2.25 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the respective Stockholders Agreements dated as of the date hereof between Parent and certain stockholders of the Company (collectively, the "Stockholders Agreements") or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholders Agreements.

  Section 2.26 Change in Control Payments. Except as set forth in Section 2.11(d) or Section 2.26 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  Section 2.27 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

  Section 2.28 Healthcare Regulatory Compliance. (a) The relationships among the Company, its subsidiaries and third parties are in compliance with all applicable Laws and the rules of ethical conduct of applicable medical societies and accrediting bodies, except where the failure to be in compliance would not have a Material Adverse Effect.

  (b) To the best knowledge of the Company, the Company and its subsidiaries have not engaged knowingly and willfully in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. 1395 nn et seq., 42 U.S.C. (S) 1320a-7b et seq. and related state or local statutes or regulations or which otherwise constitutes fraud or false claims, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

                                  ARTICLE III

             Representation and Warrants of Parent and Merger Sub

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and discloses the exception to the representation or warranty with reasonable particularity (the "Parent Disclosure Schedule"):

  Section 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list as of the date hereof of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.1 of the Parent Disclosure Schedule. Except as set forth in Section 3.1 of the Parent Disclosure Schedule as of the date hereof, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $250,000 or more, excluding securities in any publicly traded Company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

  Section 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificates of Incorporation and By-Laws, as amended to date, of each of Parent and Merger Sub. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  Section 3.3 Capitalization. As of September 30, 1996, the authorized capital stock of Parent consisted of (i) 75,000,000 shares of Parent Common Stock, of which 21,029,705 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, no shares were held in treasury, 2,579,709 shares were reserved for future issuance under Parent's stock plans and arrangements and 3,311,258 were reserved for issuance upon exercise of Parent's 5 1/4% Convertible Subordinated Notes due February 1, 2001 and (ii) 500,000 shares of preferred stock, $.01 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between September 30, 1996 and the date hereof. Except as set forth in Section 3.3 of the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.3 of the Parent Disclosure Schedule as of the date hereof, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 3.1 or 3.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

  Section 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  Section 3.5 No Conflict, Required Filings and Consents.

  (a) Section 3.5(a) of the Parent Disclosure Schedule includes a list as of the date hereof (or such other date specified in Section 3.5(a) of the Parent Disclosure Schedule) of: (i) all loan agreements, indentures, mortgages, notes, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $500,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective property or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $1,000,000 in any single instance but not more than $2,000,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts."

  (b) Except as disclosed in Section 3.5(b) of the Parent Disclosure Schedule,
(i) neither the Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i),
(ii) or (iii) of Section 3.5(a), (ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in clauses (i), (ii) or (iii) of Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 3.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that would not have a Material Adverse Effect.

  (c) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and assuming that the conditions described in Sections 6.1(b) and (c) are satisfied, the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or would not otherwise have a Material Adverse Effect.

  Section 3.6 Compliance; Permits.

  (a) Except as disclosed in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

  (b) Parent and its subsidiaries are in compliance with the terms of all Approvals from governmental authorities, except where the failure to so comply would not have a Material Adverse Effect.

  Section 3.7 SEC Filings; Financial Statements.

  (a) Parent has filed and has made available to the Company all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1994 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and changes in stockholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and the addition of footnotes.

  Section 3.8 Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of the Parent Disclosure Schedule or in the Parent SEC Reports filed with the SEC prior to the date hereof, since January 1, 1996, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent or any of its subsidiaries (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices;
(v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of assets of Parent or any of its subsidiaries except in the ordinary course of business.

  Section 3.9 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not false or misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement.

  Section 3.10 Pooling Matters. Neither Parent nor any of its affiliates has, to Parent's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The failure of this representation to be true and correct, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of the Agreement by Parent for the purposes of
Section 7.1(f).

  Section 3.11 No Undisclosed Liabilities. Except as is disclosed in Section
3.11 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Parent's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1995 (the "1995 Parent Balance Sheet") included in Parent's Annual Report on Form 10-K for the year ended December 31, 1995,
(b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1995 Parent Balance Sheet, (c) incurred since December 31, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not have a Material Adverse Effect.

  Section 3.12 Absence of Litigation. Except as set forth in Section 3.12 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would have a Material Adverse Effect.

  Section 3.13 Ownership of Merger Sub; No Prior Activities.

  (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

  (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                    Conduct of Business Pending the Merger

  Section 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prudent industry practice; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries;

    (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable (i) pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof, (ii) pursuant to options described in Section 1.6(c) of the Company Disclosure Schedule outstanding on the date hereof and (iii) pursuant to the Warrants).

    (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate);

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent,
  (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, accelerate the vesting of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

    (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except that the Company may (1) acquire complementary businesses or finance the acquisition by its affiliated physician groups of hospital medical service contracts in an amount not to exceed $1,000,000 in any single case and $2,750,000 in the aggregate, (2) with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed) acquire the businesses described on Section 4.1(e) of the Company Disclosure Schedule and (3) finance the acquisition by its affiliated physician groups of the hospital medical service contracts described in
  Section 4.1(e) of the Company Disclosure Schedule not to exceed in the aggregate the amount previously specified in writing by the Company to Parent; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement, except that the Company may amend its existing $6,500,000 bank credit agreement to increase the amount of credit available thereunder to up to $25,000,000; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for the Company and its subsidiaries taken as a whole (except for purchases and leases of equipment not to exceed $1,000,000 in aggregate payments required for the development of new hyperbaric oxygen therapy and dialysis treatment facilities); or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

    (f) increase the compensation payable or to become payable to its officers or employees (except for increases in compensation of employees without employment agreements in amounts consistent with past practices), or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

    (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

    (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  Section 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or knowingly encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

  (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

  Section 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, only in the ordinary course of business and in a manner consistent with past practices, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the
Company:

    (a) amend or otherwise change Parent's Certificate of Incorporation or By-Laws;

    (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent; or

    (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V

                             Additional Agreements

  Section 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 5.2 Proxy Statement Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) (the "S-4 Registration Statement") relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Proxy Statement/Prospectus to the stockholders of the Company as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger, subject to the last sentence of Section 5.3.

  Section 5.3 Stockholders Meeting. The Company shall call and hold a Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of independent counsel, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  Section 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter dated September 13, 1996 as amended as of October 1, 1996 (the "Confidentiality Letter"), between Parent and the Company.

  Section 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  Section 5.6 Agreements with Respect to Affiliates. Each of Parent and the Company shall deliver to the other, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letters") identifying all persons who are "affiliates" of the Parent or the Company, respectively, for purposes of Rule 145 under the Securities Act ("Rule 145"). Each of Parent and the Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in its Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in substantially the form of Exhibit 5.6.

  Section 5.7 Indemnification and Insurance.

  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of five years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (c) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

  (d) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the annual premium would exceed such amount, Parent shall cause the Surviving Corporation to obtain a policy with the maximum coverage available at a cost not exceeding such amount.

  (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

  Section 5.9 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

  Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange ("NYSE") or Nasdaq National Market System ("Nasdaq"), if it has used all reasonable efforts to consult with the other party prior thereto.

  Section 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  Section 5.12 Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective best efforts to cause KPMG Peat Marwick LLP to deliver to Parent and the Company a letter, dated within 2 business days of the Effective Date of the S-4 Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  Section 5.13 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Parent or the Company, as the case may be, for the purposes of Section 7.1(f).

  Section 5.14 Nasdaq Listing. The Company shall use its best efforts to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

  Section 5.15 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

                                  ARTICLE VI

                           Conditions to the Merger

  Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated by the SEC;

    (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

    (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

    (e) Governmental Actions. There shall not have been instituted, pending or overtly threatened any action or proceeding having a reasonable possibility of success by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.
  Section 6.2 Additional Conditions to Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

    (c) Consents Obtained. All consents, waivers, approvals, permits, licenses, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not
  (i) have a Material Adverse Effect on the Company or Parent, or (ii) materially delay or prevent the consummation of the Merger;

    (d) Opinion of Counsel. Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

    (e) Opinion of Accountant. Parent shall have received an opinion (the fees and expenses of which shall be borne by Parent) of KPMG Peat Marwick LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement;

    (f) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

    (g) Stockholders Agreement. The Stockholders Agreement shall be in full force and effective at and as of the Effective Time; and

    (h) Employment Agreements. Each of Russell D. Schneider, Ruben A. Perez, Daniel A. Perez and David Perez shall have executed and delivered to the Company and Parent an Employment Agreement in the form of Exhibit A providing for such salaries and severance benefits and specifying the number of Parent Shares that will be owned by each such person, as are specified for such person in Schedule 6.2(h), and each of William H. Rice and Victor R. Miranda shall have executed and delivered to the Company and Parent an Employment Agreement in the form of Exhibit B providing for such salaries and severance benefits and specify the number of Parent Shares that will be subject to options held by such person as are specified for such person in Schedule 6.2(h), and all such Employment Agreements shall be in full force and effect.

  Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

    (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

    (c) Consents Obtained. All consents, waivers, approvals, permits, licenses, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, etc. would not have a Material Adverse Effect on the Company or Parent;

    (d) Tax Opinions. The Company shall have received a written opinion of KPMG Peat Marwick LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

    (e) Opinion of Accountant. The Company shall have received a copy of the opinions referred to in Section 6.2(e) above;

    (f) NYSE. The Parent Shares to be issued in the Merger shall have been approved, upon official notice of issuance, for listing on the NYSE;

    (g) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of Parent, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect; and

    (h) Parent Board Seat. Parent shall have taken all actions necessary to nominate and elect Russell D. Schneider as a member of its Board of Directors.

                                  ARTICLE VII

                                  Termination

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

    (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with any obligation under this Agreement and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

    (d) by Parent, if the requisite vote of the stockholders of the Company shall not have been obtained by March 31, 1997; or

    (e) by Parent or the Company, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so in accordance with Section 5.3 hereof; (ii) after the receipt by the Company of an Acquisition Proposal, Parent requests in writing that the Board of Directors of the Company reconfirm its recommendation of this Agreement and the Merger and the Board of Directors of the Company fails to do so within 10 business days; (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that, the Company shall not be entitled to exercise any termination rights under this Section 7.1(e) unless (x) any action of the Board of Directors of the Company referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties and (y) the Company has complied with its obligations in Section 4.2; or

    (f) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement and, in the case of any such breach that is curable, if such breach shall not have been cured within 10 days after the nonbreaching party gives the breaching written notice of such breach, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 31, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

    (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

  Section 7.3 Fees and Expenses.

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

  (b) The Company shall pay Parent a fee of $4,500,000 (the "Company Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent (not to exceed $500,000 in the aggregate) relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers), upon the first to occur of the following events:

    (i) the termination of this Agreement by Parent pursuant to Section 7.1(d) if a proposal for an Alternative Transaction shall have been made prior to the Stockholders Meeting; or

    (ii) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(e); or

    (iii) the termination of this Agreement by Parent pursuant to Section 7.1(f) on account of a Terminating Breach by the Company.

  (c) Parent shall pay the Company a fee of $4,500,000 (the "Parent Fee"), plus actual, documented and reasonable out-of-pocket expenses of the Company (not to exceed $500,000 in the aggregate) relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisers) if the Company terminates this Agreement pursuant to Section 7.1(f) on account of a Terminating Breach by Parent.

  (d) The Company Fee and related expenses payable pursuant to Section 7.3(b) and the Parent Fee and related expenses payable pursuant to Section 7.3(c), as the case may be, shall be paid within one business day after the first to occur of any of the events described in Sections 7.3(b)(i), (ii) or (iii) or 7.3(c); provided, that, in no event shall the Company or Parent be required to pay such Fee and expenses to the other if, immediately prior to the termination of this Agreement, the party that was otherwise entitled to such Fee was in material breach of its obligations under this Agreement.

                                 ARTICLE VIII
                              General Provisions

  Section 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

  (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

  (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section.

  Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a)  If to Parent or Merger Sub:

    American Medical Response, Inc.
    2821 S. Parker Road, 10th Floor
    Aurora, Colorado 80014

    Telecopier No.: (303) 614-8549
    Telephone No.: (303) 614-8500
    Attention: General Counsel

    With a copy to:

    Ann L. Milner, Esq.
    Ropes & Gray
    One International Place
    Boston, MA 02110

    Telecopier No.: (617) 951-7050
    Telephone No.: (617) 951-7000

  (b) If to the Company:

    12450 Greenspoint Drive, Suite 1200
    Houston, Texas 77060
    Attention: President

    Telecopier No.: (713) 876-2999
    Telephone No.: (713) 872-6900
    Attention: Chairman

    With a copy to:

    Carmelo M. Gordian, Esq.
    Brobeck, Phleger & Harrison LLP
    301 Congress Avenue, Suite 1200
    Austin, TX 78701

    Telecopier No.: (512) 477-5813
    Telephone No.: (512) 477-5495

  Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

    (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates orassociates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

    (c) "business day" means any day other than a day on which banks in the State of Colorado and the State of Texas are required or authorized to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles.

    (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (g) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


  Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  Section 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

  Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.6 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available; provided, however, that if this Agreement shall be terminated in accordance with Sections 7.1(d), (e) or
(f) by Parent, then the Company Fee and related expenses provided for in
Section 7.3 shall be deemed liquidated damages to Parent for the loss of its bargain hereunder, and shall be Parent's sole and exclusive remedy in the event of termination of this Agreement by the Parent pursuant to Sections 7.1(d), (e) or (f); and provided further, that if this Agreement is terminated in accordance with Section 7.1(f) by the Company, then the Parent Fee and related expenses provided for in Section 7.3 shall be deemed liquidated damages to the Company for the loss of its bargain hereunder, and shall be the Company's sole and exclusive remedy in the event of termination of this Agreement by the Company pursuant to Section 7.1(f).

  Section 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [This space intentionally left blank.]

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMERICAN MEDICAL RESPONSE, INC.

                                             /s/ Paul T. Shirley
                                          By: _________________________________
                                            Name: Paul T. Shirley
                                            Title: President

                                          SHI ACQUISITION CORP.

                                             /s/ Paul T. Shirley
                                          By: _________________________________
                                            Name: Paul T. Shirley
                                            Title: President

                                          STAT HEALTHCARE, INC.

                                             /s/ Russell D. Schneider
                                          By: _________________________________
                                            Name: Russell D. Schneider
                                            Title: Chief Executive Officer

                                                                        ANNEX B

Pacific Growth Equities
353 Sacramento Street
16th Floor
San Francisco, CA 94111
(415) 274-6800

October 7, 1996

Board of Directors
STAT Healthcare, Inc.
12450 Greenspoint Drive, Suite 1200
Houston, Texas 77060

Ladies and Gentlemen:

  STAT Healthcare, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with American Medical Response, Inc. ("AMR") and SHI Acquisition Corp., a wholly-owned subsidiary of AMR ("Merger Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value of $0.01 per share, of the Company ("Company Common Stock") (other than shares held by the Company, AMR or any of their respective subsidiaries) will be converted into the right to receive 0.25 shares of common stock, par value of $0.01 per share, of AMR ("AMR Common Stock") (the "Exchange Ratio"). We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that, for accounting purposes, the Merger will be accounted for as a pooling of interests in accordance with generally accepting accounting principles as described in Accounting Principles Board Opinion Number 16.

  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

  Pacific Growth Equities, Inc. ("PGE"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements.

  In conducting our investigation and analysis and in arriving at our opinion, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed forecasts concerning the business and operations of AMR furnished to us by or on behalf of AMR for purposes of our analysis, as well as publicly available information including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and information statements and other information filed with the Securities and Exchange Commission (the "SEC") by AMR and equity analyst research reports prepared by various investment banking firms; (ii) reviewed forecasts concerning the business and operations of the Company furnished to us by or on behalf of the Company for purposes of our analysis, as well as publicly available information, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and information statements and other information filed with the SEC by the Company and equity analyst research reports prepared by various investment banking firms; (iii) reviewed the draft of the Agreement in the form presented to the Company's Board of Directors on the date hereof; (iv) compared the historical market prices and trading activity of the Company Common Stock and the AMR Common Stock with those of certain other publicly traded companies we deemed relevant; (v) compared the financial position and operating results of the Company and AMR with those of other publicly traded companies we deemed relevant; and (vi) reviewed, to the extent publicly available, the financial terms of certain other business combinations we deemed relevant. We have held discussions with certain members of the Company's and AMR's senior management concerning the Company's and AMR's respective historical and current financial condition and operating results, as well as the future prospects of the

Company and AMR, respectively. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of the Company and AMR, or publicly available, and have not attempted independently to verify any such information. We have also assumed, with your consent that (i) the Merger will be accounted for as a pooling of interests and will be treated as a tax free reorganization for federal income tax purposes; (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and AMR are as set forth in the consolidated financial statements of the Company (including the consolidated financial statements of the Company's affiliated physician group, South Texas Acute Trauma Physicians, P.A.) and AMR, respectively; and (iii) the Merger will be consummated in accordance with the terms of the Agreement, without any amendment thereto and without waiver by the Company or AMR of any of the conditions to their respective obligations thereunder. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the senior managements of the Company and AMR, respectively, as to future performance of their respective companies. PGE relied upon assurances of management of STAT and AMR that such management was unaware of any fact that would make their respective information and forecasts provided to PGE incomplete or misleading. In conducting our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of the Company and AMR, and have not made nor obtained (or assumed any responsibility for making or obtaining) an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or AMR, nor have we made a physical inspection of the properties or facilities of the Company or AMR.

  Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. This opinion does not imply any conclusion as to the likely trading range of the AMR Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

  PGE will receive a fee for rendering this opinion. In the past, we have provided certain investment banking services to the Company and have received customary compensation in connection with these services. In the ordinary course of our business, we may from time to time trade the securities of the Company or AMR for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

  Our opinion has been prepared solely for the information of the Company's Board of Directors, and shall not be used for any other purpose or disclosed to or relied upon by any other party without the prior written consent of PGE; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be provided to the Company's shareholders in connection with the Merger.

                                          Very truly yours,

                                          PACIFIC GROWTH EQUITIES, INC.

LOGO

                             STAT HEALTHCARE, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
              SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 10, 1996

  The undersigned hereby revokes all prior proxies and appoints Russell D. Schneider, Ned E. Chapman and Carmelo M. Gordian, and each or any of them, as attorneys and agents of the undersigned, with full power of substitution, to represent the undersigned and to vote as Proxy all shares of the Common Stock of STAT Healthcare, Inc. (the "Company"), which the undersigned is entitled to vote, at the Special Meeting of the Stockholders of the Company to be held on December 10, 1996, at 9:00 a.m., local time, at 12450 Greenspoint Drive, Suite 1200, Houston, Texas and at any adjournments thereof, upon the proposal listed on the reverse side hereof and in their discretion, upon such other matters as may properly come before the meeting.

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

LOGO

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL

1. Proposal to approve and adopt the Agreement and Plan of Merger dated as of October 7, 1996 (the "Merger Agreement") among American Medical Response, Inc., SHI Acquisition Corp. and the Company. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus relating to the Special Meeting.

                 [_] FOR        [_] AGAINST        [_] ABSTAIN

2. In accordance with their discretion on any matters or proposals which may properly come before the meeting.

                        SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                        USING THE ENCLOSED ENVELOPE. Signature should conform exactly to name shown on this proxy. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears on this proxy. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        .........................................  ............
                                       Signature                      Date

                        .........................................  ............
                                       Signature                      Date